EXHIBIT 3 - Management's Discussion and Analysis

Management's Discussion and Analysis for 2002 has been designed to provide readers with a more meaningful presentation of our businesses and our risk management approach. Strategic commentary and key messages from each business line leader have been integrated into the business line review to supplement the financial analysis.

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Management's Discussion and Analysis
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Management's Discussion and Analysis of CIBC's 2002 results and operations is organized into five sections
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OVERVIEW

To facilitate an understanding of CIBC's 2002 results, this section sets out CIBC's significant business themes and critical accounting policies. An overview of the consolidated financial results is also provided to set the framework for the more detailed business line discussions that follow.

  20 Business Themes
  21 Critical Accounting Policies
  23 Consolidated Financial Results
  27 Outlook

BUSINESS LINE REVIEW

This section reviews CIBC's businesses and provides an explanation of CIBC's reporting structure, which is consistent with how the business is managed. In addition, each business line leader reviews financial results for the year. Business line performance is measured against 2002 objectives. Ongoing objectives and priorities, together with an outlook for 2003 are also provided. Finally, an in-depth financial review is provided.

 28 Business Line Review
 29 How CIBC Reports
 30 CIBC Retail & Wealth
 32 CIBC Retail Markets
 36 CIBC Wealth Management
 40 CIBC World Markets
 45 Amicus

FUNCTIONAL GROUPS

The functional groups provide infrastructure support services to the business lines. In this section, the business leader for each functional group reviews the year and establishes priorities going forward.

 47 Treasury, Balance Sheet and Risk Management
 48 Administration
 49 Technology and Operations
 50 Corporate Development

CONSOLIDATED FINANCIAL REVIEW

This section provides a discussion of CIBC's consolidated income statements and consolidated balance sheets, as well as a detailed outline of how CIBC manages risk and balance sheet resources.

 51 Consolidated Income Statements
 53 Consolidated Balance Sheets
 54 Contractual Obligations and Off-Balance Sheet
    Credit-Related Arrangements
 55 Management of Risk and Balance Sheet Resources

BUSINESS ENVIRONMENT

This section provides an economic review of the year 2002 and the outlook for 2003, an overview of the regulatory environment in which CIBC operates and related-party procedures. Accounting and reporting developments complete the section.

 69 Economic
 70 Regulatory
 70 Related-Party Procedures
 70 Accounting and Reporting Developments

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
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview
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BUSINESS THEMES

Disciplined balance sheet management and capital strength continued to be priorities for CIBC in 2002. The balance sheet management process is aimed at reallocating economic capital and balance sheet resources to businesses with strong, stable results and ensuring CIBC remains strongly capitalized. The performance of every business across CIBC is assessed based on both quantity and quality of earnings criteria. As a result, CIBC places each of its 37 businesses into one of the four quadrants in the balance sheet resource allocation matrix presented below.

BALANCE SHEET RESOURCE ALLOCATION MATRIX

                               [GRAPHIC OMITTED]

The quantity of earnings is measured on a performance management basis, including risk-adjusted return on capital (RAROC) and economic profit. RAROC and economic profit are measured using economic capital, which captures the inherent risks associated with each business (see page 29). Quality of earnings considers volatility, sustainability, strategic importance, and growth potential. These are dynamic assessments based on financial performance and management judgment, which support the allocation of balance sheet resources to each business.

     Businesses with strong earnings, high strategic importance and long-term growth potential are considered "Growth" businesses. Examples of businesses in this quadrant include both cards and the Canadian full-service brokerage, which continued strong growth in 2002. Balance sheet resources in cards were up 7% in 2002, supporting 15% operating revenue growth. In 2002, CIBC acquired Merrill Lynch Canada Inc.'s Private Client & Securities Services businesses and Merrill Lynch Investment Managers Canada Inc., now CM Investment Management Inc. These acquisitions have enabled CIBC to increase its Canadian full-service brokerage platform under the CIBC Wood Gundy name. In aggregate, the CIBC Canadian full-service brokerage business increased its balance sheet resource usage by over 100% in 2002. The performance of these now integrated businesses continues to exceed expectations.

     Businesses with low current earnings but long-term profitability and growth potential are considered "Investment" businesses. In 2002, CIBC continued to invest in the electronic banking operations of Amicus in Canada (President's Choice Financial) which continues to perform well and is expected to become profitable in the fourth quarter of 2003. The total number of customers for President's Choice Financial at the year-end was 1.05 million, up 40% from 2001. It also experienced strong revenue growth in 2002 due to increasing volumes and spreads.

     "Managed growth" businesses are those that deliver strong financial results, but have more moderate long-term growth prospects. In 2002, mortgages grew by over 13%, with revenue up by 30%. CIBC also completed the combination of its Caribbean retail, corporate and international banking operations with those of Barclays Bank PLC to form FirstCaribbean International Bank(TM). The combined operations will be both more efficient and better able to compete in the region from a position of enhanced market share.

     Businesses with low earnings and lower long-term growth potential fall into the category of "Fix, reduce, exit." CIBC continued to liberate capital and other balance sheet resources from these businesses and redeploy them to "Investment" and "Growth" businesses. Examples of activities in 2002 included:

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A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the operations, business lines, financial condition, risk management, priorities, targets, ongoing objectives, strategies and outlook of CIBC for 2003 and subsequent periods. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and other similar expressions or future or conditional verbs such as "will," "should," "would" and "could." A forward-looking statement is subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond CIBC's control, affect the operations, performance and results of CIBC and its business lines, and could cause actual results to differ materially from the expectations expressed in any of CIBC's forward-looking statements. These factors include: current, pending and proposed legislative or regulatory developments in the jurisdictions where CIBC operates, including pending developments in Canadian laws regulating financial institutions and U.S. regulatory changes affecting foreign companies listed on a U.S. exchange; political conditions and developments, including conflict in the Middle East and the war on terrorism; weakened market conditions; intensifying competition from established competitors and new entrants in the financial services industry; technological change; global capital market activity; interest rate fluctuation; currency value fluctuation; general economic conditions worldwide, as well as in Canada, the United States and other countries where CIBC has operations; the impact of the events of September 11, 2001; changes in market rates and prices which may adversely affect the value of financial products; CIBC's success in developing and introducing new products and services to a receptive market, expanding existing distribution channels, developing new ones and realizing increased revenue from these channels, including electronic commerce-based efforts. This list is not exhaustive of the factors that may affect any of CIBC's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on CIBC's forward-looking statements. CIBC does not undertake to update any forward-looking statement that is contained in this annual report.

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                                       20
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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(i)   The continued reduction of the non-core loan portfolio, through loan sales credit derivatives and maturities, resulting in the release of more than 34% of balance sheet resources related to this portfolio.

(ii) The decision to close the U.S. electronic banking operations. Operating losses from these activities will be substantially reduced in 2003.

(iii) The commitment to reduce capital allocated to the corporate loan and merchant banking portfolios by one-third over the next three years.

CIBC continued to meet its targets for capital strength throughout 2002, with strong growth in key retail businesses in spite of a difficult economic environment. Share repurchases were curtailed earlier in the year to ensure continued capital strength and flexibility.

CRITICAL ACCOUNTING POLICIES

A summary of significant accounting policies is presented in Note 1 to the consolidated financial statements. Certain accounting policies of CIBC are critical to understanding the results of operations and the financial condition of CIBC.

     These critical accounting policies require management to make certain judgments and estimates, some of which may relate to matters that are uncertain. Changes in these judgments and estimates could have a material impact on CIBC's financial results and financial condition. Management has established control procedures that are intended to ensure that accounting policies are applied consistently and that the processes for changing methodologies are well controlled, and occur in an appropriate and systematic manner. The following details CIBC's critical accounting policies that require management's judgments and estimates.

Valuation of financial instruments

CIBC's financial instruments include debt and equity securities, derivatives and investments in merchant banking activities. Financial instruments that are classified as held for trading purposes are carried at fair value, and financial instruments that are classified as held for investment purposes, including those held in the merchant banking portfolios, are carried at cost and amortized cost adjusted for write-downs to reflect other-than-temporary impairments in value.

     For debt and equity securities carried at fair value, the fair values are based on quoted market prices, where available; otherwise, fair values are estimated using quoted market prices for similar securities or other third-party evidence as available. The fair values are adjusted for bid-offer considerations, including consideration of concentration exposure, where appropriate.

     For derivative instruments carried at fair value, the fair values are based on quoted market prices or dealer quotes, where available; otherwise, fair values are estimated on the basis of pricing models that incorporate current market measures for interest rates, currency exchange rates, equity prices and indices, credit spreads, corresponding market volatility levels and other market-based pricing factors. Where appropriate, fair value includes a valuation adjustment to cover credit, model and market risks, as well as administrative costs.

     Realized and unrealized gains or losses on securities and derivatives held for trading purposes are included in trading activities in the consolidated statements of income.

     For financial instruments carried at cost and amortized cost, CIBC conducts regular reviews to assess whether other-than-temporary impairment has occurred. Management's assessment is based upon a review of various factors, including quoted market price of public securities; the investee's financial results; future prospects and values derived from discounted cash flow models. Impairment losses that are considered other-than-temporary are recognized in earnings.

     Management uses judgment in the estimation of fair values and impairments as there is often limited market information. Management has control procedures in place relating to valuation processes, the process for obtaining external prices, periodic model review, and the consistent application of control procedures from period to period. Imprecise estimates can affect the amount of gain or loss recorded in trading activities and the impairment recorded for a particular position or portfolio.

     For additional details of fair value by type of on- and off-balance sheet financial instruments, see Note 22 to the consolidated financial statements.

Allowance for credit losses

Management establishes and maintains an allowance for credit losses that it considers the best estimate of probable credit-related losses existing in CIBC's portfolio of on- and off-balance sheet financial instruments, giving due regard to current conditions and credit protection purchased from third parties. The allowance for credit losses consists of specific and general components. A number of factors affect management judgment and estimates relating to CIBC's allowance for credit losses, including probability of default, risk ratings, expected loss and recovery rates, and the degree of risk inherent in the loan portfolios. Changes in these estimates due to any number of circumstances can have a direct impact on the provision for credit losses, and may result in a change in the allowance.

     Management establishes specific allowances against impaired loans for larger non-homogeneous loan portfolios based on continuous monitoring of these portfolios. Generally, a loan is classified as impaired when management is of the opinion that there is no longer a reasonable assurance of the full and timely collection of principal and interest. Impaired loans are carried at their estimated realizable values determined by discounting the expected future cash flows at the interest rate inherent in the loan. When the amount and timing of future cash flows cannot be estimated reliably, the loan is carried at either the fair value of the security underlying the loan or the market price of the loan. Any changes in the estimated realizable amounts over time are reported as a charge or credit to the allowance for credit losses.

     The general allowance is established, based on expected loss rates associated with different credit portfolios and estimated time period for losses that are present but yet to be specifically identified, adjusting for management's view of the current and ongoing economic and portfolio trends.

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                                       21
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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     CIBC's homogeneous loans include residential mortgages, and personal and credit card loan portfolios. Management evaluates its homogeneous loan portfolios for specific allowances by reference to historical write-offs of balances outstanding. The general allowance for these consumer loan portfolios is based on CIBC's historical flow and loss rates. Further analysis and evaluation of the allowance is performed to account for the aging of the portfolios, along with the impact of economic trends and conditions. For a further discussion of the methodologies used in establishing CIBC's allowance for credit losses, see "Management of credit risk" included in the "Management of Risk and Balance Sheet Resources" section. For details of the allowance for credit losses, see Note 4 to the consolidated financial statements.

Securitizations

CIBC periodically transfers groups of loans or receivables to special purpose entities (SPEs) that issue securities to investors. These investors are entitled to a return of cash flows, based on the principal and interest provided by the group of loans or receivables transferred. This process is referred to as securitization.

     Securitizations are accounted for as sales when CIBC surrenders control of the transferred assets and receives consideration other than beneficial interests in the transferred assets.

     Gains or losses on transfers accounted for as sales depend, in part, upon the allocation of previous carrying amounts to assets sold and retained interests. These carrying amounts are allocated in proportion to the relative fair value of the assets sold and retained interests. As market prices are generally not available for retained interests, CIBC estimates fair values based on the present value of expected future cash flows. This requires management to estimate expected credit losses, prepayment rates, discount rates, forward yield curves, and other factors that influence the value of retained interests.

     There are two key accounting determinations to be made relating to securitizations. First, accounting rules require a determination to be made as to whether a transfer of a group of loans or receivables should be considered a sale for accounting purposes. Second, a decision is required whether a securitization SPE should be considered a subsidiary of CIBC and be consolidated into the financial statements. If the SPE is sufficiently restricted to meet certain accounting requirements, the seller of the transferred assets need not consolidate the SPE.

     CIBC's securitizations that meet the accounting criteria are recorded as a sale of assets and are not consolidated for financial reporting purposes. For additional information on CIBC's securitizations, see Note 5 to the consolidated financial statements.

     As further discussed in the section "Off-balance sheet arrangements involving SPEs," CIBC administers several SPEs that purchase pools of third-party financial assets and may be involved in other financial transactions involving SPEs. Under current accounting requirements, if the administrator does not control the SPEs, the administrator need not consolidate the SPEs.

   In August 2002, the Canadian Institute of Chartered Accountants (CICA) issued a draft guideline "Consolidation of Special-Purpose Entities." As well, in June 2002, the Financial Accounting Standards Board in the U.S. issued an exposure draft addressing the accounting for SPEs. The impact of these exposure drafts on CIBC's consolidated financial statements is not yet determinable.

Valuation of goodwill and other intangible assets

Effective November 1, 2001, CIBC adopted the requirements of the CICA handbook section 3062, "Goodwill and Other Intangible Assets." Under this section, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair value-based test at the reporting unit level. Impairment loss is recognized to the extent that the carrying amount of goodwill exceeds the implied fair value. Under the standard, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Determining the useful lives of intangible assets requires considerable judgment and fact-based analysis. Intangible assets with an indefinite life are not amortized but are tested at least annually for impairment.

     The fair values of the reporting units and intangible assets with an indefinite life are derived from internally and externally developed valuation models, using a market or income approach. These models consider various factors, including normalized earnings, projected forward earnings, price earnings multiples and discount rates. Management uses judgment to estimate the fair value of the reporting units and intangible assets with an indefinite life. Imprecise estimates can affect the value reported for goodwill and other intangible assets with an indefinite life. For details of goodwill and other intangible assets, see Note 7 to the consolidated financial statements.

Pension and other post-retirement benefits

Pension and other post-retirement benefit costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, projected salary increases, expected return on assets, health care cost trend rates, turnover of employees, retirement age and mortality rates. In accordance with Canadian generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods.

     CIBC's approach to managing its pension plans is based upon a comprehensive framework to ensure that the pension plans are properly governed, managed, and operated in each region. This framework is built upon an effective system that holds its decision-makers accountable for results under changing conditions. During the year, key assumptions were reviewed and adopted for the principal CIBC Pension Plan. These assumptions, which affect the October 31, 2002 accrued benefit obligation and funded status of the plan and which will be used to determine expense for 2003 are as follows:

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                                       22
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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o    The discount rate is based on the yield of high-quality debt instruments with cash flows that match the timing and amount of expected benefit payments. As at the measurement date of September 30, 2002, the rate was 6.75%, consistent with the prior year.

o The assumed rate of compensation increase was reduced from 4% to 3.5%. The impact of this assumption change was to decrease the accrued benefit obligation by $53 million.

o The expected long-term rate of return on plan assets remains at 7.5%. The rate is based on the long-term market outlook and CIBC Pension Fund investment policies.

Actual future experience different from that assumed or future changes in assumptions may affect CIBC's pension and other post-retirement benefit obligations and future expense.

     For a further discussion of the key assumptions used in determining CIBC's annual pension expense and accrued pension liability, see Note 15 to the consolidated financial statements.

Income taxes

Management uses judgment in the estimation of income taxes, and future income tax assets and liabilities. As part of the process of preparing CIBC's consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which CIBC operates. This process involves estimating actual current tax exposure, together with assessing temporary differences that result from different treatment of items for tax and accounting purposes and the tax loss carryforwards. These temporary differences and tax loss carryforwards result in future income tax assets and liabilities, which are included on CIBC's consolidated balance sheets. Substantially all of CIBC's tax loss carryforwards originated from the U.S. operations in 2002 and expire in 20 years. In addition, as other future income tax assets naturally reverse into tax losses in the U.S., CIBC will have 20 years from the date such temporary differences become tax losses to utilize them before they would begin to expire under current tax law. Management is required to assess whether it is more likely than not that future income tax assets will be realized prior to their expiration and, based on all available evidence, determine if a valuation allowance is required on all or a portion of its future income tax assets. The factors used to assess the likelihood of realization are management's forecast of future net income before taxes, available tax planning strategies that could be implemented to realize the net future income tax assets and the remaining expiration period of loss carryforwards. Although realization is not assured, management believes, based on all available evidence, that it is more likely than not that all of the future tax assets will be realized prior to their expiration. In this regard, CIBC has initiated various expense management initiatives, refocused its business activities and committed to provide additional capital which will generate additional income. The amount of the future income tax asset considered realizable, however, could be reduced in the near term if forecasted income during the carryforward period is not achieved. Factors that may affect CIBC's ability to achieve sufficient forecasted income include, but are not limited to, the following: deterioration of capital and credit markets, a decline in revenue or margins, loss of market share or increased competition.

     For details of CIBC's income taxes, see Note 18 to the consolidated financial statements.

CONSOLIDATED FINANCIAL RESULTS
Highlights

o Total shareholder return of 34.1% for the three-year period ended October 31, 2002, versus the TSX Banks and Trust Index of 44.5%

o    Strong Tier 1 and total capital ratios of 8.7% and 11.3%, respectively

o    Reported ROE of 5.1%

Earnings

CIBC's reported earnings were $653 million for the year, down $1,033 million from 2001. This was primarily due to a restructuring charge in the U.S. electronic banking operations and other businesses, lower revenue from the CIBC World Markets business line, and a higher provision for credit losses. This was partially offset by lower revenue-related compensation and the gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, to form FirstCaribbean International Bank(TM), now reflected as an equity investment. As well, CIBC benefited from significant tax recoveries in 2002. Reported EPS, diluted, and reported ROE were $1.35 and 5.1%, respectively, compared with $4.13 and 16.1% in 2001.

     CIBC's reported earnings in 2001 were $1,686 million, down $374 million from 2000. This resulted from a combination of lower revenue, reflecting weaker markets that were further challenged by the events of September 11, 2001, and higher expenses related to increased technology spending and a restructuring charge. Concurrently, CIBC benefited from a relatively lower income tax expense. Reported EPS, diluted, and reported ROE were $4.13 and 16.1%, respectively, compared with $4.90 and 20.5% in 2000.

     The accompanying table adjusts reported earnings for unusual items and CIBC's investment in Amicus. Refer to page 29 for more information on operating earnings.

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                                       23
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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
EARNINGS
$ millions, for the years ended October 31                                  2002        2001        2000
------------------------------------------------------------------------------------------------------------
Reported earnings                                                        $   653      $ 1,686     $ 2,060
Less:
   Gain on sales of corporate assets (1)                                     200           65         260
   Restructuring charge(2)                                                  (323)        (123)         18
   Merrill Lynch acquisition-related costs (3)                              (112)           -           -
   Events of September 11, 2001(4)                                           (19)          (4)          -
   Adjustment to future income tax assets (5)                                 52          (66)          -
   Bulk sale of U.S. corporate loans (6)                                       -          (94)          -
   Restructured ownership of certain U.S.-based loans and leases (7)           -          142           -
   Specific provision for credit losses (6) (8)                                -          (28)       (143)
   General provision for credit losses (9)                                     -            -        (146)
   Goodwill amortization (10)                                                  -          (46)        (40)
   Other items (11)                                                            -           (4)        (39)
------------------------------------------------------------------------------------------------------------
Adjusted earnings(12)                                                        855        1,844       2,150
------------------------------------------------------------------------------------------------------------
Less:
   Net impact of Amicus (13)                                                (236)        (245)       (129)
------------------------------------------------------------------------------------------------------------
Operating earnings(12)                                                   $ 1,091      $ 2,089     $ 2,279
============================================================================================================
EPS(14) - diluted, reported                                              $  1.35      $  4.13     $  4.90
        - diluted, adjusted                                              $  1.91      $  4.54     $  5.13
        - diluted, operating                                             $  2.56      $  5.19     $  5.46
------------------------------------------------------------------------------------------------------------
ROE - reported                                                               5.1%        16.1%       20.5%
    - adjusted                                                               7.3%        17.7%       21.5%
    - operating                                                              9.7%        20.2%       22.8%
============================================================================================================

(1) During the fourth quarter of 2002, CIBC and Barclays Bank PLC completed the combination of their Caribbean retail, corporate and international banking operations. As a result of this combination, CIBC recognized an after-tax gain of $190 million (pre-tax $190 million). During the third quarter of 2002, a $10 million after-tax gain (pre-tax $13 million) was recognized relating to the sale of CIBC's investment in Life of Barbados Limited. Gains in 2001 included the sale of CIBC's two offshore banking subsidiaries, CIBC Fund Managers (Guernsey) Limited and CIBC Bank and Trust Company (Channel Islands) Limited, collectively the Guernsey private banking business, for an after-tax gain of $22 million (pre-tax $22 million) and the sale of the Merchant Card Services business for an after-tax gain of $43 million (pre-tax $58 million). The after-tax gains in 2000 included $143 million (pre-tax $203 million) from the sale of CIBC's portfolio of various wholly-owned office properties; $97 million (pre-tax $97 million) from the sale of CIBC's property and casualty insurance companies; and $20 million (pre-tax $28 million) from the sale of CIBC Suisse S.A.

(2) During the fourth quarter of 2002, CIBC recorded an after-tax restructuring charge of $323 million (pre-tax $514 million). This amount included $232 million (pre-tax $366 million) relating to closing the U.S. electronic banking operations. During the fourth quarter of 2001, CIBC recorded an after-tax restructuring charge of $123 million (pre-tax $207 million). The $18 million after-tax restructuring credit (pre-tax $31 million) in 2000 represented an adjustment of the 1999 after-tax restructuring charge of $242 million (pre-tax $426 million).

(3) In 2002, CIBC incurred after-tax costs of $112 million (pre-tax $183 million) relating to the acquisition of Merrill Lynch Canada Inc.'s Private Client & Securities Services businesses. These costs also include additional compensation to certain investment advisers within CIBC Wood Gundy.

(4) During 2002, net after-tax expenses of $19 million (pre-tax $32 million) were recognized relating to losses and incremental expenses incurred for certain of CIBC's New York operations located at One World Financial Center, in close proximity to the World Trade Center. In the fourth quarter of 2001, CIBC recognized an after-tax expense of $4 million (pre-tax $7 million) in respect of such losses and incremental expenses.

(5) During the fourth quarter of 2002, CIBC recorded $52 million in recognition of certain United Kingdom tax losses related to prior years. In June 2002, the Ontario Government proposed that the tax rate reductions previously announced by it be delayed by one year. This measure was substantively enacted in 2002. During the third quarter of 2001, it was determined that the provincial income tax rate decreases proposed in the May 9, 2001 Ontario Budget and the July 30, 2001 British Columbia Budget Update were substantively enacted. As a result, CIBC recognized a $21 million charge to income tax expense in that quarter, thereby reducing its future income tax assets, in recognition of the fact that temporary differences will reverse when the rates are lower. An adjustment of $45 million was recognized in the first quarter of 2001, resulting from the federal income tax rate decreases proposed in the October 18, 2000 federal government Economic Statement and Budget Update.

(6) In the fourth quarter of 2001, CIBC completed a sale of $848 million of non-investment grade loans and $195 million of undrawn credit commitments. CIBC recorded an after-tax specific provision for credit losses of $28 million (pre-tax $48 million) related to the loans and incurred an after-tax loss on the sale of $94 million (pre-tax $162 million).

(7) During the fourth quarter of 2001, CIBC restructured ownership of certain U.S.-based loans and leases, resulting in a net reduction of income tax expense of $142 million.

(8) In 2000, CIBC recorded an after-tax additional specific provision of $143 million (pre-tax $250 million) for credit losses related to government-sponsored student loans.

(9) In 2000, CIBC recorded an after-tax general provision for credit losses of $146 million (pre-tax $250 million).

(10) On November 1, 2001, CIBC adopted the requirements of the CICA handbook section 3062, "Goodwill and Other Intangible Assets," which require that amortization of goodwill, including that relating to equity accounted investments, cease after October 31, 2001. Accordingly, adjusted earnings for 2001 and 2000 include adding back amortization of goodwill to present 2001 and 2000 results on a basis comparable to the current year.

(11) In the fourth quarter of 2001, CIBC incurred after-tax costs of $4 million (pre-tax $8 million) related to the restructured ownership of certain U.S.-based loans and leases. In 2000, CIBC recorded after-tax costs of $12 million (pre-tax $20 million) for Oppenheimer acquisition-related costs. In 2000, other after-tax costs of $27 million (pre-tax $50 million) related to CIBC's New York premises consolidation.

(12) Operating earnings exclude items that, in management's opinion, are either unusual in nature, or that relate to substantial strategic investments, thereby allowing for the analysis of business trends and the performance of CIBC's business lines. Adjusted earnings exclude only unusual items. The words "operating earnings" and "adjusted earnings" do not have standardized meanings under generally accepted accounting principles and, consequently, may not be comparable to similar measures presented by other companies. Refer to the "Operating performance measurements" section in this report for further details.

(13) During the first quarter of 2002, certain business activities were moved from CIBC Retail Markets (formerly Retail Products and Retail Markets) to Amicus. Refer to the "Business line review" section in this report for further details. Comparative information has been reclassified.

(14) During the first quarter of 2002, CIBC retroactively adopted the CICA handbook section 3500, "Earnings Per Share." Prior period EPS figures have been restated.

--------------------------------------------------------------------------------

                                       24
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Revenue

Reported revenue in 2002 was $11,152 million on a taxable equivalent basis
(TEB), down $154 million from the prior year. The decrease in revenue was mainly due to lower trading and origination revenue, lower net merchant banking revenue and write-downs related to collateralized debt obligation and high-yield portfolios, all as a result of continued weak markets. This decrease was partially offset by the gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC. Revenue also benefited from increased net interest income related to increased volumes in credit products (cards, lending products and mortgages) and in customer deposits, as well as revenue related to acquired businesses.

--------------------------------------------------------------------------------
REVENUE
$ millions, for the years ended October 31          2002       2001        2000
--------------------------------------------------------------------------------
Reported revenue (TEB)                          $ 11,152   $ 11,306    $ 12,210
Less:
  Gain on sales of corporate assets                  203         80         328
  Bulk sale of U.S. corporate loans                   --       (162)         --
  Amicus                                             230        148          75
  Goodwill amortization -
    equity accounted investments                      --        (22)        (17)
--------------------------------------------------------------------------------
Operating revenue (TEB)                         $ 10,719   $ 11,262    $ 11,824
================================================================================

Reported revenue in 2001 was $11,306 million, down $904 million from the prior year. Revenue for the year included gains from sales of CIBC's Merchant Card Services business and the Guernsey private banking business. These gains were more than offset by the loss associated with the bulk sale of the U.S. corporate loans. In 2000, revenue included gains of $328 million related to the sales of certain office properties, the property and casualty insurance companies and CIBC Suisse S.A. Reported revenue in 2001 was also lower from 2000 as a result of revenue declines in CIBC Wealth Management and CIBC World Markets businesses, reflecting weaker market conditions and the events of September 11, 2001.

Non-interest expenses

CIBC's reported non-interest expenses for the year were $9,129 million, up $903 million from 2001. The increase in non-interest expenses was primarily due to a higher restructuring charge and the ongoing expenses related to acquired businesses, as well as acquisition-related costs, partially offset by lower revenue-related compensation. Details of the restructuring charge are outlined below.

     The reported efficiency ratio was 81.9% in 2002, compared with 72.8% in the prior year.

     At October 31, 2002, CIBC had a regular workforce headcount of 42,552, up 237 from 2001 due to the impact of acquired businesses partly offset by staff reductions as part of restructuring and the exclusion of the West Indies workforce. The regular workforce headcount measure comprises regular full-time and part-time employees, base salaried plus commissioned employees and 100% commissioned employees.

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES
$ millions, for the years ended October 31             2002      2001      2000
--------------------------------------------------------------------------------
Reported non-interest expenses                      $ 9,129   $ 8,226   $ 8,096
Less:
  Restructuring charge                                  514       207       (31)
  Merrill Lynch acquisition-
    related costs                                       183        --        --
  Events of September 11, 2001                           32         7        --
  Amicus                                                585       535       290
  Goodwill amortization                                  --        24        23
  Other items                                            --         8        70
--------------------------------------------------------------------------------
Operating non-interest expenses                     $ 7,815   $ 7,445   $ 7,744
================================================================================

Reported non-interest expenses were $8,226 million in 2001, up $130 million from the prior year. This was primarily the result of increased Amicus spending and the restructuring charge related to CIBC's cost-reduction program, partially offset by lower revenue-related compensation.

Restructuring

In 2002, CIBC recorded a restructuring charge of $366 million relating to the closing of its U.S. electronic banking operations and an additional $142 million related to restructuring initiatives in other businesses. These initiatives in total are expected to result in the elimination of approximately 2,700 positions.

     The charge relating to closing the U.S. electronic banking operations, subject to regulatory approval, consisted of contract termination costs, termination benefits and other related charges, including the write-down of assets. The initiative is expected to be substantially completed by the end of the first quarter of 2003.

     CIBC World Markets has reduced staff levels, primarily in the U.S., as a result of the continued low level of business activity in capital markets and investment banking. In addition, selective reductions will be made in Asian, European and commercial banking businesses.

     CIBC Retail Markets will reduce staff levels, reconfigure its branch network and close bizSmart(TM), CIBC's direct banking offer which provided internet and telephone based banking services to small businesses.

     Operations and systems development support for CIBC World Markets, CIBC Wealth Management and CIBC Retail Markets businesses will rationalize to align their cost structures with current market conditions.

     In 2001, a CIBC-wide cost-reduction program was initiated in response to changing economic conditions. Significant actions taken in 2002 under the program included consolidation of branches, rationalization of business support functions, realignment of the workforce, reorganization of certain operations, and termination of certain leases. This program was substantially completed in 2002 and the original estimate was revised by a net increase of $6 million.

Events of September 11, 2001

CIBC's New York operations located at One World Financial Center (WFC), in close proximity to the World Trade Center, were directly affected by the events of September 11, 2001. These events caused the temporary

--------------------------------------------------------------------------------

                                       25
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

relocation of employees from WFC to CIBC's other major premises in mid-town Manhattan, as well as to temporary locations in the vicinity.

     For the year ended October 31, 2002, CIBC recorded expenses, net of insurance recoveries, related to the events of September 11, 2001 of $32 million (2001: $7 million). CIBC has received payments on account of insurance claims of $90 million in 2002 (2001: $9 million). Although CIBC is still in discussions with its insurance carrier as to the ultimate settlement amount, CIBC has recorded insurance recoveries for amounts for which it considers recovery is probable. In addition, no insurance recovery amounts are recorded under the business interruption insurance claim as negotiations are still continuing. Management is still in the process of evaluating various scenarios concerning the premises in New York. The full financial impact of these decisions, including related insurance recoveries, was not determinable at the time of preparation of the consolidated financial statements.

     For details relating to expenses related to the events of September 11, 2001, refer to Note 17 to the consolidated financial statements.

Taxes

CIBC's reported income tax recovery for the year was $279 million, compared with an income tax expense of $92 million in 2001 primarily due to a higher provision for credit losses in North America in 2002 and increased restructuring charge and other losses in CIBC's U.S. operations. Also contributing to the reduced income tax expense were the gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, upon which no tax expense was provided, and the recognition of a future tax asset in respect of certain United Kingdom tax losses relating to prior years.

     CIBC has not provided for a valuation allowance related to future income tax assets. Included in the tax loss carryforwards amount is $447 million relating to losses in the U.S. operations in 2002 which expire in 20 years. In addition, as other future income tax assets naturally reverse into tax losses in the U.S., CIBC will have 20 years from the date such temporary differences become tax losses to utilize them before they would begin to expire under current tax law. Although realization is not assured, CIBC believes that, based on all available evidence, it is more likely than not that all of the future tax assets will be realized prior to their expiration. In this regard, CIBC has initiated various expense management initiatives, refocused its business activities and committed to provide additional capital which will generate additional income. See pages 52 and 53 for a more detailed discussion.

Assets

CIBC's balance sheet decreased by $14.2 billion, to $273.3 billion, from October 31, 2001. Decreases were largely driven by reductions in business and government loans ($4.7 billion), securities borrowed or purchased under a resale agreement ($8.1 billion), trading securities ($7.2 billion), investment securities ($2.3 billion), customers' liability under acceptances ($1.3 billion), and interest-bearing deposits with banks ($1.6 billion). These decreases were partially offset by increases in retail assets, such as residential mortgages ($7.9 billion), and personal and credit card loans ($2.4 billion). Large reductions in balances, specifically in the fourth quarter of 2002, were partially the result of the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, and also as a result of continuing efforts to manage the balance sheet to appropriate levels.

     The net unrealized excess of market value over book value of CIBC's investment portfolio totalled $671 million at year-end. The unrealized gains in corporate equity of $271 million related mainly to investments held in the merchant banking portfolio.

     Gross impaired loans were $2.28 billion at October 31, 2002, up from $1.70 billion from the prior year. CIBC's total allowance for credit losses, which includes specific and general allowances, was $2.29 billion at year-end, and exceeded gross impaired loans by $13 million, compared with $592 million at October 31, 2001.

     The specific provision for credit losses was $1,500 million for the year, up from $1,100 million in 2001. As at October 31, 2002, the general allowance remained at $1.25 billion, unchanged from the prior year. The increase in specific provisions mainly related to the business and government loan portfolio and reflects the continuing decline in credit conditions experienced in the U.S. and Europe.

Capital management

CIB's total capital for regulatory purposes was $14.3 billion at October 31, 2002, down $1.3 billion from 2001 mainly as a result of increased deductions for goodwill (from Tier 1 capital) and for equity accounted investments (from total regulatory capital). Goodwill increased as a result of acquisitions during the year. The increase in equity accounted investments resulted from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC. CIBC's Tier 1 and total regulatory capital ratios were 8.7% and 11.3%, respectively, at October 31, 2002, compared with 9.0% and 12.0% a year ago.

Shareholder value

CIBC's common share price was $38.75 at October 31, 2002, compared with $48.82 at the end of 2001. Current dividends of 41 cents per quarter, implying an annual dividend of $1.64, represent a dividend yield of 4.2% based on the closing share price for the year. Book value was $25.75 per share, down from $26.44 per share in 2001.

     Under a normal course issuer bid that began on January 9, 2002, CIBC purchased 5.7 million common shares for cancellation during the year for an aggregate consideration of $313 million, representing an average price of $55.05 per share. The normal course issuer bid ends January 8, 2003.

Stock option plans

CIBC has two stock option plans: the Employee Stock Option Plan and the Non-Officer Director Stock Option Plan, as detailed in Note 14 to the consolidated financial statements.

--------------------------------------------------------------------------------

                                       26
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

During the year, CIBC early adopted the fair value-based method to account for stock options. This is further explained in Note 14 to the consolidated financial statements.

The dilution impact of the stock option plans is summarized in the table below. The dilution impact is calculated as the new option grants for the year, net of options forfeited by employees leaving CIBC, divided by the average number of shares outstanding during the year.

-------------------------------------------------------------------------------------------------------------
STOCK OPTIONS
As at or for the years ended October 31      2002      2001      2000      1999      1998      1997      1996
-------------------------------------------------------------------------------------------------------------
Net options granted (millions)                2.7       2.4       5.1       4.5       3.4       3.4       3.0
Average number of shares
  outstanding (millions)                    360.6     372.3     388.9     409.8     415.0     413.5     415.0
=============================================================================================================
Net grants during period as % of average
  number of shares outstanding                0.8%      0.6%      1.3%      1.1%      0.8%      0.8%      0.7%
=============================================================================================================

OUTLOOK

The current North American economic environment remains uncertain. An earlier recovery in the U.S. has faltered amid weak gains in employment and little appetite for renewed capital spending by corporations. In Canada, the picture is somewhat brighter with relatively strong consumer spending and a healthy trade surplus, although it is unclear how long this divergence can continue in light of the conditions south of the border. Ultimately, North American economic growth is expected to slowly strengthen, particularly during the latter part of 2003, as low interest rates support retail sales and companies finally begin re-investing in their businesses. The key uncertainty in this forecast remains the threat of war in the Middle East.

     In light of these challenges, CIBC will continue to shift its business mix away from the capital and credit markets to its core retail and wealth management businesses. Loan loss provisions are expected to decline in 2003 and management's efforts will be focused on improving operational efficiency and maintaining strong capital ratios.

--------------------------------------------------------------------------------

                                       27
                             CIBC ANNUAL REPORT 2002

We have four strategic business lines - CIBC Retail Markets, CIBC Wealth Management, CIBC World Markets and Amicus. CIBC Retail Markets and CIBC Wealth Management together comprise our CIBC Retail & Wealth operations. These business lines are supported by four functional groups - Treasury, Balance Sheet and Risk Management; Administration; Technology and Operations; and Corporate Development.

--------------------------------------------------------------------------------
                              Business Line Review
================================================================================

========================================================================================================================
BUSINESS LINE REVIEW                                                                       AVERAGE      REPORTED
                                                                                            ASSETS      EARNINGS
                                                                                       (% of total)  ($ millions)
------------------------------------------------------------------------------------------------------------------------
CIBC RETAIL & WEALTH                                                                         58.7%        $1,347
------------------------------------------------------------------------------------------------------------------------
CIBC RETAIL MARKETS
Provides financial services and lending, credit cards, mortgages, deposit,
insurance and investment products to retail and small business                               49.4%        $1,171
customers through CIBC branches, ABM network, internet and telephone banking.
------------------------------------------------------------------------------------------------------------------------
CIBC WEALTH MANAGEMENT
Provides relationship-based advisory sales, services and products through a sales force
of more than 3,000 investment professionals. Products and services include full-service       9.3%        $  176
brokerage in Canada and the U.S., discount brokerage, global private banking  and trust services, asset management, and a variety of other wealth products.
------------------------------------------------------------------------------------------------------------------------
CIBC WORLD MARKETS
Provides integrated investment and corporate banking solutions to clients throughout
North America, with niche capabilities in the U.K. and Asia. Areas of specialization         39.5%        $ (144)
include mergers and acquisitions; research; sales and trading of securities and derivatives; merchant banking; and commercial banking.
------------------------------------------------------------------------------------------------------------------------
AMICUS
Provides co-branded electronic retail banking services. Operating through pavilions in        1.8%        $ (468)
retail locations, Amicus offers a variety of deposit and credit products.
========================================================================================================================

FUNCTIONAL GROUPS

CORPORATE AND OTHER includes the four functional groups that provide infrastructure support services, with revenue and expenses generally allocated to the business lines. These functional groups are:

o Treasury, Balance Sheet and Risk Management-manages CIBC's balance sheet resource allocation process and also measures, monitors and controls CIBC's exposure to credit, market, liquidity and operational risk.

o Administration - provides governance and support services to CIBC and its strategic business lines.

o Technology and Operations - provides a wide range of shared technology and operations services to CIBC's businesses.

o Corporate Development - reinforces an owner-manager mindset among CIBC's leaders to develop and grow their businesses.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
How CIBC Reports
--------------------------------------------------------------------------------

CIBC's four business lines are CIBC Retail Markets, CIBC Wealth Management, CIBC World Markets and Amicus. CIBC Retail Markets and CIBC Wealth Management together comprise CIBC Retail & Wealth operations, the focus of CIBC's overall strategy of concentrating resources and increasing capital to the retail operations.

--------------------------------------------------------------------------------

CIBC's business lines are supported by four functional groups: Treasury, Balance Sheet and Risk Management; Administration; Technology and Operations; and Corporate Development.

     During 2002, CIBC merged most of the businesses within Electronic Commerce, and Retail and Small Business Banking into a new business line, CIBC Retail Markets. Amicus (previously part of Electronic Commerce) became a separate business line, and Technology and Operations became a part of Corporate and Other. Prior year segmented financial information has been reclassified to reflect these changes.

     CIBC's Manufacturer/Customer Segment/Distributor Management Model is used to measure and report the results of operations of the four business lines. Under this model, internal payments for sales commissions and distribution service fees are made among the business lines. As well, revenue and expenses relating to certain activities, such as the payments business included in CIBC Retail Markets, are fully allocated to other business lines. In addition, the revenue, expenses and balance sheet resources of the four functional groups are generally allocated to the business lines. Corporate and Other comprises the four functional groups, as well as CIBC Mellon's custody business and other revenue and expense items not directly attributable to the business lines. Management uses this model to better understand the economics of customer segments, products and delivery channels.

     The model employs certain estimates and allocation methodologies in the preparation of segmented financial information. In 2002, the sales and service fees paid to segments for certain products were renegotiated among the business lines. Prior year financial information was not reclassified to reflect these fee changes.

OPERATING PERFORMANCE MEASUREMENTS

The principal measurements used by CIBC to assess business line performance include operating earnings; return on equity, which is based on risk-adjusted (economic) capital; and economic profit. These measurements are outlined in more detail in the following sections and are provided as part of the business line performance reviews on pages 30 to 46.

Operating earnings

Management uses operating earnings and adjusted earnings to review and analyse the performance of the business lines. Operating earnings exclude items that, in management's opinion, are either unusual in nature or relate to substantial strategic investments, thereby allowing for the analysis of business trends. Adjusted earnings exclude only unusual items. Examples of excluded items are the impact of gains (or losses) on sales of non-strategic assets, restructuring costs within each business line and the costs related to the events of September 11, 2001. These items are explained in more detail in the footnotes to the table under earnings on page 24. Business line results show both reported and operating earnings. The discussions on pages 30 to 46 refer to operating earnings. In addition, further details on the business lines are provided in
Note 26 to the consolidated financial statements.

Risk-adjusted return on capital (RAROC)

RAROC is a risk-adjusted profitability measurement and management framework for measuring risk-adjusted financial performance and for providing a consistent view of profitability across all businesses. RAROC is defined as the ratio of risk-adjusted return to economic capital.

     Economic capital is attributed on the basis of three risk factors: credit, market and operational risk. The fundamental approaches to managing these risk factors are described in the "Management of Risk and Balance Sheet Resources" section. The use of risk-based capital strengthens the risk management discipline within CIBC's business lines, as the methodologies employed quantify the level of risk within each business line and attribute capital accordingly. This process assists CIBC in achieving its objectives of controlled growth and returns commensurate with the risk taken.

     Economic capital methodologies can be applied across products, clients, lines of business and other segmentations, as required, to measure certain types of performance. The resulting capital attributed to each business line provides the financial framework to understand and evaluate sustainable performance, and to actively manage the composition of the business portfolio. This enables CIBC to increase shareholder value by reallocating capital to those businesses with high strategic value and sustainable returns, or with long-term growth and profitability potential.

     Business line return on equity is also measured using risk-adjusted (economic) capital, which, in many instances, may be different from legal capital. The difference between economic capital allocated to the business lines and legal capital is held in Corporate and Other. Periodically, enhancements are made to CIBC's economic capital allocation model as part of CIBC's risk measurement process. These changes are made prospectively.

Economic profit

Economic profit elaborates on RAROC by incorporating the cost of equity capital, which is based on the market required rate of return from holding CIBC's equity instruments, to assess whether shareholder wealth is being created. Economic profit measures the return generated by each business in excess of CIBC's cost of equity capital. Shareholder wealth is increased if capital can be employed at a return in excess of CIBC's cost of equity capital. Similarly, when returns do not exceed the cost of equity capital, then shareholder wealth is diminished and a more effective deployment of that capital is sought.

--------------------------------------------------------------------------------

                                       29
                             CIBC ANNUAL REPORT 2002

2002 Results

o     Reported earnings of $1,347 million;
      including commercial banking, reported
      earnings of $1,430 million

o     Growth in transaction account balances of
      22%

o     Growth in personal loans administered of 14%

o Growth in non-institutional assets under administration of 24%

Our Priorities

o     Customer satisfaction

o     Proactive sales and service

o Leadership in advice-based wealth management products and services

o     Operational efficiency

                               [GRAPHIC OMITTED]

================================================================================

[PHOTO OMITTED]

           JILL DENHAM
            Vice-Chair
   CIBC Retail Markets

[PHOTO OMITTED]

       GERRY McCAUGHEY
            Vice-Chair
CIBC Wealth Management

CIBC Retail & Wealth
--------------------------------------------------------------------------------

     PAT REILLY (above right), Executive Assistant, Corporate Communications and
> Public Affairs, long-time employee and CIBC customer for almost 50 years, meets with fellow veteran employee Shirley McLellan (above left), CIBC's Client Care Ambassador, at CIBC's main branch in Toronto.

--------------------------------------------------------------------------------

CIBC Retail & Wealth comprises CIBC Retail Markets and CIBC Wealth Management business lines and represents CIBC's combined retail operations. The combination of these two business lines reflects CIBC's strategy to focus resources in its retail business. CIBC Retail & Wealth products and services are provided to customers in Canada, the U.S. and the Caribbean through a variety of channels.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
CIBC Retail & Wealth
--------------------------------------------------------------------------------

SCOPE AND SCALE

Personal transaction
account balances
$ billions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                             00      01      02

                           16.86   17.83   21.78

Personal Loans
administered
$ billions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                             00      01      02

Cards                       7.69    8.71   15.24
Residential Mortgages      57.01   64.79   75.65
Other Consumer Loans       28.48   28.17   29.56

Non-institutional assets
under administration
$ billions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                             00      01      02

                           163.4   166.4    207

The following tables set out the reported and operating earnings as well as operating revenue for CIBC Retail & Wealth by business.

      In addition, while CIBC manages its commercial banking operations within CIBC World Markets, some financial institutions include commercial banking with their retail operations. The accompanying tables also set out the effect of including CIBC's commercial banking operations under CIBC Retail & Wealth.

Earnings
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                            2000    2001     2002

Earnings

Reported
  CIBC Retail & Wealth and  1251    1331     1430
  commercial banking

  CIBC Retail & Wealth      1121    1228     1347

Operating
  CIBC Retail & Wealth      1150    1216     1292

  Commercial banking         130     106       86

Revenue
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                            2000    2001     2002

Operating Revenue
  CIBC Retail & Wealth      6759    6632     7469

  Commercial banking         491     481      446

--------------------------------------------------------------------------------
EARNINGS
$ millions for the years ended October 31          2002        2001        2000
--------------------------------------------------------------------------------
CIBC Retail Markets                             $ 1,171     $   917     $   687
CIBC Wealth Management                              176         311         434
--------------------------------------------------------------------------------
                                                  1,347       1,228       1,121
Commercial banking                                   83         103         130
--------------------------------------------------------------------------------
Reported earnings                                 1,430       1,331       1,251
--------------------------------------------------------------------------------
Less:
  Gain on sales of corporate assets                 200          65         117
  Restructuring charge                              (36)        (42)          6
  Merrill Lynch acquisition-related costs          (112)         --          --
  Specific provision for credit losses               --          --        (143)
  Goodwill amortization                              --         (14)         (9)
--------------------------------------------------------------------------------
Operating earnings                              $ 1,378     $ 1,322     $ 1,280
================================================================================

--------------------------------------------------------------------------------
REVENUE
$ millions for the years ended October 31          2002        2001        2000
--------------------------------------------------------------------------------
Operating revenue (TEB)(1)
CIBC Retail Markets
  Personal banking                              $ 1,126     $   993     $   952
  Small business banking                            720         661         681
  West Indies                                       245         281         268
  Cards                                           1,241       1,077         936
  Lending products                                  582         634         624
  Mortgages(2)                                      623         479         332
  Insurance                                          72          50         148
  Other                                              67         163         105
--------------------------------------------------------------------------------
                                                  4,676       4,338       4,046
--------------------------------------------------------------------------------
Operating revenue (TEB)(1)
CIBC Wealth Management
  Imperial Service                                  667         627         558
  Private client investment                       1,320         977       1,280
  Global private banking and trust                  127         123         163
  Wealth products                                   643         486         663
  Other                                              36          81          49
--------------------------------------------------------------------------------
                                                  2,793       2,294       2,713
--------------------------------------------------------------------------------
                                                  7,469       6,632       6,759
Commercial banking                                  446         481         491
--------------------------------------------------------------------------------
Operating revenue (TEB)                         $ 7,915     $ 7,113     $ 7,250
--------------------------------------------------------------------------------

(1) Operating revenue excludes gain on sales of corporate assets and adds back goodwill amortization - equity accounted investments.

(2) Comparative figures have been reclassified to conform with the presentation used in 2002.

--------------------------------------------------------------------------------

                                       31
                             CIBC ANNUAL REPORT 2002

2002 Results

o     Operating ROE of 44%

o     Overall customer loyalty
      remained unchanged

o     Top rated of the big five
      banks for Satisfaction with
      Problem Resolution for 2002

o     Small business customer
      loyalty increased by 4%

Our Priorities

o     Improve customer loyalty

o     Drive profitable growth

o     Continue market leadership in
      cards

Our Ongoing Objectives

o     Achieve operating earnings
      growth of 10% for the year

o     Improve customer loyalty

o     Become the leading bank for
      small business customers

                                [PHOTO OMITTED]

================================================================================

[PHOTOS OMITTED]

   JILL DENHAM
    Vice-Chair

CIBC Retail & Wealth -
CIBC Retail Markets

--------------------------------------------------------------------------------

     CIBC'S SMALL BUSINESS BANKING customer Derek Gardner (above centre),
> President, CLO Glass Limited of Concord, Ontario pictured with sons Kevin (above right) and Paul (above left) who serve as vice-presidents of the company.

--------------------------------------------------------------------------------

CIBC Retail Markets serves both personal and small business customers across Canada. We offer deposit products, personal and student loans, cards, mortgages and insurance, and small business and agricultural loans through CIBC's Canadian branch network, telephone banking, internet banking and ABMs. In addition to the banking services offered in Canada, we have an approximate 44% equity investment in FirstCaribbean International Bank(TM).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
CIBC Retail & Wealth - CIBC Retail Markets
--------------------------------------------------------------------------------

2002 marked the first full year of new leadership in CIBC Retail Markets, and performance was strong, with increased revenue, funds managed and profitability. With a renewed focus on leveraging the strengths of our retail franchise, we launched a wide range of initiatives to increase our value to customers, increase performance and improve the efficiency of our operations.

--------------------------------------------------------------------------------

Our three-year goal is to become the best relationship retailer of financial services in Canada. To achieve this goal, we are building on both our current strengths and new opportunities for competitive advantage.

CURRENT STRENGTHS

Our cards business again experienced significant growth in 2002. Total purchase volumes were up 13% and balances under administration increased 9% to $9.5 billion as at year end. We maintained our #1 position in market share of card purchase volumes and average outstanding card balances and remained the leading issuer of premium credit cards based on purchase volumes.

      We are committed to continued growth in this core business through ongoing product innovation and operating efficiencies. We launched several new card products during 2002, including the entourage suite of cards as part of our alliance with American Express Limited. CIBC also launched the CIBC Shoppers Optimum(TM) VISA card, a co-branded, loyalty-based no-fee credit card with Shoppers Drug Mart Inc.

      Our mortgage business continues to perform exceptionally well. New residential mortgage originations reached a record high of $26.7 billion this year, increasing total residential mortgages under administration by 17% and our market share by a full percentage point. Our multi-brand, multi-channel mortgage strategy sells mortgages under the CIBC, FirstLine(TM) and President's Choice Financial brands through CIBC retail channels, Home Loans Canada, independent brokers and President's Choice Financial channels.

      New automated sales management tools and processes introduced this year to our branch-based sales force played an important role in increasing personal and small business banking revenues, with a significant increase in revenues per salesperson.

      We continued to develop innovative products with significant customer appeal. Our new CIBC Better Than Posted Mortgage, the introduction of CIBC Audio Access(TM) ABM service for elderly customers and those with visual impairments, and our new email money transfer service are examples of our continued success at delivering valued products and services.

      In small business banking, we introduced a new credit process to give small business customers faster turnaround on credits up to $30,000 for unsecured startup ventures. Small business customer loyalty is now at its highest point in four years. We made the decision to close bizSmart, our direct banking offer which provided internet and telephone-based banking services to small businesses.

      FirstCaribbean International Bank(TM) was formed on October 11, 2002 as a result of the combination of our Caribbean retail, corporate and international banking operations with those of Barclays Bank PLC. The new bank operates in 13 countries in the West Indies, and will leverage one of the largest capital bases of any Caribbean bank to focus on growth and excellent customer service.

NEW OPPORTUNITIES FOR COMPETITIVE ADVANTAGE

While product excellence in areas such as mortgages and cards is important, our objective is to be recognized by customers as the bank that can fulfill all of their financial services needs, at each stage of their lives.

      This year, we took a number of steps to achieve stronger relationships with customers in order to better meet their financial needs. Our detailed understanding of customer segments is driving our product development, marketing activities, distribution decisions and our sales focus.

      We implemented a sophisticated, new branch technology infrastructure that has allowed us to introduce automated performance measurement and sales leads, e-learning for employees, and faster transaction processing times. We continue to invest in learning and sales management tools for branch staff so that we can achieve our goals for deepening our customer relationships.

      Also, we have begun to streamline our organization by overhauling processes to improve the customer experience and reduce associated costs and time.

OUTLOOK FOR 2003

CIBC Retail Markets will grow revenue from initiatives that deepen customer relationships, increase the sales performance of employees and improve operational efficiencies.

--------------------------------------------------------------------------------

                                       33
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Earnings
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Earnings

Reported earnings                          687              917            1,171
Operating earnings                         742              907            1,007

Revenue
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Revenue

Reported revenue                         4,143            4,389            4,879
Operating revenue                        4,046            4,338            4,676

Expenses
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Expenses

Reported non-interest expenses           2,540            2,685            2,831
Operating non-interest expenses          2,530            2,646            2,773

--------------------------------------------------------------------------------
Financial Results: CIBC Retail & Wealth - CIBC Retail Markets
--------------------------------------------------------------------------------

EARNINGS

CIBC Retail Markets operating earnings in 2002, as set out in the table below, were $1,007 million, up $100 million from the prior year due to growth in operating revenue, partially offset by higher expenses.

      In 2001, operating earnings were $907 million, up $165 million from 2000 as a result of strong revenue growth and a lower provision for credit losses, partially offset by higher expenses.

      Reported earnings are set out in the table below.

--------------------------------------------------------------------------------
EARNINGS - CIBC RETAIL MARKETS
$ millions, for the years ended October 31        2002        2001        2000
--------------------------------------------------------------------------------
Total revenue (TEB)                            $ 4,879     $ 4,389     $ 4,143
Provision for credit losses                        418         396         679
Non-interest expenses                            2,831       2,685       2,540
--------------------------------------------------------------------------------
Income before income taxes and
  non-controlling interests                      1,630       1,308         924
Income taxes and non-controlling interests         459         391         237
--------------------------------------------------------------------------------
Reported earnings                                1,171         917         687
--------------------------------------------------------------------------------
Less:
  Gain on sales of corporate assets                200          43          97
  Restructuring charge                             (36)        (19)         --
  Goodwill amortization                             --         (14)         (9)
  Additional student loan provision                 --          --        (143)
--------------------------------------------------------------------------------
Operating earnings                             $ 1,007     $   907     $   742
================================================================================
Reported efficiency ratio                         58.1%       61.2%       61.3%
Reported ROE                                      51.4%       36.5%       21.5%
Reported economic profit                       $   906     $   616     $   277
--------------------------------------------------------------------------------
Operating efficiency ratio                        59.3%       61.0%       62.5%
Operating ROE                                     43.9%       36.0%       23.3%
Operating economic profit                      $   742     $   606     $   333
================================================================================

REVENUE

Operating revenue for the year was $4,676 million, up $338 million from 2001 due to volume growth experienced in all credit products (cards, lending products and mortgages) and in customer deposits. Spreads improved in cards and mortgages but declined elsewhere. Revenue also increased due to gains on sales of mortgages, higher prepayment fees, higher hedging gains from managing prepayment risk, and higher student loan servicing fees, partially offset by lower student loan volumes. These increases were partially offset by lower revenue from lending products as a result of higher internal commissions paid to the segments, including personal banking and small business banking, the loss of ongoing revenue from the sale of the Merchant Card Services business in 2001, lower treasury revenue and lower West Indies revenue due to the change to equity accounting.

      In 2001, operating revenue was $4,338 million, up $292 million from 2000. The increase was due to volume growth in deposits, cards and mortgages, improved spreads in mortgages, cards and lending products, and higher treasury earnings, partially offset by lower deposit spreads and the loss of ongoing revenue from exiting property and casualty insurance and Merchant Card Services businesses.

      Reported revenue is set out in the table below.

--------------------------------------------------------------------------------
REVENUE - CIBC RETAIL MARKETS
$ millions, for the years ended October 31             2002      2001       2000
--------------------------------------------------------------------------------
Reported revenue (TEB)
  Personal banking                                  $ 1,126   $   993    $   952
  Small business banking                                720       661        681
  West Indies                                           448       281        268
  Cards                                               1,241     1,128        936
  Lending products                                      582       634        624
  Mortgages(1)                                          623       479        332
  Insurance                                              72        50        245
  Other                                                  67       163        105
--------------------------------------------------------------------------------
                                                      4,879     4,389      4,143
--------------------------------------------------------------------------------
Less:
  Gain on sales of corporate assets                     203        58         97
  Goodwill amortization                                  --        (7)        --
--------------------------------------------------------------------------------
Operating revenue (TEB)                              $4,676   $ 4,338    $ 4,046
================================================================================
By business:
  Personal banking                                  $ 1,126   $   993    $   952
  Small business banking                                720       661        681
  West Indies                                           245       281        268
  Cards                                               1,241     1,077        936
  Lending products                                      582       634        624
  Mortgages(1)                                          623       479        332
  Insurance                                              72        50        148
  Other                                                  67       163        105
--------------------------------------------------------------------------------
Operating revenue (TEB)                             $ 4,676   $ 4,338    $ 4,046
================================================================================

(1) Comparative figures have been reclassified to conform with the presentation used in 2002.

Revenue details are as follows:

     Personal banking is the individual customer segment (customers other than those in Imperial Service and global private banking and trust). Revenue is earned from commission and service fees paid by CIBC's product

--------------------------------------------------------------------------------

                                       34
                             CIBC ANNUAL REPORT 2002

--------------------------------------------------------------------------------

groups, primarily the investments, deposits, mortgages and lending products businesses. Operating revenue was $1,126 million, up $133 million from 2001 due to increases in fee revenue and internal commission income, as well as volume growth in customer deposits, partially offset by the effect of lower interest rates.

      Small business banking is the customer segment supporting small owner-operated businesses, including owners' personal holdings. Revenue is earned from commission and service fees paid by CIBC's product groups, primarily the investments, deposits, mortgages and lending products businesses. Operating revenue was $720 million, up $59 million from 2001 as a result of higher internal commission revenue and volume growth in customer deposits, partially offset by the effect of lower interest rates.

      West Indies, prior to October 11, 2002 when FirstCaribbean International Bank(TM) (FCIB) was formed, was a full-service banking operation in eight countries, servicing all customer segments through a 42-branch network and electronic delivery channels. Revenue was earned on net interest spreads, and sales and service fees. FCIB was formed as a result of the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC. After the formation of FCIB, revenue represents CIBC's earnings from its approximate 44% equity investment in FCIB. Operating revenue was $245 million, down $36 million from 2001 due to the change to equity accounting.

      Cards comprises a portfolio of credit cards. Revenue is earned through spreads and fees. Operating revenue was $1,241 million, up $164 million from 2001 due to improved spreads and growth in average balances under administration. These factors more than offset the loss of ongoing revenue from the sale of the Merchant Card Services business in 2001.

      Lending products comprises personal (including student loans), small business and agricultural lending portfolios. Revenue is earned through net interest spreads and service fees, less internal commissions paid to the customer segments. Operating revenue was $582 million, down $52 million from 2001. Volume increases in all products, other than student loans, were more than offset by higher internal commissions paid to the segments. Fees earned on managing student loans more than offset the impact of reduced volumes within the student loan portfolio.

      Mortgages includes both residential and commercial mortgages. Revenue is earned through spreads, fees, mortgage sales and hedging activities, less internal commissions paid to the customer segments. Operating revenue was $623 million, up $144 million from 2001 due to improved volume and spreads, gains on sales of mortgages, higher prepayment fees earned and higher hedging gains from managing prepayment risk.

      Insurance provides creditor insurance products. Revenue comprises earned premiums less claims plus investment income. Operating revenue was $72 million, up $22 million from 2001 due to increased penetration of creditor insurance products.

      Other includes electronic and self-service banking, and the allocation of a portion of treasury revenue. Operating revenue was $67 million, down $96 million from 2001 primarily due to reduced treasury earnings.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $418 million in 2002, up $22 million from the prior year due to higher volumes.

      In 2001, the provision for credit losses was $396 million, down $283 million from 2000. In 2000, the provision included $365 million related to government-sponsored student loans. Excluding the provision of $365 million from 2000, the provision for credit losses in 2001 was up $82 million from 2000 reflecting volume growth in the cards business and weakening economic conditions.

NON-INTEREST EXPENSES

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES - CIBC RETAIL MARKETS
$ millions, for the years ended October 31          2002        2001        2000
--------------------------------------------------------------------------------
Reported non-interest expenses                    $2,831      $2,685      $2,540
Less:
  Restructuring charge                                58          32           1
  Goodwill amortization                               --           7           9
--------------------------------------------------------------------------------
Operating non-interest expenses                   $2,773      $2,646      $2,530
================================================================================

Operating non-interest expenses were $2,773 million in 2002, up $127 million from the prior year due to higher compensation costs and spending on marketing and technology.

      The operating efficiency ratio for 2002 improved to 59.3% from 61.0% in 2001.

      In 2001, operating non-interest expenses were $2,646 million, up $116 million from 2000 as a result of spending to support growth in credit products' volumes, higher compensation and occupancy costs and infrastructure spending, partially offset by expense declines as a result of businesses exited.

      Reported non-interest expenses are set out in the table above.

      The regular workforce headcount was 16,978 at year-end, down 1,550 from the prior year mainly due to the exclusion of the West Indies workforce.

AVERAGE ASSETS

Average assets in 2002 were $144.6 billion, up $13.2 billion from the prior year, largely related to the growth in residential mortgages.

--------------------------------------------------------------------------------

                                       35
                             CIBC ANNUAL REPORT 2002

2002 Results

o     Operating ROE was 54%

o     Non-institutional assets
      under administration,
      including acquired assets,
      increased by 24%. Excluding
      acquired assets, growth was
      negative 4%

o     Mutual fund assets increased
      by 14% for the year,
      including acquired assets.
      Excluding acquired assets,
      growth was negative 1%, vs.
      overall mutual fund industry
      decline of 3%

Our Priorities

o     Capitalize on acquisitions to
      support and accelerate our
      growth objective

o     Continue to increase the
      investment advisory
      capability of our branch-
      based sales force

o     Enhance products and services
      through additional CIBC and
      third-party offerings

Our Ongoing Objectives

o     Achieve operating earnings
      growth of 10% for the year

o     Increase mutual fund assets
      by 5%

o     Increase non-institutional
      assets under administration
      by 4%

                                 [PHOTO OMITTED]

================================================================================

   [PHOTOS OMITTED]

  GERRY McCAUGHEY
       Vice-Chair

CIBC Retail & Wealth -
CIBC Wealth Management
--------------------------------------------------------------------------------

      PETER E. MCCAWLEY (above), President of Aramark Canada Ltd. meets with
> CIBC Wealth Management Private Banker Lynne Maxwell in CIBC's Private Banking Hall to discuss his integrated financial management needs.

--------------------------------------------------------------------------------

CIBC Wealth Management is focused on providing relationship-based advisory sales, service and product solutions to the full spectrum of wealth-building clients. A sales force of more than 3,000 investment professionals in our Canadian and U.S. full-service brokerages, and our Imperial Service and private banking branch-based network, deliver investment products and services to help clients achieve their financial goals.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
CIBC Retail & Wealth - CIBC Wealth Management
--------------------------------------------------------------------------------

Our products and services include asset management, a full range of CIBC and third-party mutual funds, fixed-term investments, trust services, and a broad selection of investment and credit products, as well as our online discount brokerage services. TAL Global Asset Management Inc. (TAL) delivers global investment services for institutional, private and mutual fund investors.

--------------------------------------------------------------------------------

Canadian household investible assets are expected to more than double this decade, rising from $1.6 trillion in 2001 to almost $3.7 trillion in 2010.* Through our team of investment professionals, we are well positioned to meet the growing demand for advice and the desire for more sophisticated products.

IMPERIAL SERVICE

This branch-based advisory group provides affluent clients with objective and comprehensive advice and planning on a broad range of investment, credit and banking products. We have over 1,200 financial advisers and investment specialists, of whom more than 850 are licensed to provide investment advice on a wide range of third-party investment choices, as well as offering CIBC's complete range of investment, credit and day-to-day banking solutions. In 2003, our goal is to continue growing our team of fully licensed advisers to more than 1,000 in order to better meet the full financial needs of our clients.

PRIVATE CLIENT INVESTMENT

This group includes CIBC Wood Gundy and CIBC Oppenheimer, CIBC's Canadian and U.S. full-service brokerages, and focuses on both affluent and high-net-worth individuals. In 2002, we created the largest full-service brokerage in Canada through the integration of the Merrill Lynch Canada retail brokerage business with CIBC Wood Gundy. In 2003, our full-service brokerage operations will continue to emphasize fee-based financial services and solutions.

GLOBAL PRIVATE BANKING AND TRUST

This group provides a comprehensive range of global solutions, including investment management, trusts, private banking and global custody, to meet the financial management needs of high-net-worth individuals, families and corporations. In 2002, our goal was to further strengthen Private Banking client relationships by continuing to enhance our services. We achieved this through a greater focus on our personalized service and through a variety of additional measures, including a new Internet presence and a new Private Banking Convenience Card(TM) with ABM messaging. In 2003, our goal is to enhance our product offer by focusing on managed products sold directly by Private Banking as well as with the support of our TAL Private Management Ltd. and CIBC Wood Gundy partners.

WEALTH PRODUCTS

This group includes mutual funds, investment management services, GICs and discount brokerage services. The acquisition of Merrill Lynch Canada's retail brokerage business also included CM Investment Management Inc. (formerly Merrill Lynch Investment Managers Canada Inc.) and has added 39 additional mutual funds to our proprietary product offering, including what is now the Renaissance family of funds and Frontiers pools. This acquisition also included what is now CIBC Wood Gundy Investment Consulting Service(TM), our separately managed account program.

     The above transaction, combined with CIBC Mutual Funds and the Talvest family of funds, positions us as #2 among the Canadian banks (and #4 in the industry), in terms of mutual fund assets under management. CIBC ranked #1 in mutual fund net sales among banks in 2002.

     CIBC ranks second in assets under management in the Canadian mutual fund wrap market. Over the course of the year, CIBC Personal Portfolio Services(R), our fee-based, discretionary investment management product, grew 10% from $5.9 billion to $6.5 billion. Managed Portfolio Services, CIBC All-In-One Fund Solution, has recorded total net sales of $444 million since its launch in February 2002. As well, CIBC Wood Gundy Investment Consulting Service, our separately managed wrap product, maintained its leadership position in the market with assets under management growing 2% in 2002.

OUTLOOK FOR 2003

In 2003, we expect to maintain our leadership in advice-based distribution. This leadership position will allow us to reach our existing and new customers with a broad range of investment management products and services. In these unpredictable capital markets, we believe clients will be well served by our comprehensive, advice-based approach. As well, we will continue to drive scale efficiencies and to improve our revenue productivity.

*Source Investor Economics, Household Balance Sheet research

--------------------------------------------------------------------------------

                                       37
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Earnings
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Earnings

Reported earnings                          434              311              176
Operating earnings                         408              309              285

Revenue
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Revenue

Reported revenue                         2,741            2,316            2,793
Operating revenue                        2,713            2,294            2,793

Expenses
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Expenses

Reported non-interest expenses           2,093            1,920            2,551
Operating non-interest expenses          2,104            1,887            2,374

--------------------------------------------------------------------------------
Financial Results: CIBC Retail & Wealth - CIBC Wealth Management
--------------------------------------------------------------------------------

EARNINGS

--------------------------------------------------------------------------------
EARNINGS - CIBC WEALTH MANAGEMENT
$ millions, for the years ended October 31        2002        2001        2000
--------------------------------------------------------------------------------
Total revenue (TEB)                             $ 2,793     $ 2,316     $ 2,741
Provision for credit losses                          --          --           1
Non-interest expenses                             2,551       1,920       2,093
--------------------------------------------------------------------------------
Income before income taxes                          242         396         647
Income taxes                                         66          85         213
--------------------------------------------------------------------------------
Reported earnings                                   176         311         434
================================================================================
Less:
    Gain on sales of corporate assets                --          22          20
    Restructuring charge                              3         (20)          6
    Merrill Lynch acquisition-related costs        (112)         --          --
--------------------------------------------------------------------------------
Operating earnings                              $   285     $   309     $   408
================================================================================
Reported efficiency ratio                          91.3%       82.9%       76.4%
Reported ROE                                       32.6%       72.0%       74.1%
Reported economic profit                        $   115     $   258     $   356
--------------------------------------------------------------------------------
Operating efficiency ratio                         85.0%       82.3%       77.6%
Operating ROE                                      53.7%       71.4%       69.7%
Operating economic profit                       $   224     $   255     $   331
================================================================================

CIBC Wealth Management operating earnings, as set out in the table above, were $285 million in 2002, down $24 million from the prior year. This was primarily due to lower retail trading volumes reflecting continued weakness in equity markets, lower GIC revenue as a result of narrower spreads and lower volumes, as well as lower treasury earnings. The decrease was partially offset by increased Imperial Service commission revenue due to increased loan, mortgage and investment product volumes, higher average asset values generating fee-based revenue and earnings from the acquisitions noted below.

      In 2001, operating earnings were $309 million, down $99 million from 2000 due to lower revenue on retail trading activities, resulting from weaker equity market conditions that were further challenged by the events of September 11, 2001. The decrease was partially offset by improved Imperial Service revenue that resulted from product volume increases, and revenue and expense allocations renegotiated during the year.

      Reported earnings are set out in the table above.

REVENUE

--------------------------------------------------------------------------------
REVENUE - CIBC WEALTH MANAGEMENT
$ millions, for the years ended October 31          2002        2001        2000
--------------------------------------------------------------------------------
Reported revenue (TEB)
  Imperial Service                                $  667      $  627      $  558
  Private client investment(1)                     1,320         977       1,280
  Global private banking
    and trust                                        127         145         191
  Wealth products(1)                                 643         486         663
  Other                                               36          81          49
--------------------------------------------------------------------------------
                                                   2,793       2,316       2,741
--------------------------------------------------------------------------------
Less:
  Gain on sales of
    corporate assets                                  --          22          28
--------------------------------------------------------------------------------
Operating revenue (TEB)                           $2,793      $2,294      $2,713
================================================================================
By business:
  Imperial Service                                $  667      $  627      $  558
  Private client investment(1)                     1,320         977       1,280
  Global private banking
    and trust                                        127         123         163
  Wealth products(1)                                 643         486         663
  Other                                               36          81          49
--------------------------------------------------------------------------------
Operating revenue (TEB)                           $2,793      $2,294      $2,713
================================================================================

(1) Comparative figures have been reclassified to conform with the presentation used in 2002.

Operating revenue for the year was $2,793 million, up $499 million from 2001 primarily due to the acquisitions of:

o     The remaining shares in TAL Global Asset Management Inc. in October 2001;

o     The retail brokerage business of Merrill Lynch Canada Inc. in December
      2001; and

o CM Investment Management Inc. (formerly Merrill Lynch Investment Managers Canada Inc.) in January 2002.

In addition, revenue increased due to higher Imperial Service revenue, partially offset by lower GIC and retail trading revenue.

      In 2001, operating revenue was $2,294 million, down $419 million from 2000 as a result of lower annual incentive fees and retail trading volumes associated with weaker equity markets. Also, the loss of ongoing revenue resulting from the sales of the Guernsey private banking business in the third quarter of 2001 and CIBC Suisse S.A. in the fourth quarter of 2000 contributed to the overall decline in revenue.

     Reported revenue is set out in the table above.

--------------------------------------------------------------------------------

                                       38
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Revenue details are as follows:

      Imperial Service is the customer segment offering financial advice to CIBC's affluent clients. Specially trained financial advisers support the financial planning and product fulfillment needs of these clients. Revenue is earned primarily from sales and service fees paid by CIBC's product groups. Operating revenue was $667 million, up $40 million from 2001 as a result of increased commissions earned on higher loan, mortgage and investment product volumes, partially offset by narrower spreads on transaction deposits.

      Private client investment generates fees and commissions from full-service retail brokerage, providing equity and debt investments, mutual fund products, asset management services and advisory and financial planning services to individuals in Canada and the U.S. Operating revenue was $1,320 million, up $343 million from 2001, resulting from the acquisition of the retail brokerage business of Merrill Lynch Canada Inc. in December 2001. Excluding revenue earned from the acquired business, revenue was down $43 million from 2001 due to lower retail trading volumes, reflecting a continued weakness in the equity markets.

      Global private banking and trust provides a comprehensive range of global solutions, including investment management, trusts, private banking and global custody, to meet the financial management needs of individuals, families and corporations with significant financial resources. Revenue is earned from net interest spreads, fees and commissions. Operating revenue was $127 million, up $4 million from 2001. Excluding foregone revenue related to the exit of the Guernsey private banking business in July 2001, operating revenue was up $18 million as a result of increased business growth, particularly in the Asian and Cayman operations.

      Wealth products includes mutual funds, investment management services, GICs and discount brokerage services. These investment products are developed and distributed to retail, institutional, small business and Imperial Service customers. Revenue is earned from net interest spreads, fees and commissions. Operating revenue was $643 million, up $157 million from 2001 due to the acquisition of the remaining shares in TAL Global Asset Management Inc. in October 2001, and CM Investment Management Inc. in January 2002. Excluding revenue earned from the acquired businesses, operating revenue was down $27 million primarily due to lower GIC revenue as a result of narrower spreads and lower volumes.

      Other consists primarily of the allocation of a portion of treasury revenue. Operating revenue was $36 million, down $45 million from 2001 due to lower treasury revenue.

NON-INTEREST EXPENSES

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES - CIBC WEALTH MANAGEMENT
$ millions, for the years ended October 31           2002       2001      2000
--------------------------------------------------------------------------------
Reported non-interest expenses                     $ 2,551    $ 1,920   $ 2,093
Less:
    Restructuring charge                                (6)        33       (11)
    Merrill Lynch acquisition-related costs            183         --        --
--------------------------------------------------------------------------------
Operating non-interest expenses                    $ 2,374    $ 1,887   $ 2,104
================================================================================

Operating non-interest expenses for the year were $2,374 million, up $487 million from 2001. Excluding the ongoing expenses of the acquired businesses, operating non-interest expenses were down $40 million. This was primarily due to cost-containment activities, including savings on staff-related costs as a result of the cost-reduction program announced in the fourth quarter of 2001 and lower revenue-related compensation.

      The operating efficiency ratio for 2002 was 85.0%, up from 82.3% in 2001.

      In 2001, operating non-interest expenses were $1,887 million, down $217 million from 2000 as a result of lower revenue-related and staff-related expenses, combined with active cost-management activities. As well, expenses were lower due to the reduction of ongoing costs related to the Guernsey private banking business sold in the third quarter of 2001 and CIBC Suisse S.A. sold in the fourth quarter of 2000.

      Reported non-interest expenses are set out in the table above.

      The regular workforce headcount totalled 9,062 at year-end, up 2,032 from 2001 due to the acquisitions noted above, partially offset by integration synergies from the acquired businesses and the cost-reduction program announced in the fourth quarter of 2001.

SELECTED INFORMATION

Average assets in 2002 were $27.3 billion, up $4.4 billion from the prior year primarily due to acquired businesses.

      CIBC Wealth Management assets under administration for individuals totalled $207.0 billion at year-end, an increase of $40.6 billion, or 24.4%, from 2001 primarily due to acquired businesses.

--------------------------------------------------------------------------------
CIBC WEALTH MANAGEMENT ASSETS UNDER ADMINISTRATION - FOR INDIVIDUALS
$ billions, as at October 31                         2002       2001       2000
--------------------------------------------------------------------------------
Private client - Canada                           $  83.4    $  38.3    $  42.5
Private client - U.S.                                57.5       61.2       65.4
Global private banking and trust                     17.4       18.4       17.1
Wealth products                                      70.7       63.6       52.6
Intersegment elimination(1)                         (22.0)     (15.1)     (14.2)
--------------------------------------------------------------------------------
                                                  $ 207.0    $ 166.4    $ 163.4
================================================================================

(1) Intersegment elimination represents assets under management of wealth products administered by private client, and global private banking and trust.

--------------------------------------------------------------------------------

                                       39
                             CIBC ANNUAL REPORT 2002

2002 Results

o     Operating loss of $160
      million
o     Operating ROE of (5.9)%

o     Merchant banking revenue of
      $198 million

Our Priority

o     Reduce capital employed in
      lending and merchant banking

Our Ongoing Objectives

o     Operating earnings of $400
      million to $600 million

o     Operating ROE of 15% to 20%

                                 [PHOTO OMITTED]

================================================================================

[PHOTO OMITTED]

   DAVID KASSIE
     Vice-Chair

CIBC World Markets
--------------------------------------------------------------------------------

     GWYN MORGAN (above), President and CEO, of EnCana, one of the world's
> leading independent oil and gas companies. EnCana was formed in 2002 following the merger of Alberta Energy Company Ltd. with PanCanadian Energy Corp. CIBC World Markets acted as a lead adviser on the deal.

--------------------------------------------------------------------------------

CIBC World Markets is a full-service investment bank, active throughout North America, with niche capabilities in the U.K. and Asia. Our strategy is to provide our full capabilities to targeted sectors and industry groups where we excel and have strong potential for profitability.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
CIBC World Markets
--------------------------------------------------------------------------------

Clearly, 2002 was a difficult year for North America's investment banks. Reports of corporate malfeasance, coming closely on the heels of the events of September 11, led to a prolonged weakening and near unprecedented volatility in the capital markets. Our earnings were further affected by higher-than-expected corporate loan losses, higher write-downs in the collateralized debt obligation and high-yield debt portfolios, and lower merchant banking net revenue resulting from higher merchant banking write-downs.

--------------------------------------------------------------------------------

Given these factors, we did not achieve our operating earnings, operating ROE or merchant banking revenue targets during 2002 - after averaging $900 million in operating NIAT and a 20.5% operating ROE for the three years ended October 31, 2001.

      Our top priority is to return CIBC World Markets to profitability and to deliver the level of returns that we, and our shareholders, have come to expect from our wholesale business.

REDUCING CAPITAL

To achieve this we are aggressively focused on one objective - reducing capital. Reducing capital is key to addressing the underlying factors that affected our performance in 2002.

      By lowering our economic capital, particularly in the riskier businesses, we will reduce future earnings volatility; decrease the level of absolute loan losses; increase the liquidity of capital; and generate higher levels of ROE. Our target is to bring capital usage down to under $4 billion over the next three years from its current level of more than $5 billion and improve capital efficiency and quality.

      During the year we initiated several actions in support of this objective including:

o Changing our philosophy for managing credit: While CIBC World Markets will continue to be a major underwriter of credit for large corporate clients, we will do so at less risk by holding less exposure. We have changed our approach from one of "originating and holding credit," which places pressure on our balance sheet, to one of "originating and selling credit," which will increase the velocity of capital and allow us to increase our underwriting activities. We've also instituted lower hold levels, by risk rating and region, which will significantly reduce our risk to future name exposures.

o Reducing capital in the large corporate loan book: We will use credit derivatives and hedging strategies to reduce concentrations of core loans and manage down our remnant portfolio. This strategy has proved successful in the past in freeing up capital and balance sheet resources.

o Reducing commitments in the merchant banking portfolio: We are reviewing commitments within the portfolio on a fund-by-fund basis to determine what additional assets can be sold into the secondary market, as well as examining bulk portfolio sales or securitizations in order to further maximize capital relief. Early success has been achieved in this more recent initiative with the completion of three sales of our private equity fund investments during 2002, resulting in a decrease in commitments of approximately $395 million.

REFOCUSING THE U.S. OPERATIONS

During the year, we took steps to rightsize our U.S. operations through the elimination of 299 positions. These reductions were necessary to align our cost structure with the particularly weak market conditions. At the same time, we continued to selectively upgrade talent in sectors or industry groups where we have the strongest potential for growth and profitability, particularly our growth and industrial teams. These additions, combined with the realignment of our resources and the strength of our mid-market strategy, leave our U.S. business poised for improved performance as markets strengthen.

ENHANCING OUR LEADERSHIP POSITION IN CANADA

In Canada, despite a year that was distinguished by very few deals, our M&A team achieved the #1 position by advising on 30 transactions worth a total of $33.4 billion. Among our successes was our participation in three of the five biggest deals of the year, including acting as a lead adviser on the biggest of them all, the merger of Alberta Energy Company Ltd. with PanCanadian Energy Corp. to form EnCana. CIBC World Markets also achieved the #1 industry ranking, with respect to equity financings completed in Canada in 2002, and its research capabilities were ranked #1 by Canadian fixed income clients for 2002. The overall strength of our Canadian operations, including having the largest salesforce, will ensure that we continue to be a dominant player in 2003.

--------------------------------------------------------------------------------

                                       41
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

GROWING OUR NICHE CAPABILITIES IN THE U.K. AND ASIA

In the U.K., we are well on our way to transforming our business from being solely focused on providing credit to corporate clients, to a leading leveraged finance franchise with strong advisory capabilities. In Asia, we continue to develop our alliance strategy which has demonstrated strong value to both our Asian and North American client base.

EMPLOYEES - A CORE STRENGTH

While our overall performance fell below our expectations in 2002, our employees stepped up their commitment in the face of extremely difficult markets. This was particularly true in our U.S. franchise where the events of September 11 and the challenge of resuming operations in the face of a weakening environment put our employees under tremendous stress. Their efforts to continue to battle the external conditions are an inherent strength of our organization - and will continue to be a key factor in improving our performance in the months to come.

OUTLOOK FOR 2003

Given the economic outlook, we are expecting flat to modest revenue growth in 2003. Our focus will be on reducing capital usage and managing our business mix, as a way to reduce earnings volatility and minimize risk. The key risk to our 2003 outlook continues to be the extent of the current market downturn. The rate of recovery will play a major role in trading room volumes, origination, new issues, mergers and acquisitions activities, and loan losses.

--------------------------------------------------------------------------------

                                       42
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Financial Results: CIBC World Markets
--------------------------------------------------------------------------------

EARNINGS

CIBC World Markets operating loss, as set out in the table below, was $160 million in 2002, down from operating earnings of $843 million in 2001 due to significantly lower revenue and a higher provision for credit losses, reflecting difficult financial markets in the U.S., partially offset by lower non-interest expenses and increased income tax recoveries.

      In 2001, operating earnings were $843 million, down $333 million from 2000 primarily due to decreased revenue and an increase in the provision for credit losses, reflecting deteriorating market conditions and the effects of the September 11, 2001 events, partially offset by lower revenue-related expenses and reduced income taxes.

      Reported earnings are set out in the table below.

--------------------------------------------------------------------------------
EARNINGS - CIBC WORLD MARKETS
$ millions, for the years ended October 31   2002          2001          2000
--------------------------------------------------------------------------------
Total revenue (TEB)                        $ 3,013       $ 4,066       $ 4,781
Provision for credit losses                  1,062           694           286
Non-interest expenses                        2,518         2,730         2,938
--------------------------------------------------------------------------------
(Loss) income before income taxes and
  non-controlling interests                   (567)          642         1,557
Income taxes and non-controlling
  interests                                   (423)         (166)          434
--------------------------------------------------------------------------------
Reported (loss) earnings                      (144)          808         1,123
--------------------------------------------------------------------------------
Less:
    Restructuring charge                       (36)          (37)           --
    Adjustment to future income tax assets      52            --            --
    Bulk sale of U.S. corporate loans           --           (94)           --
    Restructured ownership of certain
      U.S.-based loans and leases               --           138            --
    Specific provisions for
      credit losses associated with the
      bulk loan sale                            --           (28)           --
    New York premises consolidation             --            --           (27)
    Oppenheimer acquisition-related costs       --            --           (12)
    Goodwill amortization                       --           (14)          (14)
--------------------------------------------------------------------------------
Operating (loss) earnings                  $  (160)      $   843       $ 1,176
================================================================================
Reported efficiency ratio                     83.6%         67.1%         61.4%
Reported ROE                                  (5.5)%        18.8%         25.6%
Reported economic (loss) profit            $  (598)      $   309       $   556
--------------------------------------------------------------------------------
Operating efficiency ratio                    81.6%         62.5%         59.7%
Operating ROE                                 (5.9)%        19.7%         26.9%
Operating economic (loss) profit           $  (614)      $   343       $   610
================================================================================

REVENUE

In 2002, operating revenue was $3,013 million, down $1,215 million from the prior year due to lower trading and origination activities. These results reflect the impact of difficult financial markets in the U.S. associated with weak economic conditions. Current year results also include increased net merchant banking write-downs, and write-downs to CIBC's collateralized debt obligation and high-yield portfolios (both reported within investment banking and credit products).

      Operating revenue in 2001 was $4,228 million, down $553 million from 2000 due to lower U.S. investment banking revenue, combined with a decrease in net merchant banking gains. Reported revenue is set out in the table below.

--------------------------------------------------------------------------------
REVENUE - CIBC WORLD MARKETS
$ millions, for the years ended October 31  2002           2001           2000
--------------------------------------------------------------------------------
Reported revenue (TEB)
  Capital markets                          $ 1,288        $ 1,534        $ 1,516
  Investment banking
    and credit products                      1,115          1,474          1,723
  Merchant banking                             198            569          1,021
  Commercial banking                           446            481            491
  Other                                        (34)             8             30
--------------------------------------------------------------------------------
                                           $ 3,013        $ 4,066        $ 4,781
--------------------------------------------------------------------------------
Less:
  Bulk sale of U.S.
    corporate loans                             --           (162)            --
--------------------------------------------------------------------------------
Operating revenue (TEB)                    $ 3,013        $ 4,228        $ 4,781
================================================================================
By business:
  Capital markets                            1,288          1,534          1,516
  Investment banking
    and credit products                      1,115          1,636          1,723
  Merchant banking                             198            569          1,021
  Commercial banking                           446            481            491
  Other                                        (34)             8             30
--------------------------------------------------------------------------------
Operating revenue (TEB)                    $ 3,013        $ 4,228        $ 4,781
================================================================================

Revenue details are as follows:

     Capital markets operates trading, sales and research businesses serving institutional, corporate and government clients across North America and around the world. Revenue is generated from fees, commissions, spread-based income and from taking proprietary positions within prescribed risk parameters. Operating revenue was $1,288 million, down $246 million from 2001 due to weaker performance from the equity structured products business and fixed income activities resulting from the effects of unfavourable market conditions.

--------------------------------------------------------------------------------

Earnings
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Earnings

Reported (loss) earnings                 1,123              808            (144)
Operating (loss) earnings                1,176              843            (160)

Revenue
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Revenue

Reported revenue                         4,781            4,066            3,013
Operating revenue                        4,781            4,228            3,013

Expenses
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Expenses

Reported non-interest expenses           2,938            2,730            2,518
Operating non-interest expenses          2,854            2,645            2,459


                                       43
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

      Investment banking and credit products provides advisory services and underwriting of debt, credit and equity for corporate and government clients across North America and around the world. Revenue is earned from fees relating to merger and acquisition services, underwriting activities, advisory services, and loan syndications. In addition, net interest is earned on spreads on corporate loans. Operating revenue was $1,115 million, down $521 million from 2001 due to lower origination activities in the U.S. associated with weak economic conditions. Current year results also include the impact of higher write-downs to CIBC's collateralized debt obligation and high-yield portfolios.

      Merchant banking makes investments to create, grow and recapitalize companies across a variety of industries. Revenue is generated from fees, interest and dividends earned on investments and from gains or losses associated with these investments. Operating revenue was $198 million, down $371 million from 2001 as a result of the combination of lower realized gains and higher asset write-downs.

      Commercial banking originates financial solutions centred around credit products for medium-sized businesses in Canada. Revenue is generated from interest, fees and service charges. Operating revenue was $446 million, down $35 million from 2001 due to decreased asset levels and narrower credit spreads.

      Other includes the allocation of a portion of treasury revenue, net of unallocated funding charges; CEF Capital Limited, an affiliated Asian merchant bank holding company; and other revenue not directly attributed to the main businesses listed above. Operating revenue was $(34) million, down $42 million from 2001 primarily as a result of interest income on a tax reassessment included in the prior year.

PROVISION FOR CREDIT LOSSES

The provision for credit losses was $1,062 million in 2002, up $416 million from 2001, after excluding the provision associated with the bulk loan sale in the prior year, due to a combination of deteriorating market conditions and specific provisions relating to Enron Corporation, Global Crossing Ltd. and Teleglobe Inc.

      In 2001, the provision for credit losses was $646 million, after excluding the provision associated with the bulk loan sale, up $360 million from 2000 due to general weakening of credit markets in the latter part of the year.

NON-INTEREST EXPENSES

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES - CIBC WORLD MARKETS
$ millions, for the years ended October 31               2002     2001     2000
--------------------------------------------------------------------------------
Reported non-interest expenses                         $2,518   $2,730   $2,938
Less:
   Restructuring charge                                    59       63       --
   Restructured ownership of certain
     U.S.-based loans and leases                           --        8       --
   New York premises consolidation                         --       --       50
   Oppenheimer acquisition-related costs                   --       --       20
   Goodwill amortization                                   --       14       14
--------------------------------------------------------------------------------
Operating non-interest expenses                        $2,459   $2,645   $2,854
================================================================================

Operating non-interest expenses were $2,459 million in 2002, down $186 million from the prior year mainly due to lower variable compensation associated with lower revenue and savings from the cost-reduction program initiated in 2001. These reductions were partially offset by the impact of consolidation of Juniper Financial Corporation, expenditures associated with the rising costs of litigation in the U.S. and higher severance costs.

      The operating efficiency ratio for 2002 was 81.6%, up from 62.5% in 2001, primarily as a result of lower revenue.

      In 2001, operating non-interest expenses were $2,645 million, down $209 million from 2000 as a result of lower variable compensation.

      Reported non-interest expenses are set out in the table above.

      The regular workforce headcount was 3,131 at year-end, up 135 from the end of 2001. Excluding the impact of consolidation of Juniper Financial Corporation, regular workforce headcount was down 203 from the end of 2001 as a result of the cost-reduction program initiated at the end of 2001 and additional 2002 programs to reduce staff levels.

AVERAGE ASSETS

Average assets in 2002 were $115.4 billion, down $6.6 billion from the prior year as lower equity securities resulted from the bearish market outlook present in the U.S. throughout the year. Lending assets were also reduced.

--------------------------------------------------------------------------------

                                       44
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Amicus
--------------------------------------------------------------------------------

Amicus comprises the co-branded retail electronic banking businesses, including President's Choice Financial services (Loblaw Companies Limited), Marketplace Bank (Winn-Dixie Stores, Inc.), Safeway SELECT Bank (Safeway Inc.) and the non-branch ABM business. During the year, CIBC decided to close its U.S. electronic banking operations and focus on operations in Canada where, during the year, almost 300,000 new customers opened accounts at 212 pavilions across the country.

--------------------------------------------------------------------------------

During 2002, CIBC made a commitment to its stakeholders that we would assess the U.S. operations of Amicus and mitigate the financial impact of this business by year-end. While we were encouraged by the early performance of Amicus in the U.S., where there is tremendous opportunity for growth, we knew it was necessary to weigh this carefully against the costs and risks associated with expansion. During the year, we assessed the ability of the business to meet CIBC's value commitment to its shareholders in the timeframe required. Various options were considered, including potential strategic alliances to assist in this expansion. In October 2002, it was determined that the closure of the U.S. operations was necessary to meet CIBC's commitment to significantly reduce losses in 2003. This will be conducted in a prudent and orderly fashion with regard to customers, affected employees and the U.S. retailers.

      The focus for President's Choice Financial was on expanding products and services for over one million customers, capitalizing on their satisfaction with our no fee daily banking offer and convenient in-store pavilions. President's Choice Financial's customer base grew 40% during the year and funds managed increased 58%. Funds managed per customer are growing steadily and customer satisfaction ratings continue to exceed the industry norm. In a recent independent survey, President's Choice Financial maintained a loyalty index at 17 points above the industry average.

      In addition, in the recent Gomez survey of Internet sites of Canadian banks, President's Choice Financial received top ranking in the Overall Cost category, confirming the strong value proposition offered to our customers. The website was ranked third in Customer Confidence, reflecting its reliability, strong customer service and detailed privacy and security policies and procedures.

OUTLOOK FOR 2003

For 2003, President's Choice Financial will continue to drive value, balancing growth and customer acquisition with disciplined cost control. We expect to be profitable in the fourth quarter of 2003.

--------------------------------------------------------------------------------

2002 Results

o     Added 788,000 new Amicus
      customers for the two-year
      period ended October 31, 2002

o     President's Choice Financial
      continued to build a strong
      franchise, with 1.05 million
      customers and $7.0 billion in
      funds managed at October
      31, 2002

o     The decision was made to
      close the U.S. electronic
      banking operations

Our Priorities

o     Maintain industry leading
      customer loyalty and
      satisfaction levels

o     Continue customer acquisition

Our Ongoing Objectives

o     Achieve profitability in
      Canada by the end of 2003

o     Grow President's Choice
      Financial to more than two
      million customers

                                 [PHOTO OMITTED]

                                       45
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Earnings
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                         2000             2001             2002
Earnings

Reported loss                            (129)            (274)            (468)
Adjusted loss                            (129)            (245)            (236)

Revenue
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Revenue

Reported revenue                            75              148              230
Adjusted revenue                            75              148              230

Expenses
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                          2000             2001             2002
Expenses

Reported non-interest expenses             290              578              951
Adjusted non-interest expenses             290              535              585

--------------------------------------------------------------------------------
Financial Results: Amicus
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EARNINGS - AMICUS
$ millions, for the years ended October 31     2002          2001          2000
--------------------------------------------------------------------------------
Total revenue (TEB)                           $ 230         $ 148         $  75
Provision for credit losses                      20            10             4
Non-interest expenses                           951           578           290
--------------------------------------------------------------------------------
Loss before taxes                              (741)         (440)         (219)
Income taxes                                   (273)         (166)          (90)
--------------------------------------------------------------------------------
Reported loss                                  (468)         (274)         (129)
--------------------------------------------------------------------------------
Less:
   Restructuring charge                        (232)          (26)           --
   Goodwill amortization                         --            (3)           --
--------------------------------------------------------------------------------
Adjusted loss                                 $(236)        $(245)        $(129)
================================================================================

Adjusted loss for the year was $236 million, down $9 million from 2001 due to revenue growth that more than offset increases in non-interest expenses and the provision for credit losses. Adjusted loss for 2001 was $245 million, up $116 million from 2000 due to higher spending to support business growth. Adjusted loss relating to the Canadian operations was $62 million (2001: $83 million; 2000: $63 million).

      Reported loss is set out in the table above.

      Reported and adjusted revenue for the year were $230 million, up $82 million from 2001 due to increasing volumes and spreads, primarily in Canada. Revenue in 2001 was $148 million, up $73 million from 2000 due to business growth.

      Provision for credit losses was $20 million for the year, up $10 million from 2001 due to volume growth. Provision for credit losses in 2001 was $10 million, up $6 million from 2000 for the reason noted above.

      Adjusted non-interest expenses for the year, as set out in the table below, were $585 million. This was up $50 million from 2001 to support business growth, partially offset by cost-reduction initiatives in Canada and the U.S. Reported non-interest expenses were up $373 million from the prior year primarily as a result of the restructuring charge of $366 million to close the U.S. electronic banking operations.

      Non-interest expenses in 2001 were $578 million, up $288 million from 2000 to support volume growth.

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES - AMICUS
$ millions, for the years ended October 31        2002         2001         2000
--------------------------------------------------------------------------------
Reported non-interest expenses                    $951         $578         $290
Less:
    Restructuring charge                           366           40           --
    Goodwill amortization                           --            3           --
--------------------------------------------------------------------------------
Adjusted non-interest expenses                    $585         $535         $290
================================================================================

The regular workforce headcount totalled 2,349 at year-end, down 371 from 2001 due to cost-reduction initiatives.

--------------------------------------------------------------------------------
Corporate and Other
--------------------------------------------------------------------------------

Corporate and Other comprises the four functional groups - Treasury, Balance Sheet and Risk Management (TBRM); Administration; Technology and Operations; and Corporate Development - that support CIBC's business lines, as well as CIBC Mellon's custody business and other revenue and expense items not directly attributable to the four business lines. The revenue and expenses of these functional groups are generally allocated to the business lines.

      Treasury revenue refers to revenue generated by TBRM from funding and hedging activities, and is generally allocated to the four business lines. In 2002, market positioning for interest rate movements generated lower revenue than 2001. This was partially offset by gains on specific risk portfolios managed by TBRM.

      The operating earnings in Corporate and Other reflect the results at the corporate level after application of CIBC's Manufacturer / Customer Segment / Distributor Management Model, which is used to measure and report the results of operations of the four business lines.

      Operating loss for the year was $41 million, compared with operating earnings of $30 million for 2001, primarily due to lower treasury revenue and write-down of a preferred share investment in 2002, offset by interest income on a tax reassessment.

--------------------------------------------------------------------------------
EARNINGS - CORPORATE AND OTHER
$ millions, for the years ended October 31   2002        2001(1)        2000(1)
--------------------------------------------------------------------------------
Reported (loss)                             $ (82)      $ (76)         $ (55)
Less:
      Gain on sale of corporate assets         --          --            143
      Events of September 11, 2001            (19)         (4)            --
      Restructuring charge                    (22)        (21)            12
      Adjustment to future
        income tax assets                      --         (66)            --
      General allowance                        --          --           (146)
      Goodwill amortization                    --         (15)           (17)
--------------------------------------------------------------------------------
Operating (loss) earnings                   $ (41)      $  30          $ (47)
================================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

--------------------------------------------------------------------------------

                                       46
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Treasury, Balance Sheet and Risk Management
--------------------------------------------------------------------------------

A key success factor behind CIBC's ongoing strategy is the rigorous management of CIBC's balance sheet and risk resources. The Treasury, Balance Sheet and Risk Management (TBRM) group facilitates the direction of risk and balance sheet (including capital) resources to higher-return and/or strategic growth activities. In 2002, this approach was enhanced through the combination of Treasury and Balance Sheet Management, with Risk Management, ensuring that authority and accountability reside in one functional group, and creating greater efficiency and effectiveness in managing CIBC's balance sheet (including capital) and risk resources.

TBRM comprises the following services, functions and activities:

o Treasury provides CIBC-wide asset-liability, funding, liquidity, cash and collateral management. It also ensures that CIBC is strongly and effectively capitalized and manages capital in CIBC's legal entities.

o Credit Asset and Merchant Banking Portfolio Management applies market-based techniques and models to the management of capital attributed to large corporate credit assets and merchant banking investments. By using direct loan sales, derivative hedges or structured transactions, risky or concentrated positions are reduced, and selected exposures are added to the portfolio to increase diversification and returns.

o Balance Sheet Measurement, Monitoring and Control oversees the critically important balance sheet resource allocation process and is responsible for the calculation of economic capital, including risk-adjusted return on capital (RAROC) methodologies.

o TBRM's risk management services and functions identify, measure, monitor and control CIBC's global credit, market, liquidity and operational risk exposures. In addition, they develop and recommend risk management policies and standards, and develop and implement methodologies and infrastructure necessary to measure, monitor and control risk, in accordance with these policies and standards.

During 2002, significant highlights for TBRM included:

o The re-engineering of retail credit adjudication services to support CIBC's future growth in domestic retail activities.

o Continued disciplined management of CIBC's balance sheet and risk resources, including the mix and use of capital, to optimize shareholder value through the reduction of lower-quality balance sheet and risk resources.

o The rigorous balance sheet resource allocation process continued to be part of a common, CIBC-wide approach and now includes liquidity as a formally rationed resource. Since the end of 1998, wholesale risk-weighted assets have declined by almost $30 billion, while retail risk-weighted assets have increased by $11 billion.

o Continued active management of the large corporate non-core loan portfolio by the Credit Asset and Merchant Banking Portfolio Management group, increasing our ability to liquefy our credit assets. In addition, the group's mandate was expanded to include the governance and oversight of merchant banking investments.

o The total allowance for credit losses exceeded gross impaired loans by $13 million as at October 31, 2002, compared with $592 million at the end of 2001.

o Maintenance of low aggregate Risk Measurement Unit (RMU) levels during 2002, in spite of continued challenging market conditions. This is reflected in low RMUs across CIBC's trading and non-trading portfolios.

o Implementation of an enhanced framework of policies and standards for the identification, measurement, monitoring and control of operational risk congruent with industry standards.

o     Development of a model for strategic risk capital.

OUTLOOK FOR 2003

In 2003, TBRM will play a leading role in reducing CIBC's large corporate credit and merchant banking exposures as part of its ongoing independent measurement, monitoring, control and optimization of balance sheet and risk resources. The group is directing the implementation of a technology program aimed at enhancing the accuracy, completeness and timeliness of CIBC's credit risk information. Also, TBRM will continue to enhance its support of the governance of CIBC through its interaction with the Board of Directors, its Risk Management and Audit committees, and management committees.

--------------------------------------------------------------------------------

2002 Results

o     Integrated Treasury & Balance
      Sheet Management and Risk
      Management into an
      independent functional group

o     Achieved Tier 1 capital ratio
      of 8.7%, and total capital
      ratio of 11.3%, as at October
      31, 2002

o     Managed and reallocated
      balance sheet and risk
      resources to support CIBC's
      growth based on economic
      performance and other key
      metrics

o     Developed and enhanced models
      for credit, market, liquidity
      and operational risk and
      introduced a model for
      strategic risk

Our Priorities

o     Target capital ratios of 8.5%
      to 9.5% (Tier 1) and 11.5% to
      12.5% (Total)

o     Manage and reallocate balance
      sheet and risk resources to
      support achievement of CIBC's
      targets

o     Actively lead and participate
      in a new technology program
      aimed at enhancing the
      accuracy, completeness and
      timeliness of CIBC's credit
      risk information

o     Identify, measure, monitor
      and control risk

[PHOTOS OMITTED]

WAYNE FOX
Vice-Chair and
Chief Risk Officer

                                       47
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Our Priorities

o     Target expense growth at less
      than the rate of inflation

o     Demonstrate excellence in all
      corporate governance
      practices

o     Reinforce performance
      measurement and
      accountability at both
      individual and business
      levels

o     Improve the frequency and
      quality of communications to
      our internal and external
      audiences

o     Extend e-learning strategies
      across the enterprise

o     Continue to set high
      standards for the
      Administration group's
      customer service levels

o     Create attractive career
      opportunities for our
      employees

                     [PHOTO OMITTED]
                        RON LALONDE
Senior Executive Vice-President and
       Chief Administrative Officer

--------------------------------------------------------------------------------
Administration
--------------------------------------------------------------------------------

The Administration group provides governance and support services to CIBC and its business lines, and comprises the following functions: finance, corporate communications and public affairs, human resources, marketing, corporate real estate, and governance, including legal, audit and compliance.

      Our mandate is to establish CIBC-wide processes to ensure that CIBC, its subsidiaries and businesses operate in an efficient, controlled and integrated manner, emphasizing a performance measurement and accountability culture throughout the organization.

      An area of ongoing focus is the delivery of the best possible value in Administration group services. In 2002, we exceeded our expense target by 3%. For 2003, we are targeting to limit our growth in expenses to less than the rate of inflation - and we will endeavour to better this target.

      One strategy that we have used to achieve efficiency gains has been to outsource non-core functions to best-in-class service providers. In 2002, our group engineered a new alliance with IBM to provide electronic training across the organization. The pilot for this program involved employees in our branch network and leveraged updated technology installed over the past two years. Training is a critical activity at CIBC, and we expect to be able to improve our productivity and the reach of our training programs through this new relationship.

      We are also very proud of the arrangement CIBC made with ChildrenFirst Ltd. to launch Canada's inaugural back-up childcare centre in August 2002. CIBC employees now have access to a secure childcare facility in downtown Toronto when their primary childcare arrangements fall through. One of our objectives for 2003 will be to extend this innovative capability to other CIBC locations in Canada.

      The Administration group is also taking a leadership role to ingrain a performance and accountability culture at CIBC, as we continue to work with senior management to establish operating and financial performance targets, and to review progress against these targets. These detailed metrics are also reviewed quarterly with our Board of Directors. The commitment to a performance culture also extends to individual performance measurement and management. It is our objective that every employee in the organization will have a personal performance plan against which performance is measured. These performance plans are cascaded from the Board of Directors and the chief executive officer to all levels of the organization to ensure that efforts of all employees are aligned with our shareholders' objectives.

      CIBC has always aspired to the highest levels of corporate governance, and the Administration group provides expertise and leadership in this area. Our group has kept abreast with developments in this area over the year, ensuring that CIBC continues to comply with legal and regulatory requirements. For example, CIBC's internal financial control accountability process was enhanced and formalized by our group; this has allowed CIBC to more readily comply with new standards regarding the certification of financial information.

OUTLOOK FOR 2003

In 2003, the Administration group will continue to focus on the efficient delivery of a broad range of services within CIBC, including excellence in the areas of control and corporate governance.

--------------------------------------------------------------------------------

                                       48
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Technology and Operations
--------------------------------------------------------------------------------

Technology and Operations (T&O) provides a wide range of shared technology and operations services to CIBC's businesses, focusing on service quality as measured from our customers' perspective.

The group is organized into four areas:

Operations:

o Global Operations provides back office processing, middle office and other support for businesses in Canada, the U.S., Europe and Asia.

o INTRIA Items Inc., a joint venture with Fiserv Solutions of Canada Inc., offers a fully integrated suite of back office operations.

Technology Development:

o Technology Development is responsible for the delivery of technology in support of all CIBC's businesses and customers, combining in-house systems development and working with leading technology suppliers.

Enterprise Technology Services:

o Enterprise Technology Services is responsible for CIBC-wide technology architecture and platforms in Canada and around the globe.

Global Sourcing and Payments:

o Creates value and saves time and money for CIBC's businesses by providing procurement, vendor and supplier cost management disciplines for the CIBC group of companies.

T&O made significant progress in providing technology and operations leadership to enhance CIBC's market position. During the year, significant highlights included:

o    A new, seven-year outsourcing agreement with Hewlett-Packard (Canada) Co.
     (HP), along with the divestiture of CIBC's interest in INTRIA-HP Corporation (I-HP). The agreement enables CIBC to reduce technology costs while concentrating on its core businesses. The new outsourcing relationship covers technology previously managed by I-HP. A rigorous structure to track operations performance has been put in place to monitor service delivery against negotiated levels and to minimize operational risk.

o Successfully integrated Merrill Lynch's technology and operations to create a consolidated wealth management operating platform.

o Completed a two-year program to provide new technology to all retail branches.

o Delivered several infrastructure improvements including the consolidation to one enterprise-wide email system and launch of a new Corporate Information Security program that will allow the bank to effectively manage information security and risk.

o Completed a significant re-build in New York City concluding the 9/11 recovery effort and creating a resilient technology infrastructure.

OUTLOOK FOR 2003

For 2003, T&O's focus will be on providing innovative, cost-effective technology and operations solutions, resulting in improved service at lower cost. In these challenging times, the group will concentrate on managing operational risk to protect the interests of CIBC and its customers. In addition, we will optimize technology and operations investments through initiatives focused on simplifying the environment, increasing resiliency and security of systems, and re-engineering workflow and operations.

--------------------------------------------------------------------------------

Our Priorities

o     Increase shareholder value
      through CIBC-wide
      efficiencies from Technology
      and Operations

o     Work with businesses to
      expand CIBC's capabilities in
      the marketplace

o     Create new value through
      innovation in CIBC's usage of
      technology and operations

o     Continue to enhance controls
      to safeguard CIBC's
      customers' assets and to
      ensure integrity of CIBC's
      balance sheet

[PHOTOS OMITTED]
MICHAEL WOELLER
Senior Executive Vice-President
and Chief Information Officer

                                       49
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Our Priorities

o     Reinforce an owner-manager
      mindset among CIBC's leaders
      to develop and grow their
      businesses to increase value
      to CIBC shareholders

o     Seek, assess and act on
      opportunities to maximize the
      value of CIBC's portfolio of
      businesses through
      acquisition, divestiture or
      joint venture

                 [PHOTO OMITTED]

                   Richard Venn
Senior Executive Vice-President

--------------------------------------------------------------------------------
Corporate Development
--------------------------------------------------------------------------------

Corporate Development continued to promote an owner-manager mindset among the organization's business leaders to further align business decisions with the interests of shareholders.

      The group continuously examines CIBC's activities in light of market conditions, to identify and capitalize on opportunities to maximize the value of CIBC's portfolio of businesses.

      Over the past few years, Corporate Development has worked with CIBC's business lines to review ways to accelerate growth, especially in CIBC Wealth Management and CIBC Retail Markets. In 2002, Corporate Development was integral in CIBC's successful acquisition of Merrill Lynch Canada's retail brokerage and asset management businesses. This, coupled with the acquisition of the remaining shares of TAL Global Asset Management in 2001, has positioned CIBC to build an exceptional wealth management business in Canada.

      In the course of reviewing ways in which CIBC might accelerate growth in CIBC Retail Markets, Corporate Development assessed the strategic future of our West Indies operations. We helped initiate discussions with Barclays Bank PLC to combine our retail, corporate and international banking operations in the Caribbean to create a new entity with greater scale providing the opportunity to be a dominant player in this market. During the year, Corporate Development worked closely with other areas in CIBC to successfully launch this business combination, FirstCaribbean International Bank(TM) (FCIB). CIBC owns an approximate 44% equity investment in FCIB.

      Corporate Development also seeks to maximize the value of CIBC's businesses through optimizing and enhancing its relationships with third parties. We played a key role in the analysis and negotiations of CIBC's new and competitive outsourcing arrangement with HP. In addition, our group assisted in the sale of CIBC's interest in the INTRIA-HP joint venture to HP. This allows us to focus on our core businesses, enhancing alignment in the relationship while continuing to provide excellent service to CIBC customers.

      CIBC had previously established a joint venture, EDULINX Canada Corporation, with USA Education, Inc. to provide student loans portfolio administration and other related services to financial institutions and the federal and provincial government-sponsored student loans industry. During the year, we facilitated the process whereby CIBC became the sole shareholder of EDULINX once it was determined that 100% ownership would better allow CIBC to achieve its objectives.

      Corporate Development also manages CIBC's relationship with CIBC Mellon, the growing and successful joint venture between CIBC and Mellon Financial Corporation, which provides domestic and global custody, securities lending, multi-currency, accounting and other services. During the year, CIBC Mellon acquired TD Bank Financial Group's third-party investment fund custody business and became TD Bank's primary supplier of internal custodial services. This transaction affirmed CIBC Mellon's position as an industry-leading provider of custody services. CIBC Mellon was recognized as Canada's number one sub-custodian by Global Custodian magazine.

OUTLOOK FOR 2003

In 2003, the group will continue to work with CIBC Retail & Wealth operations to grow and enhance their businesses. We will maintain our ongoing focus on operations and assets of CIBC that are under-leveraged and assess opportunities to maximize their value. Finally, we will review CIBC's major joint venture relationships to determine if they are appropriately structured and are continuing to meet CIBC's needs.

--------------------------------------------------------------------------------

                                       50
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Consolidated Financial Review
--------------------------------------------------------------------------------

CONSOLIDATED INCOME STATEMENTS

Revenue

Total revenue consists of net interest and non-interest income.

Reported revenue in 2002 was $11,152 million on a taxable equivalent basis
(TEB), down $154 million, or 1.4%, from the prior year due to a decrease in non-interest income of $1,082 million, offset in part by an increase of $928 million in net interest income.

      In 2001, reported revenue was $11,306 million (TEB), down $904 million from 2000 due to a decrease in non-interest income of $1,184 million, partially offset by an increase of $280 million in net interest income.

Net interest income and margin

Net interest income includes interest and dividends earned on assets, net of interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average assets.

--------------------------------------------------------------------------------
NET INTEREST INCOME AND MARGIN
$ millions, for the years ended October 31        2002          2001       2000
--------------------------------------------------------------------------------
Average assets                               $ 292,510     $ 278,798  $ 263,119
Net interest income (TEB)                      $ 5,621       $ 4,693    $ 4,413
Net interest margin (TEB)                         1.92%         1.68%      1.68%
================================================================================

In 2002, net interest income of $5,621 million benefited from the increase in average assets, particularly in cards and mortgages, and an improvement in spreads. The increase in net interest margin over 2001 also benefited from lower funding costs on trading activities. Additional analysis of net interest income and margin is provided in the supplementary annual financial information on pages 120 and 121.

     In 2001, net interest income was $4,693 million, up $280 million from 2000 as a result of higher average assets and improvement in spreads.

Non-interest income

Non-interest income includes all revenue not classified as net interest income.

Non-interest income of $5,531 million in 2002 was down $1,082 million, or 16.4%, from the prior year. Non-interest income was adversely affected by lower origination and trading activities, particularly in the U.S., and increased net merchant banking write-downs and other write-downs in the collateralized debt obligation and high-yield portfolios, all associated with weaker market conditions. This was offset by revenue from acquired businesses and the $190 million gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC.

--------------------------------------------------------------------------------
NON-INTEREST INCOME
$ millions, for the years ended October 31           2002        2001       2000
--------------------------------------------------------------------------------
Fees for services
    Underwriting                                  $   698     $   614    $   886
    Deposit                                           605         521        503
    Credit                                            410         493        508
    Card                                              331         363        368
    Investment management
      and custodial                                   486         322        379
   Mutual funds                                       561         351        358
   Insurance                                          148         100        124
--------------------------------------------------------------------------------
                                                    3,239       2,764      3,126
Commissions on securities transactions              1,203       1,089      1,480
Trading activities                                    273       1,343      1,140
Investment securities (losses) gains, net            (168)        575        970
Income from securitized assets                        177         223        237
Other                                                 807         619        844
--------------------------------------------------------------------------------
Total non-interest income                         $ 5,531     $ 6,613    $ 7,797
================================================================================

Fees for services were up $475 million, or 17.2%, from the prior year.

o Underwriting fees increased by 13.7% due to higher new equity issue volumes and the impact of acquired businesses.

o Deposit fees increased by 16.1% as a result of higher fees earned in Amicus and CIBC Retail Markets.

o Credit fees were down by 16.8% mainly in CIBC World Markets due to lower origination activities.

o Investment management and custodial fees increased by 50.9% from 2001, reflecting the impact of acquired businesses.

o Fees from mutual funds increased by 59.8% mainly due to the impact of the acquired businesses.

Commissions on securities transactions were up $114 million, or 10.5%, resulting from the impact of the acquired businesses.

      Trading activities were down $1,070 million, or 79.7%, from 2001 mainly due to weaker performance from equity structured products business and fixed income activities business. For a detailed discussion of trading activities, see "Management of market risk" included in the "Management of Risk and Balance Sheet Resources" section.

      Investment securities (losses) gains include realized gains and losses on disposals, as well as write-downs, to reflect other-than-temporary impairments in the value of securities held for investment purposes. Revenue was down $743 million, or 129.2%, from 2001 due to higher asset write-downs, as a result of deteriorating economic conditions. The prior year also benefited from higher gains on disposal of securities.

      Income from securitized assets was down $46 million, or 20.6%, from 2001 primarily due to decreases in revenue from credit card loans securitization, partially offset by increases in revenue from residential mortgages securitization.

      Other includes the gains and losses on the disposal of fixed assets and sale of subsidiaries, foreign exchange commissions and fees. Other was up $188 million, or 30.4%, from 2001. Excluding the loss associated with the bulk sale of U.S. corporate loans and gain on sales of corporate

--------------------------------------------------------------------------------

                                       51
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

assets in 2001, other was up $106 million over 2001. This increase was mainly due to the gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, and increase in non-trading foreign exchange revenue, partially offset by write-downs related to investments in limited partnerships and lower revenue from third-party securitization and advisory fees.

      In 2001, non-interest income was $6,613 million, a decrease of $1,184 million from 2000. The decrease resulted from decreased U.S. investment banking activity, reduced trading volumes, lower net merchant banking gains, all associated with deteriorating market conditions, and the loss incurred on the bulk sale of the U.S. corporate loans, and lower gain on sales of corporate assets.

Non-interest expenses

Non-interest expenses include all of CIBC's costs except interest expenses, provision for credit losses and income taxes.

In 2002, reported non-interest expenses were $9,129 million, up $903 million, or 11.0%, from 2001. A detailed analysis of non-interest expenses is provided below.

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES
$ millions, for the years ended October 31               2002     2001     2000
--------------------------------------------------------------------------------
Employee compensation and benefits
   Salaries                                            $2,620   $2,417   $2,235
   Incentive bonuses                                      933    1,372    1,636
   Commissions                                            767      474      633
   Benefits                                               562      469      433
--------------------------------------------------------------------------------
                                                        4,882    4,732    4,937
Occupancy costs                                           715      631      634
Computer and office equipment                             985      834      758
Communications                                            441      412      371
Advertising and business development                      295      286      273
Professional fees                                         297      327      240
Business and capital taxes                                114      109      108
Restructuring charge                                      514      207      (31)
Other                                                     886      688      806
--------------------------------------------------------------------------------
Total non-interest expenses                            $9,129   $8,226   $8,096
================================================================================

Employee compensation and benefits was up $150 million, or 3.2%, from the prior year due to higher salary expenses and commissions associated with the impact of acquired businesses, increased severance costs, particularly in CIBC World Markets, as well as higher pension and other benefit costs. These increases were partially offset by lower revenue-related incentive compensation, reflecting the effect of weaker markets.

      Occupancy costs in 2002 were up $84 million, or 13.3%, over the prior year mainly due to acquired businesses.

      Computer and office equipment was up $151 million, or 18.1%, from 2001 primarily due to spending on technology initiatives and the impact of acquired businesses.

      Communications comprises telecommunications, postage, courier and stationery. Expenses were up $29 million, or 7.0%, from 2001 mainly due to the impact of acquired businesses.

      Advertising and business development was up $9 million, or 3.1%, mainly due to the impact of acquired businesses.

      Professional fees were down $30 million, or 9.2%, mainly because the prior year included fees relating to certain strategic initiatives.

      Business and capital taxes were up $5 million, or 4.6%, over the prior year.

      Restructuring charge of $514 million in 2002 included $366 million relating to closing of the U.S. electronic banking operations, $142 million relating to restructuring initiatives in other businesses and a $6 million revised estimate related to the 2001 cost-reduction program. This was up $307 million from the prior year, which included a charge for a CIBC-wide cost-reduction program.

      Other comprises outside services, unrecoverable losses, other personnel costs and donations. Other was up $198 million, or 28.8%, from 2001 primarily as a result of higher non-credit losses, the rising cost of litigation in the U.S., costs related to the events of September 11, 2001 and the impact of acquired businesses.

      In 2001, non-interest expenses totalled $8,226 million, up $130 million, or 1.6%, over 2000. Excluding the restructuring charge of $207 million, non-interest expenses were down 1% over 2000 mainly due to lower revenue-related compensation and commissions, offset by increased salaries and costs of strategic initiatives.

Taxes

--------------------------------------------------------------------------------
TAXES
$ millions, for the years ended October 31            2002       2001      2000
--------------------------------------------------------------------------------
Income taxes
      Income taxes                                  $ (279)    $   92    $  641
      Taxable equivalent adjustment                    111        144       131
--------------------------------------------------------------------------------
Total income taxes (TEB)                              (168)       236       772
--------------------------------------------------------------------------------
Indirect taxes
      Capital taxes                                    100         98        92
      Property and business taxes                       44         38        44
      Payroll taxes (employer portion)                 235        209       202
      GST and sales taxes                              204        198       182
--------------------------------------------------------------------------------
Total indirect taxes                                   583        543       520
--------------------------------------------------------------------------------
Total taxes (TEB)                                   $  415     $  779    $1,292
================================================================================
Combined Canadian federal
   and provincial tax rate                            38.7%      41.6%     42.8%
Income taxes as a percentage of net
   income before income taxes (TEB)                  (32.1)%     11.9%     26.7%
Total taxes as a percentage of net
   income before deduction of total taxes (TEB)       38.6%      31.3%     38.1%
================================================================================

Total income and indirect taxes decreased $364 million, or 46.7%, in 2002.

Income taxes are comprised of income taxes imposed on CIBC non-consolidated (the "parent"), as well as on CIBC's domestic and foreign subsidiaries.

Total income taxes (TEB) were a tax recovery of $168 million in 2002, down $404 million from an income tax expense of $236 million in 2001. This decrease was primarily due to increased losses in CIBC's U.S. operations, partially offset by increased income in the Canadian operations. Also, no taxes were provided for on the gain resulting from the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, to form FirstCaribbean International Bank(TM), now reflected as an equity investment. In addition, a future tax asset of $52 million was recognized in respect of certain United Kingdom tax losses relating to prior years. In 2001, there was a tax reduction arising from the restructured ownership of certain U.S.-based loans and leases.

--------------------------------------------------------------------------------

                                       52
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

      The combined Canadian federal and provincial income tax rate of 38.7% (2001: 41.6%) is the parent's statutory income tax rate. Variations in this rate can result from legislative changes to corporate income tax rates enacted by the federal and provincial governments and from changes in the proportions of income earned in each of the provinces and in offshore branches of the parent. In 2002, the rate declined primarily as a result of a reduction in the federal income tax rate from 27% to 25%, effective January 1, 2002, and a reduction in the Ontario corporate income tax rate from 14% to 12.5%, effective October 1, 2001. A substantial proportion of the parent's business is carried on in Ontario.

      Income taxes as a percentage of income before income taxes (TEB) declined from 11.9% in 2001 to (32.1)% in 2002. The decline was attributable to reduced income levels earned in subsidiaries operating in the U.S., a higher tax jurisdiction, and a greater proportion of income earned in subsidiaries operating in lower tax jurisdictions, including the gain resulting from the combination of the Caribbean retail, corporate and international operations of CIBC and Barclays Bank PLC. The reduced income levels were caused by various factors, including increased credit losses, merchant banking losses, and restructuring charges mainly associated with the decision to close the U.S. electronic banking operations. In 2001, a permanent income tax reduction of $142 million resulted from the restructured ownership of certain U.S.-based loans and leases.

      CIBC pays tax in a number of jurisdictions. There are continuous discussions with taxation authorities. These discussions could favourably or adversely affect CIBC's financial results.

Indirect taxes are comprised of capital, property and business, payroll, and GST and sales taxes.

Indirect taxes were $583 million, up $40 million, or 7.4%, from 2001, primarily as a result of an increase in payroll taxes. These increased primarily due to increases in Canadian government pension plan premiums, provincial medicare charges and foreign payroll taxes.

      Under Canadian generally accepted accounting principles, CIBC is required to establish a future tax asset in respect of expenses recorded currently for which a tax deduction will be available in a future period, such as the general allowance for credit losses and loss carryforwards. The future tax asset is established using tax rates that will apply in the future period. Federal and Ontario government tax rate decreases proposed in 2000 continue to be phased in.

      CIBC has not provided for a valuation allowance related to future income tax assets. Included in the tax loss carryforwards amount is $447 million relating to losses in the U.S. operations in 2002 which expire in 20 years. In addition, as other future income tax assets naturally reverse into tax losses in the U.S., CIBC will have 20 years from the date such temporary differences become tax losses to utilize them before they would begin to expire under current tax law. Although realization is not assured, CIBC believes that, based on all available evidence, it is more likely than not that all of the future tax assets will be realized prior to their expiration. In this regard, CIBC has initiated various expense management initiatives, refocused its business activities and committed to provide additional capital which will generate additional income.

      In 2001, total income and indirect taxes decreased to $779 million from $1,292 million in 2000. This was attributable to decreased total income taxes of $536 million, which occurred primarily because of decreased income levels in the North American operations and the permanent income tax reduction of $142 million discussed above.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS
$ millions, as at October 31                                 2002        2001(1)
--------------------------------------------------------------------------------
Assets
Cash resources                                           $  9,512    $ 11,350
--------------------------------------------------------------------------------
Securities
      Securities held for investment and loan
         substitutes                                       20,664      22,996
      Securities held for trading                          44,628      51,798
--------------------------------------------------------------------------------
                                                           65,292      74,794
--------------------------------------------------------------------------------
Loans
   Residential mortgages                                   66,612      58,751
   Personal and credit card loans                          30,784      28,411
   Business and government loans,
      including acceptances                                48,809      54,793
   Allowance for credit losses                             (2,288)     (2,294)
--------------------------------------------------------------------------------
                                                          143,917     139,661
--------------------------------------------------------------------------------
Securities borrowed or purchased under
   resale agreements                                       16,020      24,079
Derivative instruments market valuation                    24,717      25,723
Other assets                                               13,835      11,867
--------------------------------------------------------------------------------
                                                         $273,293    $287,474
================================================================================
Liabilities and shareholders' equity
Deposits                                                 $196,630    $194,352
Obligations related to securities sold short                8,436      11,213
Obligations related to securities lent or
   sold under repurchase agreements                         9,615      21,403
Derivative instruments market valuation                    24,794      26,395
Other liabilities and acceptances                          17,858      18,212
Subordinated indebtedness                                   3,627       3,999
Shareholders' equity                                       12,333      11,900
--------------------------------------------------------------------------------
                                                         $273,293    $287,474
================================================================================

(1) Certain comparative figures have been reclassified to conform with the presentation used in 2002.

Assets

Total assets were $273.3 billion as at October 31, 2002, down $14.2 billion from the prior year. Decreases were largely driven by reductions in business and government loans ($4.7 billion), securities borrowed or purchased under a resale agreement ($8.1 billion), trading securities ($7.2 billion), investment securities ($2.3 billion), customers' liability under acceptances ($1.3 billion), and interest bearing deposits with banks ($1.6 billion). These decreases were partially offset by increases in retail assets, such as residential mortgages ($7.9 billion), and personal and credit card loans ($2.4 billion). Large reductions in balances, specifically in the fourth quarter of 2002, were partially a result of the combination of the Caribbean retail, corporate and international banking operations of CIBC and Barclays Bank PLC, to form FirstCaribbean International Bank(TM), now reflected as an equity investment, and also as a result of continuing efforts to manage the balance sheet to appropriate levels.

      A detailed discussion of the loan portfolio is included in "Management of credit risk" included in the "Management of Risk and Balance Sheet Resources" section.

Liabilities and shareholders' equity

Deposits were $196.6 billion at October 31, 2002, up $2.3 billion from October 31, 2001. The increase related to growth in deposits from businesses and governments, as well as higher retail deposits. Further details on the composition of deposits are provided in Note 9 to the consolidated financial statements and in the supplementary annual financial information on page 126.

--------------------------------------------------------------------------------

                                       53
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      Obligations related to securities lent or sold under repurchase agreements were $9.6 billion, down $11.8 billion from 2001 consistent with the reduction in securities borrowed or purchased under resale agreements.

      Subordinated indebtedness was $3.6 billion at October 31, 2002, down $0.4 billion from 2001. Further details on subordinated indebtedness are provided in
Note 11 to the consolidated financial statements.

      Shareholders' equity was $12.3 billion at October 31, 2002, up $0.4 billion from the prior year.

--------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS

CIBC has contractual obligations to make future payments on subordinated indebtedness and lease agreements. Subordinated indebtedness is reflected on the consolidated balance sheets, while operating lease obligations are not recorded on the consolidated balance sheets. For further details, see Notes 11 and 27 to the consolidated financial statements, respectively.

      The following table summarizes these obligations based on time periods.

-------------------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS
                                               Residual term to contract maturity
                                    -------------------------------------------------------
                                                                                   2008 and
$ millions, as at October 31          2003     2004     2005     2006     2007    thereafter   Total
----------------------------------------------------------------------------------------------------
Subordinated indebtedness           $   64   $   68   $   25   $   --   $   --       $3,470   $3,627
Operating leases                       423      396      335      286      223        1,038    2,701
----------------------------------------------------------------------------------------------------
                                    $  487   $  464   $  360   $  286   $  223       $4,508   $6,328
====================================================================================================

CIBC enters into a number of long-term outsourcing contracts as part of normal business operations. These outsourcing contracts, along with CIBC's other outstanding contracts, allow the organization to focus on its core businesses and enhance customer service.

--------------------------------------------------------------------------------
OFF-BALANCE SHEET CREDIT-RELATED ARRANGEMENTS

The table below summarizes CIBC's credit-related arrangements. For a detailed description of these arrangements, see Note 24 to the consolidated financial statements.

--------------------------------------------------------------------------------------------
CREDIT-RELATED ARRANGEMENTS
                                         Contract amounts expiration per period
                                       ------------------------------------------
                                       Less than     1 to 3     4 to 5       Over       2002
$ millions, as at October 31              1 year      years      years    5 years      Total
--------------------------------------------------------------------------------------------
Lines of credit(1)                      $ 86,459   $  5,035   $  4,507   $  1,991   $ 97,992
Direct credit substitutes
   Financial guarantees                    5,818        960        198        369      7,345
   Securities lent                        17,510         --         --         --     17,510
Transaction-related contingencies          1,363        195        127         11      1,696
Documentary letters of credit                 86         92          5          2        185
Other(2)                                     367         --         --         --        367
--------------------------------------------------------------------------------------------
                                        $111,603   $  6,282   $  4,837   $  2,373   $125,095
============================================================================================

(1) Includes irrevocable lines of credit totalling $76,972 million of which $63,805 million will expire in one year or less, and excludes lines of credit for credit cards as the lines are short-term in nature and are revocable at CIBC's discretion.
(2)   Includes forward asset purchases.

--------------------------------------------------------------------------------

                                       54
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Management of Risk and Balance Sheet Resources
--------------------------------------------------------------------------------

CIBC exposes itself to risk, including credit, market, liquidity and operational, in the normal course of its business. CIBC manages risk and related balance sheet resources within tolerance levels established by its management committees and approved by the Board of Directors and its committees, with the objective of optimizing shareholder return. This is achieved through a comprehensive framework of measurement, monitoring and control policies and standards that supports active and effective management of CIBC's risk and capital exposures, resources and levels. The board and management committees, outlined below, establish risk and capital management, measurement, monitoring and control policies and standards, approve risk and capital management strategies, and monitor portfolio performances and trends. In 2002, enhancements were made to both the board and management committees as a result of the continuing integration of Treasury and Balance Sheet Management with Risk Management. As a result, a closer linkage now exists between the board and management committees (i.e. between the Risk Management Committee and the Capital & Risk Committee and between the Audit Committee and the Operations & Administration Committee). Further, the linkage of the Capital & Risk Committee to the Credit Committee and the Investment Committee, its two most senior sub-committees, was enhanced in order to optimize the use of risk and capital resources relating to CIBC's credit assets and equity investments.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS COMMITTEES

RISK MANAGEMENT COMMITTEE

o Approves policies and standards with respect to credit, market and liquidity risks

o     Monitors adherence to the above policies and standards

o     Reviews and approves individual credits and investments

o     Reviews wholesale and consumer credit portfolio trends

o     Reviews merchant banking investment portfolio trends

o     Reviews market and liquidity risk trends

o     Reviews results of the Balance Sheet Resource Allocation Process

o Reviews Canada Deposit Insurance Corporation (CDIC) self-assessment process

o     Reports its activities to the full board

Chair: External Director

AUDIT COMMITTEE

o Approves policies and standards with respect to the management of capital and internal controls

o     Reviews operational risk and related policies and standards

o     Monitors adherence to the above policies and standards

o Monitors and reviews procedures for dealing with related-party transactions and conflict of interest issues

o Oversees the financial reporting process, including the review of financial statements and provision for credit losses

o     Liaises with internal and external auditors

o     Reviews CDIC self-assessment process

o     Reports its activities to the full board

Chair: External Director

--------------------------------------------------------------------------------
MANAGEMENT COMMITTEES

                                SENIOR EXECUTIVE TEAM (SET)

o     Oversees CIBC-wide governance

o     Establishes mandates and membership of management committees

o     Establishes CIBC-wide strategic direction and performance targets

o     Assesses strategy and monitors asset-liability management

o     Approves delegated authorities and limits of the Capital & Risk Committee

o     Approves material transactions and strategic investments

Chair: Chairman & CEO

CAPITAL & RISK COMMITTEE (CRC)

o Recommends policies and standards for credit, market and liquidity risks to the Risk Management Committee for approval

o Approves balance sheet (including capital and funding) resource allocation and economic capital measurement within parameters established by the SET

o     Monitors portfolio performance

o Approves mandates and membership for the Credit Committee and the Investment Committee, including delegation of limits and authorities

o Approves new material risk and strategic allocation of balance sheet resources for the introduction of new initiatives

o Refers matters relating to operational risk to the Operations & Administration Committee

Chair: Vice-Chair and Chief Risk Officer, Treasury, Balance Sheet and Risk
       Management (TBRM)

OPERATIONS & ADMINISTRATION COMMITTEE (OAC)

o Approves policies and standards for CIBC-wide management of operational risk and internal controls, and performs ongoing assessment of effectiveness

o Reviews internal assessments of adherence to the internal control framework

o Oversees corrective action concerning significant internal control weaknesses or emerging control issues

o Monitors implementation and execution of significant initiatives and intervenes as required

o Refers matters relating to credit, market or liquidity risk, as well as those having balance sheet resource implications, to the CRC

o Reviews periodic reports from Internal Audit, Legal & Compliance and TBRM on internal control-related matters

Chair: Vice-Chair, CIBC Wealth Management

CREDIT COMMITTEE*

o     Approves credits above limits delegated to individual officers

o Recommends significant credits to the Risk Management Committee for approval

o     Responsible for the integrity, accuracy and timeliness of risk ratings

o     Monitors the risk of portfolio concentrations

Chair: Executive Vice-President, Corporate & Commercial Credit Adjudication,
       TBRM

INVESTMENT COMMITTEE*

o Advises deal teams during the investigation and negotiation of potential investments

o     Approves all investments for the merchant banking portfolio

o     Monitors the performance of previously approved investments

o Ensures investments conform to CIBC corporate governance standards prior to approval

Chair: Executive Vice-President, Credit Asset & Merchant Banking Portfolio
       Management, TBRM

* Sub-committee of the Capital & Risk Committee

--------------------------------------------------------------------------------

                                       55
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

MANAGEMENT OF CREDIT RISK

Credit risk is the potential for financial loss resulting from the failure of a borrower or counterparty to fully honour its financial or contractual obligations, such as repayment of loans or settlement of derivatives contracts.

      CIBC's framework for the management of credit risk comprises infrastructure, policies and standards, and measurement, monitoring and control practices that are designed to instill a strong sense of accountability and discipline throughout CIBC.

Infrastructure

The CRC is responsible for reviewing CIBC's credit risk management policies. These policies are tabled before the board's Risk Management Committee for review and approval on an annual basis. The CRC is also responsible for ensuring that these policies are implemented and that procedures are in place to manage and control credit risk, along with overseeing that the quality of the credit portfolio is in accordance with these policies. Senior management reports regularly to the Risk Management Committee on material credit risk matters, including individual credit transactions, credit concentrations on a related borrower, industry and geographic basis, impaired loans and credit loss provisioning levels. In addition, senior management also reviews impaired loan balances, allowances and credit loss provisioning levels with the Audit Committee of the board.

      The day-to-day responsibility for measuring and monitoring credit risk is delegated to TBRM. TBRM is independent of the business lines and is responsible for the initial credit approval and ongoing measurement and monitoring of the credit portfolio to ensure that credit risk is actively controlled. This is accomplished through the establishment of lending policies; the approval of all models used for risk rating and credit scoring of individual loans; the exercising of approval authority for all significant credit transactions; the monitoring of exposures against policies and limits; and rigorous management of past due and impaired loans by specialized groups.

      Management of credit risks also takes place within TBRM, which uses market-based techniques in the management of the credit risk component of economic capital. It applies enhanced credit models to the analysis of CIBC's large corporate credit portfolio. Higher risk or concentrated positions are reduced through the use of direct loan sales, credit derivative hedges or structured transactions. By the same means, selected credit exposures are added to the portfolio to enhance diversification and increase returns. Given that the credit risk component of economic capital is a scarce resource, CIBC endeavours to allocate and liberate credit risk capital in the most cost-efficient manner. High risk and impaired loans are managed by a specialized loan workout group. Merchant banking investments are governed by the Investment Committee, which reviews the structuring, negotiation and monitoring of new and existing merchant banking investments.

Policies and standards

CIBC's credit risk management policies outline the credit risk appetite, as well as the detailed parameters under which credit risk is to be controlled. Policies and standards establish the basis for how credit is granted, measured, aggregated, monitored and reported. In this regard, CIBC has policies and standards for the control of credit risk within both the consumer loan portfolio and the business and government loan portfolio.

      Policies designed to prevent concentrations within CIBC's loan portfolios are fundamental to the management of credit risk. There are two key policies:

o The common risk/concentration policy manages CIBC's exposure to any individual borrower or group of related borrowers, based on risk rating.

o The industry concentration policy limit, which manages CIBC's exposure to 45 industry categories, ensures diversification of the loan and securities portfolios.

Other credit risk policies ensure prudent lending practices address management of geographic and product concentrations, syndicated bank and bridge credit exposures, requirements for environmental reviews and real estate appraisals, maintenance of portfolio lending standards, and conflicts of interest with respect to mergers and acquisitions.

Measurement, monitoring and control

CIBC continues to develop and enhance its credit risk management measurement, monitoring and control systems as it prepares for the proposed November 1, 2006 implementation of the Bank of International Settlements (BIS) Capital Accord proposals.

      For consumer loans, the large number of transactions of smaller dollar size makes statistical techniques, such as credit scoring and computer-based loan models, well suited to identification and management of risk. CIBC's consumer loan portfolio is well diversified to ensure that concentrations by customer and product type are within prudent and acceptable limits. Consumer loans constitute 67% of CIBC's portfolio, excluding securities borrowed or purchased under resale agreements. These loans are inherently diversified in that they represent thousands of borrowers with relatively small individual loan balances. Residential mortgages, which constitute 69% of the total consumer loan portfolio, exhibit very low levels of credit risk. Consistent with CIBC's managed growth strategy for this business, residential mortgages increased by $7.8 billion from the prior year. CIBC's consumer loan growth strategy resulted in an increase of 12% in the personal loan portfolio and 10% in the credit card loan portfolio. The student loan portfolio continued to decrease in 2002 and is lower by 17% compared with the prior year.

Consumer
loans
$ billions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                                          2002        2001

Residential mortgages                                     66.6        58.7

Personal (including students loans)                       22.6        21.1

Credit card loans                                          7.5         6.8

--------------------------------------------------------------------------------

                                       56
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Within the business and government loan portfolio, specialized lenders assess each credit transaction, assigning an internal risk rating to each, and for all significant transactions, independent credit approval is required from TBRM. All business and government loans are rated on a 13-category scale that is calibrated to reflect the associated probability of loss. These internal risk ratings assist in monitoring the portfolio, and are also key inputs used in CIBC's economic models for the attribution of the credit risk component of economic capital.

      CIBC diversifies the business and government loan portfolio through the establishment and continual monitoring of exposures against common risk, and industry and geographic concentration limits. Related borrower risk is managed through limits on concentrations by risk rating; industry concentrations are measured against limits for 45 different industry sectors; and geographic concentrations are measured against limits established for exposure to foreign countries.

      Business and government loans (including acceptances) constitute 33% of CIBC's portfolio, excluding securities borrowed or purchased under resale agreements, and are 11% lower than last year before deducting the general allowance. This is consistent with CIBC's strategy to aggressively manage balance sheet (including capital) resources. The portfolio is diversified from an industry perspective with the largest industry group, business services, constituting approximately 11% of total business and government loans (including acceptances) before deducting the general allowance in 2002.

      Management monitors industry concentrations on an ongoing basis, taking into consideration the current economic outlook and recent world events.

      Geographically, 87% of the business and government loan portfolio is in North America, with the remaining balance predominantly in the United Kingdom and Western Europe. Exposure to Asia continues to be managed down to lower levels through significant repayment and/or recovery experience. Exposures in Eastern Europe, Latin and South America and elsewhere are limited. The increasing sophistication of decision-support tools used at origination have significantly contributed to the maintenance of a well-diversified portfolio.

      Country risk is the risk that assets may become frozen in a foreign country because of imposed exchange controls or other political or economic disturbances. CIBC actively manages country risk through limits on exposures to individual countries outside of North America. These limits establish the maximum amount of acceptable country risk and control its sub-components, such as bank deposits and trade finance.

      The majority of CIBC's credit risk exposure relates to the loan and acceptances portfolio. However, CIBC also engages in activities that expose it to off-balance sheet credit risk. These include credit-related arrangements and derivative instruments as explained in Notes 23, 24 and 25 to the consolidated financial statements. CIBC manages these exposures through the same credit risk management framework as described above.

      CIBC is active in the credit derivative markets both as a market maker facilitating the credit hedging needs of its clients and as a principal as part of managing its own credit portfolios. CIBC is an active user of single-name credit derivatives in addition to synthetic collateralized loan obligations
(CLOs) to reduce credit risk as part of managing its overall credit portfolio. Credit derivatives are used to mitigate sector concentrations and single-name exposure, or as part of portfolio diversification techniques. The largest sector concentrations hedged through these programs were telecommunications and cable ($724 million), utilities ($354 million) and financial institutions ($346 million). The notional amount outstanding relating to credit protection (including synthetic CLOs) was $4 billion as at October 31, 2002.

      CIBC has counterparty credit exposure that arises from its interest rate, foreign exchange, equity, commodity and credit derivatives market making and portfolio management activities. CIBC measures and manages the credit exposure on its derivative contracts, taking into account both the current mark-to-market value of each contract, as well as a prudent estimate of the potential future exposure for each transaction. This is based upon statistically driven simulation approaches and taking into account any legally enforceable risk-mitigating techniques for each obligor, such as netting and collateral or margin arrangements. Under a margin agreement, CIBC obtains collateral from and/or pledges collateral to its counterparties, consisting primarily of cash or marketable securities, which are revalued on a regular basis.

      CIBC's derivative credit exposure represents a variety of product types. Investment grade counterparts account for 91% of CIBC's derivative credit exposure. CIBC actively measures, monitors and limits its credit exposure arising from its derivative activities. Clear credit policies, processes and procedures are in place to ensure effective credit exposure management.

Business and government loans (including acceptances) by industry groups - summarized(1)

[THE FOLLOWING DATA WAS REPRESENTED AS A PIE CHART IN THE PRINTED MATERIAL]

                                               2002

Business service                              11.4%
Resource-based industries                     11.1%
Manufacturing, consumer and capital goods     10.6%
Real estate and construction                   9.0%
Telecommunications, media and technology       8.8%
Agriculture                                    8.7%
Financial institutions                         8.6%
Non-residential mortgages                      8.0%
Utilities                                      5.4%
Retail                                         5.2%
Transportation                                 5.1%
Other                                          4.7%
Publishing, printing and broadcasting          2.6%
Hardware and software                          0.8%

[THE FOLLOWING DATA WAS REPRESENTED AS A PIE CHART IN THE PRINTED MATERIAL]

                                               2001

Financial institutions                        12.7%
Resource-based industries                     11.5%
Manufacturing, consumer and capital goods     11.4%
Business service                              11.0%
Telecommunications, media and technology       8.6%
Real estate and construction                   7.4%
Agriculture                                    7.1%
Non-residential mortgages                      6.0%
Retail                                         5.9%
Transportation                                 5.0%
Utilities                                      4.4%
Other                                          4.0%
Publishing, printing and broadcasting          3.3%
Hardware and software                          1.7%

(1) Industry classifications provided have been summarized. Refer to the supplementary annual financial information on pages 122 to 123 for further details.

--------------------------------------------------------------------------------

                                       57
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Impaired loans

While CIBC imposes a disciplined approach to risk by continuously monitoring all credit exposures, it also aggressively manages all impaired accounts. Generally, a loan is classified as impaired when management is of the opinion that there is no longer a reasonable assurance of the full and timely collection of principal and interest. Certain exceptions to this policy are outlined in Note 1 to the consolidated financial statements.

      During the year, $3.36 billion of loans were newly classified as impaired, up $1,137 million from 2001. The largest increase in gross impaired loans was within the telecommunications, media and technology industry sector, primarily in the U.S. and Europe. Overall, Canadian classifications increased by $50 million, while foreign classifications increased by $1,087 million, of which $784 million were related to classifications in the U.S.

      Reductions in gross impaired loans through remediation, repayment or sale were $1,084 million, up $149 million from 2001. The increase included $95 million related to consumer loans and $54 million in business and government loans. For the year, write-offs totalled $1,705 million, up $456 million from a year ago. Business and government loan write-offs accounted for $346 million of this increase, while consumer loan write-offs increased by $110 million.

-----------------------------------------------------------------------------------------------------------------------------------
CHANGES IN NET IMPAIRED LOANS(1)
                                                                Business                        Total
                                                                     and                       before
$ millions, as at or for                                      government       Consumer        general        General          2002
the years ended October 31                                         loans          loans(2)   allowance      allowance         Total
-----------------------------------------------------------------------------------------------------------------------------------
Gross impaired loans
Balance at beginning of year                                     $ 1,197        $   505        $ 1,702        $    --       $ 1,702
      New additions                                                2,354          1,008          3,362             --         3,362
      Returned to performing
         status, repaid or sold                                     (583)          (501)        (1,084)            --        (1,084)
-----------------------------------------------------------------------------------------------------------------------------------
      Gross impaired loans prior
         to write-offs                                             2,968          1,012          3,980             --         3,980
      Write-offs                                                  (1,104)          (601)        (1,705)            --        (1,705)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                           $ 1,864        $   411        $ 2,275        $    --       $ 2,275
===================================================================================================================================
Allowances
Balance at beginning of year                                     $   519        $   525        $ 1,044        $ 1,250       $ 2,294
      Write-offs                                                  (1,104)          (601)        (1,705)            --        (1,705)
      Provisions                                                   1,097            403          1,500             --         1,500
      Recoveries                                                      92            125            217             --           217
      Foreign exchange and other                                      (9)            (9)           (18)            --           (18)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $   595        $   443        $ 1,038        $ 1,250       $ 2,288
===================================================================================================================================
Net impaired loans
Balance at beginning of year                                     $   678        $   (20)       $   658        $(1,250)      $  (592)
      Net change in gross
         impaired                                                    667            (94)           573             --           573
      Net change in allowance                                        (76)            82              6             --             6
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $ 1,269        $   (32)       $ 1,237        $(1,250)      $   (13)
===================================================================================================================================
Gross impaired loans less specific allowance as a
   percentage of total net loans and acceptances                                                                               0.77%

Net impaired loans and acceptances after general allowance:
      As a percentage of total net loans and acceptances                                                                      (0.01)
      As a percentage of shareholders' equity                                                                                 (0.11)
===================================================================================================================================


                                                                Business                       Total
                                                                     and                      before
$ millions, as at or for                                      government      Consumer       general       General          2001
the years ended October 31                                         loans         loans(2)  allowance     allowance         Total
--------------------------------------------------------------------------------------------------------------------------------
Gross impaired loans
Balance at beginning of year                                     $ 1,204       $   457       $ 1,661       $    --       $ 1,661
      New additions                                                1,280           945         2,225            --         2,225
      Returned to performing
         status, repaid or sold                                     (529)         (406)         (935)           --          (935)
--------------------------------------------------------------------------------------------------------------------------------
      Gross impaired loans prior
         to write-offs                                             1,955           996         2,951            --         2,951
      Write-offs                                                    (758)         (491)       (1,249)           --        (1,249)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                           $ 1,197       $   505       $ 1,702       $    --       $ 1,702
================================================================================================================================
Allowances
Balance at beginning of year                                     $   476       $   510       $   986       $ 1,250       $ 2,236
      Write-offs                                                    (758)         (491)       (1,249)           --        (1,249)
      Provisions                                                     736           364         1,100            --         1,100
      Recoveries                                                      44           141           185            --           185
      Foreign exchange and other                                      21             1            22            --            22
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $   519       $   525       $ 1,044       $ 1,250       $ 2,294
================================================================================================================================
Net impaired loans
Balance at beginning of year                                     $   728       $   (53)      $   675       $(1,250)      $  (575)
      Net change in gross
         impaired                                                     (7)           48            41            --            41
      Net change in allowance                                        (43)          (15)          (58)           --           (58)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $   678       $   (20)      $   658       $(1,250)      $  (592)
================================================================================================================================
Gross impaired loans less specific allowance as a
   percentage of total net loans and acceptances                                                                            0.40%

Net impaired loans and acceptances after general allowance:
      As a percentage of total net loans and acceptances                                                                   (0.36)%
      As a percentage of shareholders' equity                                                                              (4.97)%
================================================================================================================================


                                                                Business                       Total
                                                                     and                      before
$ millions, as at or for                                      government      Consumer       general       General          2000
the years ended October 31                                         loans         loans(2)  allowance     allowance         Total
--------------------------------------------------------------------------------------------------------------------------------
Gross impaired loans
Balance at beginning of year                                     $ 1,019       $   463       $ 1,482       $    --       $ 1,482
      New additions                                                1,008           776         1,784            --         1,784
      Returned to performing
         status, repaid or sold                                     (408)         (348)         (756)           --          (756)
--------------------------------------------------------------------------------------------------------------------------------
      Gross impaired loans prior
         to write-offs                                             1,619           891         2,510            --         2,510
      Write-offs                                                    (415)         (434)         (849)           --          (849)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                           $ 1,204       $   457       $ 1,661       $    --       $ 1,661
================================================================================================================================
Allowances
Balance at beginning of year                                     $   505       $   243       $   748       $ 1,000       $ 1,748
      Write-offs                                                    (415)         (434)         (849)           --          (849)
      Provisions                                                     346           624           970           250         1,220
      Recoveries                                                      44            77           121            --           121
      Foreign exchange and other                                      (4)           --            (4)           --            (4)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $   476       $   510       $   986       $ 1,250       $ 2,236
================================================================================================================================
Net impaired loans
Balance at beginning of year                                     $   514       $   220       $   734       $(1,000)      $  (266)
      Net change in gross
         impaired                                                    185            (6)          179            --           179
      Net change in allowance                                         29          (267)         (238)         (250)         (488)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year(3)                                        $   728       $   (53)      $   675       $(1,250)      $  (575)
================================================================================================================================
Gross impaired loans less specific allowance as a
   percentage of total net loans and acceptances                                                                            0.44%

Net impaired loans and acceptances after general allowance:
      As a percentage of total net loans and acceptances                                                                   (0.37)%
      As a percentage of shareholders' equity                                                                              (5.06)%
================================================================================================================================

(1) Impaired loans include loan substitute securities of $30 million (2001: nil; 2000: $13 million) and allowances for credit losses of nil (2001: nil; 2000: $2 million) relating to loan substitute securities.
(2) Specific allowances for large numbers of homogeneous balances of relatively small amounts are established by reference to historical ratios of write-offs to balances outstanding. This may result in negative net impaired loans as individual loans are generally classified as impaired when repayment of principal or payment of interest is contractually 90 days in arrears.
(3) Excludes allowances on letters of credit totalling $1 million (2001: $1 million; 2000: $2 million).

--------------------------------------------------------------------------------

                                       58
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Provision for credit losses

----------------------------------------------------------------------------------
PROVISION FOR (RECOVERY OF) CREDIT LOSSES
$ millions, for the years ended October 31        2002          2001          2000
----------------------------------------------------------------------------------
Canada
      Residential mortgages                     $    3        $    3        $    5
      Student loans                                 --            (2)          365
      Personal loans                               108            84            94
      Credit card loans                            271           270           154
----------------------------------------------------------------------------------
      Total consumer loans                         382           355           618
----------------------------------------------------------------------------------
      Non-residential mortgages                      4             3             5
      Financial institutions                        (3)           (2)            2
      Service and retail industries                 37            49            15
      Manufacturing, consumer
         and capital goods                          25            24            51
      Real estate and construction                 (29)           (8)          (28)
      Agriculture                                   13             8             5
      Resource-based industries                      1             7            14
      Telecommunications, media
         and technology                             76            31            (2)
      Transportation                                 3             1            66
      Utilities                                     11             1             6
      Other                                          1             4             1
----------------------------------------------------------------------------------
      Total business and government loans          139           118           135
----------------------------------------------------------------------------------
                                                   521           473           753
----------------------------------------------------------------------------------
United States
      Total consumer loans                          18            --            (6)
      Financial institutions                        (2)            2            45
      Service and retail industries                 12           163            61
      Manufacturing, consumer
         and capital goods                          18           148            29
      Real estate and construction                  38            (1)          (15)
      Resource-based industries                    292            50            13
      Telecommunications, media
         and technology                            381           227            12
      Transportation                                27            (2)           13
      Utilities                                     70             8            --
      Other                                         --            28            46
----------------------------------------------------------------------------------
                                                   854           623           198
----------------------------------------------------------------------------------
Other countries
      Total consumer loans                           3             9            12
      Financial institutions                        (2)          (10)            1
      Service and retail industries                 (1)            1             2
      Manufacturing, consumer
         and capital goods                          --            (3)            2
      Real estate and construction                  (4)            3            (6)
      Agriculture                                   (1)           --             1
      Resource-based industries                     18            --            --
      Telecommunications, media
         and technology                            108             8            (2)
      Transportation                                --             1             6
      Utilities                                      4            (5)            4
      Other                                         --            --            (1)
----------------------------------------------------------------------------------
                                                   125             4            19
----------------------------------------------------------------------------------
Credit losses charged to income
      Specific provision                         1,500         1,100           970
      General provision                             --            --           250
----------------------------------------------------------------------------------
Total credit losses charged to the
   consolidated statements of income            $1,500        $1,100        $1,220
==================================================================================
As a percentage of total net loans
   and acceptances                                0.94%         0.67%         0.79%
==================================================================================

The provision for credit losses is the amount charged to income that increases the total allowance for credit losses to a level that management considers prudent to cover all probable credit-related losses in the portfolio, given due regard to existing economic conditions and credit derivatives.

      The provision for credit losses charged to income in 2002 was $1,500 million, compared with $1,100 million in 2001. The entire 2002 provision was allocated to specific allowances, with the general allowance remaining unchanged at $1.25 billion. During 2001, the total provision for credit losses charged to income of $1,100 million was also allocated to specific allowances. Total specific provisions for credit losses increased by $400 million in 2002. This increase was mainly attributable to the business and government loan portfolio, and reflects the continuing decline in credit conditions experienced in the U.S. and Europe, primarily in the telecommunications, utilities and resource-based industry groups.

      The specific provision of $970 million in 2000 included a $250 million additional provision for credit losses related to government-sponsored student loans, resulting in a total student loan provision of $365 million for the year.

Allowances for credit losses

The total allowance for credit losses consists of specific and general allowance components. Specific allowances are recorded when loans are identified as impaired. For business and government loans, specific allowances are established through ongoing assessments of the portfolio on an account-by-account basis when impaired loans are identified. Specific allowances for consumer loans are determined by reference to historical ratios of write-offs to balances outstanding.

      The general allowance provides for credit losses that are present in the credit portfolios, but which have not yet been specifically identified.

      The credit portfolios to which the general allowance applies include business loans and acceptances, off-balance sheet credit instruments, such as credit commitments and letters of credit, and consumer loans. The general allowance does not apply to loans or credit facilities that are impaired, as appropriate specific provisions are taken to provide for these.

      The methodology for determining the appropriate level of general allowance involves using expected loss rates associated with different credit portfolios, and for different risk levels within portfolios, estimating a time period over which losses that are present would be specifically identified and a specific provision taken, and adjusting for management's view of the current and ongoing economic and portfolio trends.

      Expected loss rates for business loan portfolios are based on the risk rating of each credit facility and on the probability of default factors associated with each risk rating, as well as estimates of loss given default. The probability of default factors reflects CIBC's historical experience over an economic cycle, and is supplemented by data derived from defaults in the public debt markets. Loss given default estimates are based on CIBC's experience over many years. For consumer loan portfolios, expected losses are based on CIBC's historical flow and loss rates.

      The level of general allowance is determined by a number of factors, including the portfolios' size, the relative risk profiles of the portfolios, the economic trends and evidence of credit quality improvements or deterioration.

--------------------------------------------------------------------------------

                                       59
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The general allowance requirement is assessed using these criteria. On a regular basis, the parameters that drive the general allowance calculation are updated, based on CIBC's market experience.

      As at October 31, 2002, the specific allowance for credit losses was $1.04 billion, down $6 million from 2001. The change year-over-year was the result of a decrease related to the consumer loan portfolio of $82 million, and an increase in respect of the business and government loan portfolio of $76 million.

      During 2002, CIBC's general allowance remained unchanged at $1.25 billion, resulting in a total allowance for credit losses of $2.29 billion. This amount was viewed as prudent in light of the composition of the credit portfolio, as well as continued levels of uncertainty of economic performance in CIBC's major lending markets.

      The total allowance for credit losses is reviewed and approved on a quarterly basis by the SET and the Audit Committee. The total allowance for credit losses exceeded gross impaired loans by $13 million as at October 31, 2002 compared with $592 million at the end of the prior year. While management believes that the allowance for credit losses is sufficient at October 31, 2002, future additions to the allowance will be subject to continuing evaluation of risks in the loan portfolio and changing economic conditions.

--------------------------------------------------------------------------------
MANAGEMENT OF MARKET RISK

Market risk is the risk of financial loss arising from changes in values of financial instruments and includes interest rate, credit spread, foreign exchange, equity, commodity and liquidity risks. CIBC is exposed to market risk in its trading and investment portfolios, and through its asset-liability management activities.

      CIBC's framework for the management of market risk comprises infrastructure, policies and standards, and measurement, monitoring and control practices, which CIBC believes incorporate best practice risk management standards. TBRM performs market risk management functions independently of CIBC's business lines. The risk measurement, monitoring and control processes ensure that overall market risk and its components are well understood within CIBC.

Infrastructure

The activities of TBRM are reviewed and approved, as appropriate, by the CRC, the SET and ultimately by the Risk Management Committee of the board. In addition to understanding, measuring, monitoring and controlling risks, TBRM ensures on a daily basis that the individual components and overall market risk exposures of CIBC are within approved risk limits and that only authorized activities are undertaken.

      The quality and skills of risk managers are critical to achieving effective risk management. Each business incurring significant market risk is the focus of an experienced market risk manager, supplemented by regional risk management professionals located in all major CIBC trading centres, facilitating comprehensive risk coverage. Data from trading systems around the world are consolidated in a central risk management database. Centralized risk measurement and access to large amounts of risk management data support the global management of market risk through integrated risk reporting and analysis, and limit monitoring. CIBC generates a detailed risk report and limit-monitoring summary each morning, based on the previous day's trading. This report provides a CIBC-wide view of market risk in the trading portfolios and is integral to the review of risk exposure at CIBC's trading room meeting each morning. A similar report provides a CIBC-wide view of non-trading market risks. Each day, all risk positions are monitored against authorized limits by an independent risk manager, and positions that exceed authorized limits are promptly reported to senior management. Reports on compliance with risk limits are made weekly to the CRC and quarterly to the Risk Management Committee.

Policies and standards

CIBC has developed comprehensive policies and standards for market risk management. These relate to identification and measurement of the various types of market risk, and to the establishment of limits within which CIBC manages its overall exposure. The policies explicitly state risk tolerance levels, expressed in terms of both statistically based Value-at-Risk (VaR) measures and of potential worst-case stress losses. The Risk Management Committee approves overall levels of risk that CIBC may assume.

      CIBC uses a three-tiered approach to set market risk limits on the amounts of interest rate, credit spread, foreign exchange, commodity and equity risks that the organization can assume in its trading and non-trading activities. The first-tier limits are CIBC's overall market risk and worst-case scenario limits, and are set by the SET, in keeping with the risk tolerance expressed by the Risk Management Committee. The second-tier limits are designed to control the risk profile of positioning activities in each business, and are established by agreement of TBRM and the businesses, and are approved by the CRC. The third-tier limits are delegated down to the desk level and are designed to monitor risk concentration and the impact of book-specific stress events. Policies also outline requirements for yield curve and valuation model construction, and link to accounting policies with respect to mark-to-market methodologies and the independent valuation of positions.

Measurement, monitoring and control

Since no single measure reflects all aspects of market risk, CIBC uses several different risk measures:

o VaR - CIBC's Risk Measurement Unit (RMU) methodology, which enables the like-for-like comparison of risk in different businesses and asset classes.

o Stress testing and scenario analysis, which provide insight into portfolio behaviour under extreme circumstances.

o Backtesting, which validates the effectiveness of risk quantification through analysis of actual and theoretical profit and loss outcomes.

RMU methodology

CIBC has developed and adopted a comprehensive VaR market risk measurement methodology that expresses risk in terms of RMUs. The VaR or RMU methodology is a statistically defined, probability-based approach that uses volatilities and correlations to quantify risk in dollar terms.

      The RMU is CIBC's market risk measure of the potential loss from adverse market movements that can occur under normal market conditions, based on historical data and recent market experience. An RMU is defined as the overnight loss with less than a 1% probability of occurring in normal markets. The RMU methodology uses numerous risk factors as inputs, including, for example, interest rate risk, exposure to multiple yield curve points, exposure to multiple basis and spread relationships, and

--------------------------------------------------------------------------------

                                       60
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

exposure to multiple implied volatility points. The RMU is computed through use of the historical volatility of each risk factor and the associated historical correlations among them, updated on a regular basis. A composite RMU measure is determined by aggregating the RMU measures for each of interest rate, credit spread, equity, foreign exchange and commodity market risks, and the reduction due to the portfolio effect of combining the risks. The composite RMU is then expressed as a potential worst-case loss that can occur over one day, no more than 1% of the time, or equivalently, within a confidence interval of 2.33 standard deviations, in normal markets. The model covers all financial products traded by CIBC, including foreign exchange products, derivatives, debt securities, equities and commodities. The RMU methodology is based on a variance-covariance model, supplemented by an historical simulation model.

Stress testing and scenario analysis

While the RMU methodology captures CIBC's exposure to unlikely events in normal market conditions, stress testing and scenario analysis are designed to add insight to the possible outcomes of abnormal market conditions.

      CIBC's stress testing measures the effect on portfolio values of a wide range of extreme moves in market prices, based on historical experience and/or referenced to specific book concentrations. The stress test methodology assumes that no actions are taken during the stress event to mitigate risk, reflecting the decreased liquidity that frequently accompanies market shocks.

      CIBC's scenario analysis approach simulates the impact on the portfolio of extreme market events unfolding over an extended period of up to a full calendar quarter. In this case, the changing portfolio characteristics and the market movements are dynamic. This allows analysis of the impact of changes in market liquidity and potential risk mitigation strategies over time.

      Scenarios are developed using actual historical market data during periods of market disruption, or are based on the hypothetical occurrence of economic events, political events and natural disasters suggested and designed by economists, business leaders and risk managers.

      As of October 31, 2002, CIBC's scenario analysis program included various historical and hypothetical scenarios. Among the historical scenarios used were the 1987 equity market crash, the 1994 period of U.S. Federal Reserve tightening, the 1998 Russian-led crisis, and the market events following September 11, 2001. The hypothetical scenarios used include potential market crises originating in North America and in Asia. Key to the effectiveness of the scenario analysis program is the timely review of the applicability of the scenarios.

      CIBC's core stress tests and scenario analyses are run daily, with further ad hoc analyses carried out on a regular basis. Limits are placed on the maximum acceptable loss to the aggregate portfolio under any worst-case scenario and on the impact of stress testing at the detailed portfolio level.

      A variation of CIBC's scenario analysis model is employed to add insight to risks in the merchant banking portfolio. In this case, the simulation framework is extended to quantify potential losses over a full year.

      The effectiveness of stress testing and scenario analysis is demonstrated during actual periods of market disruption.

Backtesting

The process of backtesting is key to the sustained integrity of CIBC's risk models. For each of CIBC's trading portfolios, and in aggregate, daily RMUs are compared with trading revenue. The backtesting process serves to confirm that actual profit and loss (P/L) outcomes are consistent with the statistical assumptions of the RMU model. This process is further enhanced through the calculation of a hypothetical or static P/L. This represents the theoretical change in portfolio value due to each day's price movements, of the prior day's closing portfolio, on the assumption that it remained unchanged. Comparison of this daily static P/L with RMU is required by the Office of the Superintendent of Financial Institutions (OSFI) and serves as a further validation of the integrity of the RMU model.

Trading activities

CIBC holds positions in both liquid and less liquid traded financial instruments as a fundamental component of providing integrated financial solutions to meet client investment and risk management needs. Trading revenue is generated from these transactions with clients and, to a lesser extent, from proprietary trading. Traded instruments include debt and equity securities, as well as foreign exchange, commodity and derivative products. Positions are recorded at fair values, with realized or unrealized gains and losses from changes in fair value recognized in trading activities as non-interest income, while net interest earned on trading positions after funding is reflected as net interest income in the consolidated statements of income. Trading and related risk management strategies can periodically shift revenue between trading activities and net interest income. Therefore, trading revenue includes net interest income earned on trading portfolios in addition to net gains or losses from trading activities.

--------------------------------------------------------------------------------
TRADING REVENUE
$ millions, for the years ended October 31        2002        2001         2000
--------------------------------------------------------------------------------
Net interest income (TEB)                       $  382      $ (201)      $ (260)
Trading activities                                 273       1,343        1,140
--------------------------------------------------------------------------------
Total trading revenue (TEB)                     $  655      $1,142       $  880
================================================================================
By type:
   Interest rate                                $  290      $  505       $  231
   Foreign exchange(1)                             152         179          199
   Equities                                        136         391          394
   Other(2)                                         77          67           56
--------------------------------------------------------------------------------
Total trading revenue (TEB)                     $  655      $1,142       $  880
================================================================================

(1) Revenue earned on foreign exchange for other than trading activities is included in other non-interest income.

(2) Includes commodities, credit derivatives and secondary loan trading and sales.

In 2002, total trading revenue (TEB) was $655 million, which decreased by $487 million over the prior year. The decrease was primarily due to difficult financial conditions associated with weaker economic conditions in the U.S. Both equity and fixed income activities faced weaker performance as a result of these market conditions.

      In 2001, trading revenue (TEB) was $1,142 million, which increased by $262 million over 2000. The increase was primarily due to a reduction in interest funding costs on traded instruments as a result of interest rate reductions in 2001, partially offset by the effects of weaker markets in 2001 and the fourth quarter market impact of September 11, 2001. In addition, trading revenue benefited in 2001 from increased revenue in the fixed income businesses.

      The RMU by risk type table on the next page shows the mix of market risks through 2002 by type of risk and aggregate risk. These risks are interrelated and, consequently, are only additive after taking into account the diversification effect, which reflects the reduction of risk due to portfolio effects among the trading positions. CIBC's trading risk exposures to interest

--------------------------------------------------------------------------------

                                       61
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

rates arise from activities in the global debt and money markets, particularly from transactions in Canadian, U.S., European and Japanese markets. The primary instruments are government and corporate debt, and interest rate swaps. The bulk of the trading exposure to foreign exchange risk arises from transactions involving the U.S. dollar, the Euro, the British pound, and the Japanese yen, whereas the primary risks of loss in equities are in the U.S., Canadian and European equity markets. During 2002, aggregate risk levels were generally lower than in 2001, with reductions concentrated primarily in credit spread risk. Limitations on significant directional exposure and active securities inventory management were major components in constraining risk, consistent with CIBC's goal of low earnings volatility.

      The histogram below presents the frequency distribution of daily trading revenue for 2002. Trading revenue was positive for 74% of the days in 2002, compared with 81% in 2001 and 74% in 2000. Average daily trading revenue was $2.5 million in 2002, compared with $4.4 million in 2001 and $3.5 million in 2000.

      The trading revenue and RMU backtesting graph below compares the 2002 actual daily trading revenue with the previous day's RMU measures. As indicated previously, these VaR measures are derived from statistically defined probability-based models that use CIBC's market positions and prior market correlations and volatilities under normal market conditions.

--------------------------------------------------------------------------------
RMU BY RISK TYPE - TRADING PORTFOLIO

                                 2002          2002          2001          2001
$ millions                   Year-end       Average      Year-end       Average
--------------------------------------------------------------------------------
Interest rate risk            $  7.32       $  8.47       $  6.14       $  7.05
Credit spread risk               5.65          5.79          6.72          8.50
Equity risk                      9.29          8.34          8.33          9.81
Foreign exchange risk            0.53          0.76          0.87          0.81
Commodity risk                   2.56          1.02          1.05          1.16
Diversification effect         (10.00)       (11.46)       (11.95)       (13.13)
--------------------------------------------------------------------------------
Total risk                    $ 15.35       $ 12.92       $ 11.16       $ 14.20
================================================================================

Frequency distribution of daily 2002 trading revenue
Frequency (days)

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

--------------------------
Trading
revenue         Frequency
($ millions)    (days)
--------------------------
 -22           0
 -21           0
 -20           0
 -19           0
 -18           0
 -17           0
 -16           0
 -15           0
 -14           0
 -13           0
 -12           1
 -11           0
 -10           2
  -9           1
  -8           1
  -7           4
  -6           6
  -5           3
  -4           7
  -3           8
  -2           6
  -1          14
   0          15
   1          21
   2          24
   3          29
   4          30
   5          16
   6          19
   7          10
   8          12
   9           4
  10           7
  11           3
  12           5
  13           5
  14           2
  15           0
  16           0
  17           1
  18           1
  19           0
  20           1
  21           0
  22           1

Backtesting of trading revenue vs. RMU
$ millions

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                  Date                RMU              Trading Revenue
              -----------         ------------         ---------------
                1-Nov-01            (11.15)                  4.71
                2-Nov-01            (11.21)                  4.33
                5-Nov-01            (11.32)                  5.49
                6-Nov-01            (12.04)                  2.65
                7-Nov-01            (12.89)                 12.93
                8-Nov-01            (14.05)                  3.08
                9-Nov-01            (13.87)                  3.47
               12-Nov-01            (12.89)                  1.86
               13-Nov-01            (13.98)                 (0.43)
               14-Nov-01            (13.31)                 (1.10)
               15-Nov-01            (13.27)                 (1.43)
               16-Nov-01            (12.29)                  2.96
               19-Nov-01            (12.56)                  3.50
               20-Nov-01            (13.01)                  1.18
               21-Nov-01            (13.23)                  0.09
               22-Nov-01            (12.67)                  2.63
               23-Nov-01            (12.56)                 (0.81)
               26-Nov-01            (12.34)                  7.07
               27-Nov-01            (12.78)                  5.71
               28-Nov-01            (12.60)                  4.22
               29-Nov-01            (11.47)                  4.63
               30-Nov-01            (12.03)                 21.41
                3-Dec-01            (12.03)                 12.99
                4-Dec-01            (11.75)                  3.88
                5-Dec-01            (11.87)                  6.25
                6-Dec-01            (13.08)                  0.24
                7-Dec-01            (13.72)                  3.07
               10-Dec-01            (14.60)                 11.22
               11-Dec-01            (13.48)                  4.29
               12-Dec-01            (14.03)                  3.45
               13-Dec-01            (12.87)                  2.38
               14-Dec-01            (13.72)                 12.82
               17-Dec-01            (12.47)                  0.22
               18-Dec-01            (13.51)                  9.34
               19-Dec-01            (14.02)                  5.62
               20-Dec-01            (13.06)                  9.45
               21-Dec-01            (14.54)                 11.10
               24-Dec-01            (14.14)                 (1.10)
               26-Dec-01            (14.29)                  0.66
               27-Dec-01            (15.10)                 (0.35)
               28-Dec-01            (14.56)                 13.45
               31-Dec-01            (14.29)                  5.89
                2-Jan-02            (14.30)                  5.86
                3-Jan-02            (14.48)                  5.16
                4-Jan-02            (15.22)                  4.35
                7-Jan-02            (14.88)                  4.25
                8-Jan-02            (14.77)                  6.55
                9-Jan-02            (14.15)                  2.51
               10-Jan-02            (14.58)                  8.67
               11-Jan-02            (14.41)                 11.22
               14-Jan-02            (14.91)                  8.18
               15-Jan-02            (14.46)                 17.14
               16-Jan-02            (14.39)                  3.26
               17-Jan-02            (15.06)                  3.88
               18-Jan-02            (16.66)                 (3.06)
               21-Jan-02            (15.23)                  1.43
               22-Jan-02            (14.92)                  9.59
               23-Jan-02            (13.90)                  3.34
               24-Jan-02            (14.62)                  1.48
               25-Jan-02            (15.48)                 (1.59)
               28-Jan-02            (16.01)                  2.70
               29-Jan-02            (15.51)                  7.08
               30-Jan-02            (15.40)                  2.73
               31-Jan-02            (15.26)                 (2.11)
                1-Feb-02            (15.14)                  7.94
                4-Feb-02            (14.93)                  1.35
                5-Feb-02            (15.39)                  7.04
                6-Feb-02            (15.32)                 (1.47)
                7-Feb-02            (15.27)                  7.13
                8-Feb-02            (15.62)                  5.71
               11-Feb-02            (15.35)                  5.92
               12-Feb-02            (15.40)                 (0.21)
               13-Feb-02            (15.20)                  1.24
               14-Feb-02            (12.38)                 (2.22)
               15-Feb-02            (11.96)                  0.99
               18-Feb-02            (11.88)                  6.37
               19-Feb-02            (11.86)                  2.91
               20-Feb-02            (11.87)                 (1.94)
               21-Feb-02            (11.97)                  3.52
               22-Feb-02            (12.14)                  4.84
               25-Feb-02            (12.53)                  1.51
               26-Feb-02            (12.39)                  2.72
               27-Feb-02            (12.81)                 (3.51)
               28-Feb-02            (12.49)                (10.50)
                1-Mar-02            (13.70)                  3.46
                4-Mar-02            (13.35)                 (9.02)
                5-Mar-02            (14.16)                  5.04
                6-Mar-02            (14.16)                  2.80
                7-Mar-02            (14.78)                 (4.03)
                8-Mar-02            (15.90)                 (1.06)
               11-Mar-02            (16.31)                  1.06
               12-Mar-02            (16.28)                  2.80
               13-Mar-02            (14.86)                  7.65
               14-Mar-02            (14.89)                 (6.09)
               15-Mar-02            (15.20)                  5.40
               18-Mar-02            (14.22)                  1.43
               19-Mar-02            (15.34)                  2.28
               20-Mar-02            (15.27)                  1.18
               21-Mar-02            (15.19)                 (1.63)
               22-Mar-02            (15.19)                 (1.51)
               25-Mar-02            (15.66)                  1.67
               26-Mar-02            (14.24)                  5.81
               27-Mar-02            (13.91)                  6.21
               28-Mar-02            (14.00)                  7.40
               29-Mar-02            (14.42)                 (3.53)
                1-Apr-02            (14.58)                 (0.02)
                2-Apr-02            (15.25)                  5.91
                3-Apr-02            (14.55)                  9.64
                4-Apr-02            (14.37)                  2.47
                5-Apr-02            (12.59)                  4.48
                8-Apr-02            (11.73)                 (0.26)
                9-Apr-02            (12.60)                  0.32
               10-Apr-02            (11.79)                  0.70
               11-Apr-02            (10.94)                  1.82
               12-Apr-02            (11.53)                  9.38
               15-Apr-02            (11.58)                 (1.60)
               16-Apr-02            (11.59)                 (0.37)
               17-Apr-02            (12.17)                  9.86
               18-Apr-02            (11.36)                  2.49
               19-Apr-02            (12.01)                 10.12
               22-Apr-02            (12.15)                  2.41
               23-Apr-02            (11.26)                 (0.62)
               24-Apr-02            (12.00)                  0.97
               25-Apr-02            (10.88)                  0.23
               26-Apr-02            (10.63)                  2.12
               29-Apr-02            (10.82)                  5.96
               30-Apr-02            (10.46)                 (1.83)
                1-May-02            (10.40)                  0.16
                2-May-02             (9.93)                  4.13
                3-May-02            (10.78)                  5.85
                6-May-02            (10.24)                 (3.51)
                7-May-02            (10.94)                 10.53
                8-May-02            (11.03)                  5.51
                9-May-02            (11.00)                  2.83
               10-May-02            (10.77)                  1.48
               13-May-02            (11.45)                  2.15
               14-May-02            (12.15)                 (5.89)
               15-May-02            (11.88)                  6.84
               16-May-02            (11.65)                  0.62
               17-May-02            (11.40)                 (7.39)
               20-May-02            (12.08)                  0.70
               21-May-02            (12.99)                 12.50
               22-May-02            (12.25)                  3.16
               23-May-02            (12.66)                  7.52
               24-May-02            (13.17)                  0.41
               27-May-02            (12.38)                  0.85
               28-May-02            (12.56)                  5.62
               29-May-02            (11.73)                  3.26
               30-May-02            (11.56)                  1.78
               31-May-02            (11.31)                  3.74
                3-Jun-02            (10.77)                  3.11
                4-Jun-02            (11.13)                  3.12
                5-Jun-02            (10.84)                  5.64
                6-Jun-02            (10.44)                  0.65
                7-Jun-02            (10.65)                 (3.19)
               10-Jun-02            (10.28)                  3.35
               11-Jun-02             (9.89)                  1.51
               12-Jun-02             (9.51)                 (4.09)
               13-Jun-02             (9.01)                  9.40
               14-Jun-02             (9.46)                 (0.03)
               17-Jun-02             (9.65)                 (3.63)
               18-Jun-02             (9.03)                  3.06
               19-Jun-02             (8.67)                  7.30
               20-Jun-02             (9.76)                 (3.18)
               21-Jun-02             (9.34)                  3.02
               24-Jun-02             (9.99)                  1.02
               25-Jun-02             (9.78)                  4.67
               26-Jun-02            (10.03)                 (6.85)
               27-Jun-02            (10.25)                  4.87
               28-Jun-02             (9.75)                  3.53
                1-Jul-02             (9.53)                 (0.02)
                2-Jul-02             (9.99)                  1.79
                3-Jul-02             (9.52)                  3.04
                4-Jul-02             (9.14)                  7.58
                5-Jul-02             (9.21)                 (6.29)
                8-Jul-02             (8.50)                  2.38
                9-Jul-02             (8.36)                  3.64
               10-Jul-02             (8.62)                 (0.23)
               11-Jul-02             (9.21)                  2.66
               12-Jul-02             (9.14)                  6.37
               15-Jul-02            (10.13)                 (7.25)
               16-Jul-02            (10.98)                  5.79
               17-Jul-02            (10.75)                  0.94
               18-Jul-02             (9.62)                  6.93
               19-Jul-02             (8.36)                 (6.19)
               22-Jul-02            (10.74)                 (7.45)
               23-Jul-02            (11.41)                 (6.24)
               24-Jul-02            (13.08)                  8.62
               25-Jul-02            (10.88)                 (1.00)
               26-Jul-02            (12.55)                 (3.21)
               29-Jul-02            (11.96)                  3.06
               30-Jul-02            (11.25)                  3.26
               31-Jul-02            (11.03)                  4.85
                1-Aug-02            (12.15)                 19.09
                2-Aug-02            (12.85)                 (2.71)
                5-Aug-02            (12.95)                 (0.12)
                6-Aug-02            (13.74)                  3.60
                7-Aug-02            (14.24)                (10.14)
                8-Aug-02            (14.44)                 11.87
                9-Aug-02            (13.93)                  2.25
               12-Aug-02            (13.27)                  2.22
               13-Aug-02            (13.31)                 (1.61)
               14-Aug-02            (13.84)                  1.93
               15-Aug-02            (12.72)                  3.86
               16-Aug-02            (12.71)                  3.52
               19-Aug-02            (13.29)                  3.36
               20-Aug-02            (12.90)                  0.65
               21-Aug-02            (13.27)                  4.52
               22-Aug-02            (13.40)                  2.84
               23-Aug-02            (13.16)                 10.96
               26-Aug-02            (13.14)                  3.44
               27-Aug-02            (12.70)                  0.29
               28-Aug-02            (13.24)                  6.68
               29-Aug-02            (12.94)                 (0.75)
               30-Aug-02            (12.81)                 16.78
                2-Sep-02            (12.41)                 (0.99)
                3-Sep-02            (12.68)                 (4.02)
                4-Sep-02            (13.14)                 12.67
                5-Sep-02            (14.04)                 (5.92)
                6-Sep-02            (13.45)                  8.56
                9-Sep-02            (13.03)                  2.13
               10-Sep-02            (13.06)                  2.88
               11-Sep-02            (12.46)                  7.01
               12-Sep-02            (12.96)                 (4.95)
               13-Sep-02            (13.74)                  1.90
               16-Sep-02            (14.19)                  2.79
               17-Sep-02            (13.49)                  3.52
               18-Sep-02            (15.25)                  7.98
               19-Sep-02            (15.86)                (12.85)
               20-Sep-02            (16.41)                  4.95
               23-Sep-02            (14.91)                 (4.71)
               24-Sep-02            (15.38)                 (2.17)
               25-Sep-02            (15.12)                 13.38
               26-Sep-02            (15.10)                 (8.08)
               27-Sep-02            (15.07)                  1.99
               30-Sep-02            (15.08)                 11.77
                1-Oct-02            (15.24)                  6.67
                2-Oct-02            (14.63)                  1.81
                3-Oct-02            (15.34)                 (2.12)
                4-Oct-02            (14.19)                 (0.13)
                7-Oct-02            (14.19)                  0.39
                8-Oct-02            (14.35)                 (4.11)
                9-Oct-02            (14.00)                  0.62
               10-Oct-02            (14.57)                  1.01
               11-Oct-02            (14.16)                  2.06
               14-Oct-02            (14.11)                  0.00
               15-Oct-02            (14.17)                  7.00
               16-Oct-02            (13.57)                  4.96
               17-Oct-02            (13.32)                 (4.93)
               18-Oct-02            (12.55)                  2.52
               21-Oct-02            (13.24)                  5.55
               22-Oct-02            (13.17)                 (1.27)
               23-Oct-02            (13.16)                  2.20
               24-Oct-02            (13.96)                  1.58
               25-Oct-02            (14.53)                 (5.09)
               28-Oct-02            (14.78)                 (2.24)
               29-Oct-02            (14.22)                 (6.69)
               30-Oct-02            (15.94)                  1.68
               31-Oct-02            (16.07)                 (7.24)

--------------------------------------------------------------------------------

                                       62
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Non-trading activities

CIBC manages market risks, including interest rate, foreign exchange and equity exposures arising from the retail customer banking business, merchant banking portfolios and other non-trading activities. Foreign exchange exposures arising from structural on-balance sheet assets and liabilities and from investments in foreign operations are also included in non-trading activities.

      The RMU by risk type table below shows the mix of non-trading risks by type of risk and aggregate risk. These risks are interrelated and, consequently, are only additive after taking into account the diversification effect that reflects the increases of risk due to portfolio effects among the different positions. During 2002, risk levels were higher than in 2001, with increases concentrated primarily in interest rate risk. Despite reduced directional positions in the asset-liability gap, volatile market conditions led to sharply higher risk parameters, reflected in higher RMU.

      Due to the illiquid nature of many of the merchant banking investments, CIBC does not employ overnight RMU as a risk measure for these portfolios. In addition to being measured and monitored in notional terms, CIBC subjects the portfolio to scenario analysis which simulates potential losses over a one-year timeframe.

      Non-trading interest rate risk consists primarily of risk inherent in asset-liability management activities and the activities of foreign and domestic subsidiaries. Interest rate risk results from differences in the maturities or repricing dates of assets and liabilities, both on- and off-balance sheet, as well as from embedded optionality in retail products. This optionality arises predominantly from the prepayment exposures of mortgage products, mortgage commitments and some GIC products with early redemption features. A variety of cash instruments and derivatives, principally interest rate swaps, futures and options, are used to manage and control these risks. Derivatives are used to modify the interest rate characteristics of related balance sheet instruments and to hedge anticipated exposures.

--------------------------------------------------------------------------------
RMU BY RISK TYPE - NON-TRADING PORTFOLIO

                                    2002         2002         2001         2001
$ millions                      Year-end      Average     Year-end      Average
--------------------------------------------------------------------------------
Interest rate risk                $57.76       $65.41       $50.91       $50.12
Credit spread risk                  3.86         2.15         1.52         1.61
Equity risk                         3.82         2.91         2.11         8.07
Foreign exchange risk               0.98         0.64         0.64         0.49
Diversification effect             (9.03)       (5.87)       (4.52)       (6.16)
--------------------------------------------------------------------------------
Total risk                        $57.39       $65.24       $50.66       $54.13
================================================================================

CIBC's total non-trading interest rate risk exposure, as at October 31, 2002, is included in Note 12 to the consolidated financial statements. On- and off-balance sheet assets and liabilities are reported in timeframes based on the earlier of their contractual repricing date or maturity date. It should be noted that this reported interest rate position presents CIBC's risk exposure only at a point in time. Exposure can change depending on customer preference for products and terms, including mortgage prepayment or other option exercise, and the nature of CIBC's management of the various and diverse portfolios that comprise the consolidated interest rate risk position. Given CIBC's consolidated maturity and repricing portfolio profile at October 31, 2002, as adjusted for estimated prepayments, an immediate 1% increase in interest rates across all maturities would increase net income after taxes by approximately $48 million over the next 12 months, and reduce common shareholders' equity as measured on a present value basis by approximately $263 million.

      Non-trading equity exposure arises primarily from merchant banking activities, as well as from equity-linked retail products (equity-linked GICs), including embedded optionality, and associated hedges. A variety of cash instruments and derivatives, including equity swaps, futures and options, are used to manage and control these risks.

      Non-trading foreign exchange risk of the CIBC consolidated balance sheets arises primarily from structural on-balance sheet assets and liabilities and from investments in foreign operations. CIBC's approach to the structural foreign exchange position is designed to ensure this exposure is minimized.

      CIBC offers and originates a broad array of retail products with various market risk characteristics. Changes in market conditions, customer behaviour and competitive market pressures can have an impact on the market risk exposure and retail margins earned from these products.

      CIBC has $3.1 billion in the active as well as strategic merchant banking investments. The active portfolio consists of $2.5 billion of debt, equity and private equity fund investments. This portfolio was down 23% from the prior year due to a combination of write-downs and efforts to reduce exposures to this type of investment. The portfolio is diversified from an industry perspective with over 13 industry groups.

Merchant banking portfolio industry diversification(1)

[THE FOLLOWING DATA WAS REPRESENTED AS A PIE CHART IN THE PRINTED MATERIAL]

                                      2002

Industrial growth and services        20.7%
Hardware and software                 16.1%
Telecommunications and cable          11.1%
Services                               9.6%
Healthcare                             9.0%
Retail                                 7.8%
Financial services                     5.2%
Other                                  4.9%
Media and publishing                   4.8%
Resource-based industries              3.1%
Utilities                              2.8%
Real estate                            2.6%
Entertainment                          2.3%

(1) The industry classifications represent those of the debt and equity securities, including the underlying investees of the fund investments.

Non-exchange traded commodity derivatives

CIBC controls and manages its commodity derivatives risk through its RMU methodology as described earlier. The following table indicates the fair value based upon maturity of non-exchange traded commodity contracts as at October 31, 2002.

$ millions                                Positive      Negative            Net
--------------------------------------------------------------------------------
Maturity less than 1 year                  $   254       $  (276)       $   (22)
Maturity 1 - 3 years                           277          (331)           (54)
Maturity 4 - 5 years                            41           (22)            19
Maturity in excess of 5 years                  413          (435)           (22)
--------------------------------------------------------------------------------
Gross fair value of contracts              $   985       $(1,064)       $   (79)
================================================================================

--------------------------------------------------------------------------------

                                       63
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

During the year, CIBC had exposure to energy and other commodity derivatives. Wherever possible, CIBC independently verifies the fair value of the positions using third-party pricing sources. In the event that these are not available, independently approved modelling techniques or other valuation methodologies are utilized. The table below summarizes the methodology for independently checking the fair value of the commodity exposures at October 31, 2002.

---------------------------------------------------------------------------------------------------------------------------------
SOURCES OF FAIR VALUE
                                                                            Gross fair value of contracts
                                                              ------------------------------------------------------
                                                               Maturity                                  Maturity in
                                                              less than       Maturity       Maturity      excess of
$ millions, as at October 31, 2002                               1 year    1 - 3 years    4 - 5 years        5 years        Total
---------------------------------------------------------------------------------------------------------------------------------
Sources of fair value
   Quoted prices from external sources                             $(22)          $(54)          $ 19           $ 31         $(26)
   Prices based upon models or other valuation methodologies         --             --             --            (53)         (53)
---------------------------------------------------------------------------------------------------------------------------------
                                                                   $(22)          $(54)          $ 19           $(22)        $(79)
=================================================================================================================================

--------------------------------------------------------------------------------
MANAGEMENT OF LIQUIDITY RISK

CIBC's liquidity risk framework is designed to ensure the availability of sufficient funds to honour financial commitments in the most cost-effective manner possible.

      CIBC's approach to managing liquidity exposure is based upon a comprehensive framework, comprising infrastructure, policies and standards supporting measurement, monitoring and control techniques. Liquidity risk is actively managed with emphasis on exposure identification, containment and mitigation.

Infrastructure

Global liquidity management is the responsibility of TBRM. Major regional funding centres and operating subsidiaries in North America, Europe and Asia provide regional liquidity management. Daily monitoring is undertaken to ensure compliance with approved liquidity guidelines and limits. Measurement systems and liquidity reports are independently monitored and reviewed.

Policies and standards

      CIBC's liquidity policy framework is reviewed and approved annually by the Risk Management Committee of the board. The policy establishes guidelines and limits on minimum liquid asset inventories, funding diversification measures and net cash outflows in both Canadian dollars and foreign currencies.

      As CIBC operates in a variety of jurisdictions, the funding process is designed to ensure compliance with all governing regulatory restrictions on the inter-company transfer of funds within the CIBC group and to ensure appropriate liquidity in each region.

Measurement, monitoring and control

CIBC has measurement systems to monitor both actual and anticipated inflows and outflows of funds on a daily basis from on- and off-balance sheet exposures. These measurement systems generate detailed liquidity reports that are integral to the containment of liquidity risk exposure through the use of a prudent distribution of liability maturities to ensure net cash outflows in any given time horizon are manageable.

      CIBC's liquidity management framework incorporates the use of scenario analyses, designed to measure the potential impact of abnormal market conditions on the liquidity risk profile. These scenarios are intended to enhance insight into potential liquidity risk exposures under extreme market conditions. Contingency plans for responding to liquidity stress events are reviewed, tested and updated regularly.

      CIBC further mitigates liquidity risk exposure through the maintenance of segregated term funded pools of higher-quality liquid assets. These liquid assets may be sold or pledged as secured borrowings to provide a ready source of cash. Balance sheet liquid assets as at October 31, 2002 include cash of $0.8 billion, securities of $65.3 billion and deposits with banks of $8.7 billion. CIBC also had $16.0 billion of securities borrowed or purchased under resale agreements as at October 31, 2002.

      In the course of CIBC's regular business activities, certain assets are pledged as part of collateral management, including repurchase agreements and security lending. Pledged asset requirements as at October 31, 2002 totalled $26.8 billion, as outlined in Note 27 to the consolidated financial statements.

      A broad base of retail and wholesale funding sources is used to meet consolidated liquidity needs. CIBC's ability to generate core deposits provides a stable and secure source of funding. As at October 31, 2002, Canadian dollar deposits from individuals totalled $61.8 billion.

      As at October 31, 2002, CIBC had outstanding $103.8 billion of unsecured wholesale term debt sourced through various funding instruments and term profiles as market conditions warranted.

      CIBC's access to wholesale funding sources and the cost of that funding is linked to its credit rating. During 2002, CIBC's credit rating was placed under review by both Moody's Investors Service and Standard & Poor's credit rating agencies. Moody's review reaffirmed both the short- and long-term credit ratings as P-1 and Aa3, respectively. In September 2002, Standard & Poor's rating agency downgraded CIBC's long-term credit rating by one notch from "AA minus" to "A plus," revising the outlook to "stable" from "negative." It also lowered the short-term rating from A-1+ to A-1. As a result of this rating change, the cost of wholesale funding along with collateral requirements for derivative transactions has increased marginally.

      In addition to the issuance of unsecured wholesale debt, CIBC has securitized various financial assets, including credit card receivables, residential and commercial mortgages, and business loans through special purpose entities.

--------------------------------------------------------------------------------

                                       64
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OFF-BALANCE SHEET ARRANGEMENTS INVOLVING SPECIAL PURPOSE ENTITIES (SPEs)

SPEs are an important part of the financial markets, providing market liquidity by facilitating investors' access to specific portfolios of assets and risks. SPEs may be formed as a corporation, partnership, limited liability company or trust. In a securitization, an entity transfers assets to an SPE in exchange for cash. An SPE may also buy certain pre-defined assets for cash in the marketplace (where the seller may at times be CIBC). The SPE will fund these purchases by issuing ownership interests and debt securities in the form of commercial paper and other evidence of indebtedness to third-party investors. SPEs can be structured to be bankruptcy remote, thereby insulating investors from the impact of the creditors of other entities, including the asset seller. Investors can benefit from, and have recourse to, the SPE assets such as a cash collateral account and over-collateralization in the form of excess assets or a liquidity facility. Accordingly, the SPE may obtain a more favourable credit rating from rating agencies than the transferor could obtain for its own debt issuance, resulting in lower financing costs.

      CIBC's activities with respect to SPEs are consistently undertaken within a regulatory framework and are subject to standard regulatory review.

      CIBC's involvement in SPEs takes one of three forms: securitization of CIBC's own assets, securitization of third-party assets and other financial transactions involving SPEs.

Securitization of CIBC's own assets

Securitizations are accounted for as asset sales only when CIBC surrenders control of the transferred assets and receives consideration other than beneficial interests in the transferred assets. Accounting regulations require a determination to be made as to whether the SPE should be considered a subsidiary of CIBC for the purpose of consolidation into CIBC's consolidated financial statements. Where the criteria are met allowing recognition of the securitization as a sale of assets permitting non-consolidation for financial reporting purposes, CIBC records the sale. When such asset sales occur, CIBC may retain interest-only strips, one or more senior or subordinated tranches of debt and cash reserve accounts, all of which are considered "retained interests" in the securitized assets. CIBC periodically reviews the carrying value of these retained interests and when a decline in value is identified that is other than temporary, the affected carrying amount is written down to its fair value. CIBC continues to service all securitized assets after transfer, except for some business loans, receiving servicing fees.

      CIBC sells credit card receivables to SPEs on a non-recourse basis. CIBC provides credit enhancement to the SPE using cash collateral accounts and arranges for third parties to provide credit enhancements to the SPE through letters of credit. CIBC retains some risk of loss with respect to the receivables held by the SPE to the extent of its retained interests. CIBC's credit card securitizations are revolving securitizations, with new credit card receivables transferred to the SPE each period to replenish receivable amounts as they are repaid. As at October 31, 2002, outstanding securitized credit card receivables were $2.4 billion, while retained interests amounted to $43 million.

      CIBC securitizes certain residential mortgage loans through the creation of mortgage-backed securities and transfers to SPEs. CIBC continues to service securitized residential mortgage loans and may be exposed to risks of the transferred loans through retained interests. There are no expected credit losses on the retained interests of securitized residential mortgages as they are government guaranteed. As at October 31, 2002, outstanding securitized residential mortgage loans were $3.2 billion and retained interests amounted to $106 million.

      CIBC securitizes commercial mortgages and other business loans, which in addition to providing a source of liquidity and less expensive funding, may reduce CIBC's credit exposure. As at October 31, 2002, outstanding securitized commercial mortgage and business loans were $0.5 billion and retained interests amounted to $21 million.

Securitization of third-party assets

CIBC administers several SPEs that purchase pools of third-party financial assets, such as trade receivables, credit cards and mortgages. CIBC has no ownership interest in these SPEs. Third parties that transfer assets to the SPEs may continue to service the assets, and may be exposed to credit losses realized on these assets through provision of collateral or other retained interests. The SPEs may obtain credit enhancement, if any, from third-party providers. CIBC may provide commercial paper back-stop liquidity facilities, securities distribution, accounting, cash management and operations services. All fees earned in respect of these activities are on a market basis.

Other financial transactions involving SPEs

CIBC provides a wide range of financial products, including mutual funds, structured notes and other financial instruments for institutional and private bank clients, including SPEs as counterparties, as well as retail customers. These financial products are created, from time to time, using an SPE as issuer or obligor of the financial products. CIBC may provide certain administrative services and other financial facilities to the SPEs in exchange for market-rate compensation. In all cases, CIBC would have nominal or no ownership interest in such SPEs.

--------------------------------------------------------------------------------
MANAGEMENT OF OPERATIONAL RISK

Operational risk is inherent in all of CIBC's activities and is the potential loss that could arise from failures in internal controls, which include people, processes and systems. The resulting losses may be financial or non-financial. Operational risk excludes potential losses that are directly attributable to either credit or market risk.

      CIBC's framework for the management of operational risk comprises measurement, monitoring and control policies and standards that are designed to promote a strong internal control structure within all levels of CIBC.

Infrastructure

Under CIBC's integrated internal control framework, businesses have responsibility for the day-to-day management of operational risks. TBRM is responsible for measuring, monitoring and controlling operational risk on a CIBC-wide basis and also ensures that businesses are managing operational risk in compliance with policies and standards that were approved by the OAC. CIBC's infrastructure groups, such as the departments in TBRM, Legal and Compliance, Technology and Operations, Finance, and Human

--------------------------------------------------------------------------------

                                       65
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Resources support the businesses in this regard. These groups establish other internal control-related policies and standards, provide consultative and advisory services, and perform governance activities. These include a comprehensive self-assessment process encompassing monitoring of the effectiveness of controls and reporting back to the board, the Audit Committee, the SET and the OAC. CIBC's independent Internal Audit function plays an important role in the governance process through regular reporting to the Audit Committee, the SET and the OAC on the effectiveness of, and adherence to, internal control policies and standards.

      As previously discussed, the OAC directs the management of operational risk and oversees the effectiveness of the CIBC internal control framework within the parameters and strategic objectives established by the SET. The SET is accountable to the board and the Audit Committee for maintaining a strong and disciplined internal control environment that provides reasonable assurance of prudent operational risk management and an effective internal control structure.

Policies and standards

CIBC has a comprehensive set of policies and standards that are designed to measure, monitor and control operational risk associated with people, processes and systems, and to promote a sound internal control structure across CIBC. These policies and standards were formally approved by the OAC during 2002 and form the basis for operational risk reporting by TBRM to the Audit Committee and the OAC. Operational risks driven by people are mitigated through human resource policies and practices, including employee training and development, comprehensive recruiting and screening programs and selection criteria, as well as formal compliance and ethical codes of conduct and corporate security programs. Operational risks driven by processes are mitigated through procedural controls, such as requirements for clear delegation of authority and accountability, as well as segregation of incompatible duties, documentation of policies and standards, safeguarding and record-keeping controls and the provision of timely, accurate and complete management information for measurement, monitoring and control purposes. Operational risks driven by systems are managed through controls over systems development and change management, as well as through information security programs and system access controls. As a result, people, processes and systems are managed so that operational risk is controlled at acceptable levels, given CIBC's strategy and the environment in which it operates.

      While operational risk can be minimized through a sound internal control structure, it is inherent in CIBC's businesses and, therefore, can never be fully eliminated. In the event that an operational risk materializes into a loss, CIBC will seek to cover the loss through earnings, capital and, for certain types of losses, insurance. Furthermore, the risks of catastrophic loss are covered through risk avoidance or control programs that reduce the probability or potential severity of such losses to within acceptable corporate parameters. For example, CIBC maintains a comprehensive corporate insurance program to protect its earnings from potential unexpected high-severity losses arising from criminal activity, property loss or damage, and liability exposures.

      CIBC also has in place a global business continuity management program to ensure that its key business functions will continue and normal operations will be restored effectively and efficiently in the event of a major unexpected disaster affecting CIBC's operations. The business continuity plan is regularly updated and was thoroughly tested in each of Canada, the U.K. and the U.S. in September, October and November 2002, respectively, during comprehensive simulation exercises. CIBC's insurance, business continuity management and other related programs are overseen by TBRM.

Measurement, monitoring and control

CIBC has developed and continues to enhance an operational risk measurement methodology with a desire to receive regulatory approval to attribute operational risk capital using the Advanced Measurement Approach, effective November 1, 2006, in respect of the BIS Capital Accord proposals. This measurement methodology uses historical loss information, where available, supplemented by scenario analyses, to produce loss event frequencies and severities. These loss event frequencies and severities (or combined expected losses) are used to determine the operational risk component of economic capital. In line with the BIS proposals, CIBC's operational risk measurement methodology attributes operational risk capital to expected losses arising from the following event types:

o     Legal liability (in regard to third parties, clients and employees)

o     Client restitution

o     Regulatory, compliance and taxation violations

o     Loss or damage to assets

o     Transaction processing errors

o     Theft, fraud and unauthorized activities

--------------------------------------------------------------------------------
MANAGEMENT OF REGULATORY CAPITAL

Capital strength

Capital strength is important to protect CIBC's depositors and creditors from risks inherent in CIBC's various businesses, to enable CIBC to take advantage of attractive business opportunities, and to maintain a favourable credit standing.

Infrastructure

TBRM is responsible for ensuring that CIBC remains strongly capitalized and for managing capital in CIBC's legal entities, as well as the consolidated bank. This includes managing the issuance and purchase of common shares, as well as the issuance, purchase, redemption or conversion of preferred shares and subordinated indebtedness, in order that CIBC's capital is structured in the most effective manner.

Policies and standards

The Board of Directors approves CIBC's capital management policies and capital plan on an annual basis. These policies set CIBC's capital levels to meet or exceed regulatory requirements specified in guidelines issued by OSFI, market expectations for capital strength and internal assessments of economic capital. Internal assessments, which are determined using risk measurement techniques, are outlined as part of the "Management of Risk and Balance Sheet Resources" section.

Management of capital resources

CIBC manages its capital level and capital mix within its policy framework to optimize shareholder value. Consistent with these policies, CIBC repurchases common shares, redeems expensive preferred shares and issues new ones at lower cost, and reduces its levels of less important debenture

--------------------------------------------------------------------------------

                                       66
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

capital, while still maintaining regulatory capital ratios in excess of targets stipulated by the OSFI.

      In the past three years, CIBC has repurchased a total of 49.1 million common shares for aggregate consideration of $2,252 million. Net new issues of preferred shares totalled $1,200 million during the same period. Some of the new preferred shares replaced expensive existing issues which were redeemed early, while others replaced some of the repurchased common shares. The cumulative effect of these activities has been to increase the proportion of less costly preferred shares in CIBC's Tier 1 capital.

      CIBC has reduced its debenture capital over the past three years through a combination of maturities, early redemptions, exchanges for an equivalent amount of senior debt, and market repurchases. Total debenture reductions during this period amounted to approximately $1,250 million.

      These capital management tools remain available to CIBC, and domestic and international markets are regularly monitored for attractive opportunities to implement capital initiatives. Moreover, CIBC's capital needs are continually re-evaluated on the basis of changing business and market circumstances.

Measurement, monitoring and control

Regulatory capital requirements are determined in accordance with guidelines issued by OSFI. These requirements are explained in Note 20 to the consolidated financial statements.

      The components of CIBC's regulatory capital are shown in the accompanying table. Tier 1 capital decreased by $712 million during 2002, reflecting the impact of common share repurchases, increased goodwill, restructuring charges and credit losses, partly offset by the issue of $800 million in preferred shares. Tier 2 capital decreased by $104 million from 2001, which in part reflects the redemption of debenture issues. Deductions from total capital increased by $488 million, primarily due to the restructuring of CIBC's Caribbean retail, corporate and international banking operations.

      In April 2002, CIBC issued $400 million of non-cumulative Class A Preferred Shares Series 25. A portion of the proceeds of these preferred shares, while structurally qualifying as Tier 1 capital, is temporarily reported as Tier 2 capital because CIBC's total Tier 1 qualifying preferred shares exceed the limit of 25% of net Tier 1 capital prescribed by OSFI.

      As at October 31, 2002, CIBC's Tier 1 ratio was 8.7% and the total capital ratio was 11.3%. These ratios are in excess of OSFI's target Tier 1 and total capital ratios of 7% and 10%, respectively. The capital ratio targets presented on page 5 are established on the basis of a number of factors, including CIBC's standing among its peers, and the expectations of rating agencies and investors. Financial institutions must also meet a leverage ratio (or assets-to-capital multiple) test. CIBC's leverage ratio was 18.3 times capital, within the bank's permitted maximum of 23 times capital.

REGULATORY CAPITAL AND CAPITAL RATIOS

$ millions, as at October 31                       2002        2001        2000
--------------------------------------------------------------------------------
Tier 1 capital
      Common shares                            $  2,842    $  2,827    $  2,868
      Contributed surplus                            26          --          --
      Retained earnings                           6,377       6,774       6,625
      Non-cumulative preferred shares             2,759       2,299       1,876
      Non-controlling interests in
         subsidiaries                               111         249         248
      Goodwill                                   (1,078)       (400)       (110)
--------------------------------------------------------------------------------
                                                 11,037      11,749      11,507
--------------------------------------------------------------------------------
Tier 2 capital
      Perpetual debentures                          594         638         614
      Preferred shares - other                      329          --          --
      Other debentures (net
         of amortization)                         2,900       3,259       3,672
      General allowance for credit losses(1)      1,107       1,137         997
--------------------------------------------------------------------------------
                                                  4,930       5,034       5,283
--------------------------------------------------------------------------------
Total Tier 1 and Tier 2 capital                  15,967      16,783      16,790
Securitization-related deductions                  (174)       (396)       (308)
Investments in unconsolidated
   subsidiaries and other
   substantial investments                       (1,497)       (787)       (428)
--------------------------------------------------------------------------------
Total capital available for regulatory
purposes                                       $ 14,296    $ 15,600    $ 16,054
================================================================================
Total risk-weighted assets                     $126,535    $129,938    $132,893
================================================================================
Regulatory capital ratios
      Tier 1 capital                                8.7%        9.0%        8.7%
      Total capital                                11.3%       12.0%       12.1%
================================================================================
Leverage ratio                                     18.3x       17.7x       16.3x
================================================================================

(1) The maximum amount of general allowances for credit losses eligible for inclusion in Tier 2 capital was increased to 0.875% of risk-weighted assets effective October 31, 2001.

--------------------------------------------------------------------------------

                                       67
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

RISK-WEIGHTED ASSETS

Risk-weighted assets are calculated in accordance with guidelines issued by OSFI, as explained in Note 20 to the consolidated financial statements.

      As shown in the table below, CIBC's risk-weighted assets were $126.5 billion as at October 31, 2002.

Changes in regulatory capital requirements

In 1999, the BIS launched a major review of the capital requirements as a result of many changes that have taken place in the financial marketplace. This review will address more sophisticated techniques for measuring credit risk and will introduce a capital charge for operational risk. For a description of CIBC's initiatives regarding BIS requirements for operational risk, see the "Management of operational risk" section. The expected implementation date for the new BIS requirements is November 1, 2006.

-----------------------------------------------------------------------------------------------------------
RISK-WEIGHTED ASSETS
                                                                                  Risk-weighted amounts
                                                                      2002   ------------------------------
$ millions, as at October 31                                        Amount       2002       2001       2000
-----------------------------------------------------------------------------------------------------------
On-balance sheet assets
   Cash resources                                               $    9,512   $  1,027   $  1,685   $  1,550
   Securities issued or guaranteed by Canada, provinces,
      municipalities, OECD banks and governments                    38,994        426        810        313
   Other securities                                                 26,298      5,049      4,433      4,776
   Loans to or guaranteed by Canada, provinces, territories,
      municipalities, OECD banks and governments                     5,709        504        327        416
   Mortgage loans                                                   70,407     22,570     19,501     16,699
   Other loans                                                      76,973     61,397     63,997     63,785
   Acceptances                                                       6,848      5,557      7,485      8,935
   Other assets                                                     38,552      7,832      7,463      6,217
-----------------------------------------------------------------------------------------------------------
Total on-balance sheet assets                                   $  273,293   $104,362   $105,701   $102,691
===========================================================================================================
Off-balance sheet instruments
Credit-related arrangements
   Lines of credit                                              $   97,992   $  7,601   $  9,121   $ 11,640
   Guarantees and letters of credit                                  9,226      4,758      4,620      5,664
   Securities lent                                                  17,510        133        242        354
   Other                                                               367        367        310        293
-----------------------------------------------------------------------------------------------------------
                                                                   125,095     12,859     14,293     17,951
Derivatives                                                      1,314,021      5,476      6,072      5,583
-----------------------------------------------------------------------------------------------------------
Total off-balance sheet instruments                             $1,439,116   $ 18,335   $ 20,365   $ 23,534
-----------------------------------------------------------------------------------------------------------
Total risk-weighted assets before adjustments for market risk                $122,697   $126,066   $126,225
Add: Market risk for trading activity(1)                                        3,838      3,872      6,668
-----------------------------------------------------------------------------------------------------------
Total risk-weighted assets                                                   $126,535   $129,938   $132,893
===========================================================================================================

(1) Under the BIS 1998 Capital Accord, effective January 1998, trading assets are subject to market risk calculations.

--------------------------------------------------------------------------------

                                       68
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
Business Environment
--------------------------------------------------------------------------------

ECONOMIC

Over the past year, the North American economy experienced an uneven recovery from the 2001 recession. Financial markets have continued to wrestle with the prior year's lingering damage to investor confidence, corporate profits and balance sheets, and significant uncertainties remain about the durability of the emerging recovery.

      In the U.S., spurred on by last year's aggressive combination of income tax and interest rate cuts, consumer spending allowed GDP to return to positive growth, beginning in the fourth quarter of 2001.

      To date, however, the U.S. economy has failed to gather sufficient, sustained momentum to see a return to health in corporate hiring. The missing ingredient in the recovery has been business capital spending, which continued to decline through the first half of 2002.

      Canada's economy has fared better, enjoying vigorous job creation in 2002. The gap with the U.S. was, in part, owing to a reduced weighting in technology industries and a greater weight in energy and automotive products. Growth in housing and consumer spending supported CIBC's retail businesses. As a result of Canada's lighter 2001 downturn and superior 2002 recovery, the Bank of Canada took steps to reduce monetary stimulus, raising overnight interest rates by 75 basis points over the period April to July 2002.

      Longer-term Canadian interest rates, however, did not rise in step, as through September, investors continued to shift out of stocks into government bonds, responding to a series of earnings disappointments. The scale of the equity correction also reflected the high valuations reached during the late 1990s boom, a reduction in longer-term growth expectations for technology, and accounting scandals that undermined investor confidence. Global uncertainties, including threats of terrorism or war in the Middle East, also hurt equity performance. The equity downturn had an adverse impact on related businesses of CIBC Wealth Management and CIBC World Markets, and led to write-downs in the merchant banking portfolio.

      Corporate debt markets experienced a rise in both downward ratings adjustments and defaults, particularly in the highly leveraged telecommunications sector. As a result, the interest rate spread between corporate bonds and government issues widened markedly. The deterioration in credit quality had an adverse impact on CIBC's provisions for credit losses.

Stock Price Index
TSX 300 & Dow Jones 30

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                            TSX 300                    Dow Jones 30                     S&P 500
Jan-00                       8481.11                      10940.53                       1394.46
Feb-00                       9128.99                      10128.31                       1366.42
Mar-00                       9462.39                      10921.92                       1498.58
Apr-00                       9347.61                      10733.91                       1452.43
May-00                       9251.99                      10522.33                       1420.60
Jun-00                      10195.45                      10447.89                       1454.60
Jul-00                      10406.31                      10521.98                       1430.83
Aug-00                      11247.91                      11215.10                       1517.68
Sep-00                      10377.92                      10650.92                       1436.51
Oct-00                       9639.57                      10971.14                       1429.40
Nov-00                       8819.92                      10414.49                       1314.95
Dec-00                       8933.68                      10786.85                       1320.28
Jan-01                       9321.87                      10887.36                       1366.01
Feb-01                       8078.72                      10495.28                       1239.94
Mar-01                       7608.00                       9878.78                       1160.33
Apr-01                       7946.63                      10734.97                       1249.46
May-01                       8161.87                      10911.94                       1255.82
Jun-01                       7736.35                      10502.40                       1224.42
Jul-01                       7689.69                      10522.81                       1211.23
Aug-01                       7399.22                       9949.75                       1133.58
Sep-01                       6838.56                       8847.56                       1040.94
Oct-01                       6885.70                       9075.14                       1059.78
Nov-01                       7425.65                       9851.56                       1139.45
Dec-01                       7688.41                      10021.50                       1148.08
Jan-02                       7648.49                       9920.00                       1130.20
Feb-02                       7637.50                      10106.13                       1106.73
Mar-02                       7851.47                      10403.94                       1147.39
Apr-02                       7663.39                       9946.22                       1076.92
May-02                       7656.13                       9925.25                       1067.14
Jun-02                       7145.61                       9243.26                        989.82
Jul-02                       6605.42                       8736.59                        911.62
Aug-02                       6611.95                       8663.50                        916.07
Sep-02                       6180.42                       7591.93                        815.28
Oct-02                       6248.79                       8397.03                        885.76

Mortgage Rates and existing home sales

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                                                     Mortgage
                          Canada                     rates
                          Existing Home Sales(1)     (one year)
                          Units                      (%)

       Nov-00                   28925                    7.90
       Dec-00                   26039                    7.70
       Jan-01                   28572                    7.40
       Feb-01                   29114                    7.20
       Mar-01                   29094                    6.70
       Apr-01                   29553                    6.80
       May-01                   31587                    6.70
       Jun-01                   31633                    6.70
       Jul-01                   31267                    6.45
       Aug-01                   32807                    6.20
       Sep-01                   30837                    5.45
       Oct-01                   32773                    4.90
       Nov-01                   35460                    4.60
       Dec-01                   37759                    4.60
       Jan-02                   41732                    4.55
       Feb-02                   38864                    4.55
       Mar-02                   35508                    5.30
       Apr-02                   36736                    5.40
       May-02                   34097                    5.55
       Jun-02                   32156                    5.55
       Jul-02                   32431                    5.35
       Aug-02                   33489                    5.35
       Sep-02                   34949                    5.30
       Oct-02                   36041                    5.30

Outlook

Canadian economic growth is expected to ease to a more moderate pace in 2003. A weaker U.S. export market, falling global commodity prices, and the completion of a domestic inventory buildup will all contribute to a slowdown in GDP growth next year. Economic growth is expected to slow down to below 3% over the first half of 2003, with growth gradually accelerating over the latter half of next year.

      Consumer price index inflation has increased significantly due to the distortions caused by the events of September 11 and falling oil prices last year. However, inflation is expected to fall off markedly thereafter, and should be running at no more than 2% by the end of next year.

      U.S. economic prospects look somewhat less favourable, given the lack of consumer spending support from job creation and excess capacity in manufacturing and office space. While next year's U.S. GDP growth is expected to closely track this year's estimated 2 1/2% advance, the U.S. jobless rate is expected to increase further next year.

      Due to continuing difficulties in North American equity markets and slow growth in the U.S. economy, the Federal Reserve Board cut interest rates half a point in early November 2002, with further cuts still possible in early 2003. While the Treasury yield curve is likely to remain extraordinarily steep, long-term interest rates are nevertheless expected to decline further.

      Stronger economic growth in Canada, as well as somewhat different monetary policy objectives at the Bank of Canada, stand in the way of Canadian short-term interest rates following U.S. rates down.

      The wider gap between Canadian and U.S. interest rates should be supportive for a gradual appreciation of the Canadian dollar, particularly once geopolitical uncertainties pass.


Index of consumer confidence(2)(3)

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                   (Calendar quarter)

                          Q1 2000          116.2832
                          Q2 2000           118.925
                          Q3 2000          119.2013
                          Q4 2000          109.4623
                          Q1 2001          109.3816
                          Q2 2001             113.1
                          Q3 2001               108
                          Q4 2001               111
                          Q1 2002             126.7
                          Q2 2002             128.4
                          Q3 2002             123.7

(1) Source: The Canadian Real Estate Association

(2) Based on data available at completion of annual report.

(3) Source: The Conference Board of Canada

--------------------------------------------------------------------------------

                                       69
                             CIBC ANNUAL REPORT 2002

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
REGULATORY

CIBC is subject to complex and changing legal and regulatory environments in Canada and other jurisdictions. The principal regulators include the federal, provincial and territorial governments in Canada and the governments of the U.S. and other countries where CIBC conducts business. Securities regulators such as the Canadian Securities Administrators and the U.S. Securities and Exchange Commission (SEC); stock exchanges such as the Toronto and the New York stock exchanges; and other self-regulatory organizations also regulate CIBC's activities.

      During the last year, there have been many Canadian and U.S. developments affecting corporate governance, corporate accountability and corporate disclosure. Numerous reports, proposals, guidelines and new laws have been announced by the Canadian and U.S. securities regulatory authorities, self-regulatory organizations, accounting organizations and committees comprising industry specialists.

      One of the most significant developments affecting CIBC is the U.S. Sarbanes-Oxley Act signed into law on July 30, 2002. The Act revises many U.S. securities laws governing director and officer responsibilities and corporate disclosure, and increases penalties for violations of securities laws. Many provisions of the Act apply to CIBC as a non-U.S. public company with securities listed on a U.S. exchange. The internal controls, processes and policies established by CIBC's management and the Board of Directors facilitate CIBC's compliance, and are assessed, reviewed and enhanced on an ongoing basis in light of operating, risk management, and regulatory requirements.

      In Canada, CIBC has long been subject to the bylaws of the Canada Deposit Insurance Corporation (CDIC) that require adherence to standards of sound business and financial practices intended to ensure that member institutions are prudently managed. CIBC has a detailed management self-assessment process to evaluate adherence to these standards. CIBC makes an annual attestation to CDIC signed by the Chairman and Chief Executive Officer and by the Chief Administrative Officer. A supporting resolution of the board is also provided to CDIC. The frequency of reports to CDIC depends on the annual rating received by CIBC under the CDIC Differential Premiums Bylaw.

      The Government of Canada passed into law major amendments to the legislation affecting federally regulated financial institutions in October 2001. These amendments also affected certain regulatory agencies, the payments system and the deposit insurance system. Under the amended laws, the Financial Consumer Agency of Canada was created to ensure compliance with consumer provisions of federal financial legislation, as well as to monitor industry self-regulatory codes, promote consumer awareness and respond to consumer enquiries. Regulations have been written on many areas of this new law and it is expected that additional regulations will be issued. On October 24, 2002, the Deputy Prime Minister and Finance Minister, and the Secretary of State (International Financial Institutions) requested that the chairs of the House of Commons Standing Committee on Finance and the Standing Senate Committee on Banking, Trade and Commerce provide the government with the committees' views on the "major considerations that should apply in determining the public interest" with respect to bank merger reviews.

      Legislative changes in other countries, as well as their examination, regulatory and supervisory practices and decisions, also exert considerable influence over CIBC.

      Comprehensive controls, policies and procedures are in place to facilitate compliance with applicable laws and regulations by CIBC and its subsidiaries, their directors, management and employees. Management is responsible for ongoing compliance with such laws and regulations, and CIBC's Compliance and Internal Audit functions each have a mandate to assess and report on the performance of management in discharging its governance responsibilities.

--------------------------------------------------------------------------------
RELATED-PARTY PROCEDURES

The Bank Act contains related-party rules and other self-dealing provisions. Generally, these rules are designed to prevent related parties from misusing their position for personal benefit, potentially putting a bank at risk from such transactions.

      CIBC's senior management has established written procedures to identify related parties and to maintain a list of related parties. CIBC's related parties include directors, certain senior officers, their spouses, minor children and entities controlled by any of these parties.

      CIBC's related-party procedures were initially reviewed by CIBC's Risk Management and Conduct Review Committee (renamed the Risk Management Committee in June 2002) of the board. In June 2002, the Audit Committee assumed the responsibility of reviewing related-party transactions. The procedures set out how related-party transactions are approved and monitored, and where required, reported to the Audit Committee for review.

--------------------------------------------------------------------------------
ACCOUNTING AND REPORTING DEVELOPMENTS

Compliance with U.S. generally accepted accounting principles

As a Canadian company, CIBC's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP).

      Effective November 13, 1997, CIBC was listed on the New York Stock Exchange. Accordingly, CIBC's financial statements include additional note disclosure in accordance with U.S. GAAP. To a large extent, Canadian and U.S. GAAP are consistent. However, in those instances where Canadian and U.S. GAAP are not consistent, Canadian GAAP prevails. Material differences are explained and quantified in Note 28 to the consolidated financial statements.

Future accounting policy changes

The impact of recently issued Canadian accounting standards to be implemented in the future is explained in Note 29 to the consolidated financial statements. The impact of recently issued U.S. accounting standards to be implemented in the future is explained in Note 28 to the consolidated financial statements.

--------------------------------------------------------------------------------

                                       70
                             CIBC ANNUAL REPORT 2002